Form 10KSB, Exhibit 13
period 2004-12-31
Lincoln Park Bancorp
filed 2005-03-30
CIK 1294206

                                   EXHIBIT 13

                          [LOGO] LINCOLN PARK BANCORP

                               2004 ANNUAL REPORT

                          [LOGO] LINCOLN PARK BANCORP

                 31 BOONTON TURNPIKE, LINCOLN PARK, NEW JERSEY
                         973-694-0330 FAX 973-694-3114
                           WWW.LINCOLNPARKSAVINGS.COM


                                                                  March 25, 2005

Dear Stockholders,

We are pleased to welcome you into the Lincoln Park Bancorp family. Working together, we can better serve our communities and make our individual dreams of a better tomorrow come true.

In early 2004, the Board of Directors considered several strategic goals, one of which was to consider alternative ownership strategies to finance corporate growth. After lengthy deliberations, the Board decided to adopt a Plan of Reorganization from a mutual savings association into a mutual holding company and to offer our depositors an opportunity to invest in our future.

The reorganization and our initial public offering were completed on December 16, 2004, and the Company began trading on December 20, 2004 on the Over-the-Counter Bulletin Board under the symbol "LPBC". The conversion increased our capital by approximately $7.9 million, net of expenses, thereby strengthening our competitive position by providing additional capital to support the Bank's lending activities and broadening our customer base.

This raising of capital was part of our strategy of managed growth of our banking franchise that we have pursued in recent years. To that end, our assets have increased by 16.7% from $74.3 million as of December 31, 2003 to $86.7 million as of December 31, 2004, fueled by an increase of 16.8% of our loans receivables from $48.9 million to $57.1 million during this same period. As a result of this growth, our earnings increased by 9.2% from $371,000 for the year ended December 31, 2003 to $405,000 for the year ended December 31, 2004.

We have not paused in our efforts to improve our franchise value during the transitional period in our form of ownership. We are considering several new services, including internet banking and secured and unsecured commercial business lines of credit.

As with any successful endeavor, our outstanding employee team is the key to our success. Accordingly, we wish to acknowledge the performance of our officers and staff who take pride in providing our local communities with the high levels of personal services expected from a community bank.

Your Board of Directors is committed to pursue a business plan that will continue to deliver value to our shareholders. As we move into our initial year as a public company, our mission will continue to remain focused on fostering community pride through personal service, local decision making and continued participation with our neighbors in community activities. Looking ahead, we plan to prudently utilize the capital our shareholders have entrusted to our care as we seek to build our core business.

Our Directors, management and staff thank you for your support and confidence.

Sincerely,

/s/ Donald S. Hom

Donald S. Hom
President & CEO

                              LINCOLN PARK BANCORP

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth selected consolidated financial and other data of Lincoln Park Bancorp at and for the periods indicated. The selected data has been derived in part from the audited consolidated financial statements of Lincoln Park Bancorp. The following information is only a summary, and should be read in conjunction with the consolidated financial statements and notes presented elsewhere in the Annual Report.

                                                              At December 31,
                                              ------------------------------------------------
                                                  2004              2003             2002
                                              ------------------------------------------------
                                                           (Dollars in thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets                                  $     86,699      $      74,281     $     62,560
Loans receivable, net (1)                           57,154             48,913           34,410
Term deposits                                           81              1,060            2,838
Securities available for sale                        4,316              5,811            3,652
Securities held to maturity                         17,043             13,507           16,378
Deposits                                            57,216             57,290           53,365
FHLB advances                                       16,143             11,389            4,000
Stockholders' equity                                12,827              5,130            4,776

--------------------

(1) Net of loans in process, allowance for loan losses and deferred loan fees.

                                                          Year Ended December 31,
                                              ------------------------------------------------
SELECTED OPERATING DATA:                          2004              2003             2002
                                              ------------------------------------------------
                                                (Dollars in thousands, except per share data)
Total interest income                         $      3,719      $       3,262     $      3,230
Total interest expense                               1,363              1,215            1,311
                                              ------------      -------------     ------------

Net interest income                                  2,356              2,047            1,919
Provision for  loan losses                              30                 35                9
Non-interest income                                    110                156              (14)
Non-interest expense                                 1,769              1,549            1,447
Income taxes                                           262                248              173
                                              ------------      -------------     ------------

     Net income                               $        405      $         371     $        276
                                              ============      =============     ============

Net income per share                          $       0.22            N/A (A)           N/A (A)
                                              ============      =============     ============

(A) Completed mutual holding company reorganization and stock offering on December 16, 2004.

                                                                At December 31,
                                                  -------------------------------------------
                                                        2004         2003          2002
                                                  -------------------------------------------
PERFORMANCE RATIOS:

Return on average assets
(ratio of net income to average
    total assets)                                         0.51%          0.55%          0.50%
Return on average equity                                  7.59           7.53           6.13
Net yield on average
  interest-earning assets                                 3.10           3.15           3.62
Net interest rate spread (1)                              2.97           3.04           3.48
Average interest-earning
   assets to average interest-
   bearing liabilities                                  107.30         105.77         105.75
Non-interest expenses to
   average assets                                         2.24           2.28           2.60
Efficiency ratio                                         71.74          70.31          75.96

CAPITAL RATIOS:

Average equity to average
    total assets                                          6.77           7.27           8.08
Tier 1 leverage ratio                                    10.43           6.88           7.58
Tier 1 risk-based ratio                                  19.52          12.53          14.33
Total risk-based capital ratio                           19.86          12.84          14.61

ASSET QUALITY RATIOS:

Net charge-offs  to
   average non-performing assets                          0.24              -              -
Net charge-offs to
    average loans outstanding                                -              -              -
Allowance for loan losses to
    gross loans outstanding                               0.27           0.26           0.26
Non-performing loans to
    total assets                                          0.49           0.48           0.14
Non-performing assets to
    total assets                                          0.49           0.48           0.41

OTHER DATA:

Number of full-service offices                               1              1              1

------------------------------

(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilties.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Lincoln Park Bancorp (the "Company") is the stock holding company of Lincoln Park Savings Bank (the "Bank"). The Company is headquartered in Lincoln Park, New Jersey and its principal business currently consists of the operations of the Bank. Lincoln Park Bancorp, MHC, a mutual holding company formed in connection with the Bank's conversion to stock form and reorganization into the holding company form of organization, which was consummated on December 16, 2004, owns 54.0% of the Company's outstanding common stock at December 31, 2004. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's non-interest income and expenses. The Bank's non-interest income consists primarily of fees and other service charges. The Bank's non-interest expenses principally consist of salaries and employee benefits, occupancy and equipment expenses, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

FORWARD-LOOKING STATEMENTS

The Annual Report on Form 10-KSB contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forwarding-looking statements are generally identified by use of the words "believe", "expect", `intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of the future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and subsidiary include, but not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U. S. Government, including policies of U. S. Treasury and the Federal Reserve Board, the quality and composition of loan and securities portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. The risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CRITICAL ACCOUNTING POLICIES

        We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider our critical accounting policies to be those related to our allowance for loan losses.

        ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Lincoln Park Savings.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

        The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on our financial results.

        Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the regulatory agencies, as an integral part of their examination process, periodically reviews our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments about information available to it at the time of their examinations.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND 2003

        Our total assets increased by $12.4 million, or 16.7%, to $86.7 million at December 31, 2004, from $74.3 million at December 31, 2003. During the year ended December 31, 2004, the level of cash and cash equivalents increased by $2.8 million, or 90.3%, to $5.9 million at December 31, 2004 from $3.1 million at December 31, 2003. Term deposits decreased $979,000 or 92.4% to $81,000 at December 31, 2004 when compared with $1.1 million at December 31, 2003. The decrease in term deposits resulted from maturities of term deposits. Securities available for sale decreased $1.5 million or 25.9% to $4.3 million at December 31, 2004 when compared with $5.8 million at December 31, 2003. The decrease in securities available for sale resulted primarily from maturities, calls and repayments. Securities held to maturity increased $3.5 million or 25.9% to $17.0 million at December 31, 2004 when compared with $13.5 million at December 31, 2003. During the year ended December 31, 2004, purchases of securities held to maturity amounted to $6.7 million which more than offset maturities, calls, sales and repayments of $3.2 million. Loans receivable amounts to $57.2 million and $48.9 million at December 31, 2004 and 2003, respectively, representing an increase of $8.3 million or 17.0%. Such increase was primarily the result of loan originations totalling $21.8 million, which significantly exceeded repayments totaling $13.5 million.

        Total deposits decreased $74,000 to $57.2 million at December 31, 2004 from $57.3 million at December 31, 2003. Advances from the FHLB increased $4.7 million to $16.1 million at December 31, 2004 when compared with $11.4 million at December 31, 2003. The proceeds from new FHLB advances were used to fund loan originations, purchases of securities and other general corporate purposes.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND 2003  (CONT'D.)

        Stockholder's equity totaled $12.8 million and $5.1 million at December 31, 2004 and December 31, 2003, respectively. During the year ended December 31, 2004, we reorganized from a New Jersey State chartered mutual savings and loan association to a New Jersey State chartered stock savings bank in the mutual holding company form of organization. Net proceeds from initial public stock offering amounted to $7.8 million during the 2004 period.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

        GENERAL. Net income increased $34,000, or 9.2%, to $405,000 for the year ended December 31, 2004, from $371,000 for the year ended December 31, 2003. The increase in net income reflects increases in net interest income and a decrease in provision for loan losses sufficient to offset a decrease in non-interest income and increases in non-interest expenses and income taxes.

        INTEREST INCOME. Interest income increased by $457,000 to $3.7 million for the year ended December 31, 2004, from $3.3 million for the year ended December 31, 2003. The increase in interest income resulted primarily from increases of $450,000 in interest income from loans and $49,000 in interest income on securities partly offset by a decrease of $42,000 in interest income on other interest-earning assets. The increase in interest income resulted from an increase of $11.1 million or 17.1% in average balance of interest-earning assets to $76.1 million during the year ended December 31, 2004 when compared to $65.0 million during fiscal 2003, sufficient to offset a thirteen basis point decrease in the yield on interest-earnings assets from 5.02% in 2003 to 4.89% in 2004. The decrease in the yield reflects a decrease in market interest rates.

        Interest income from loans receivable increased $450,000, or 19.0%, to $2.8 million for the year ended December 31, 2004, from $2.4 million for the year ended December 31, 2003. The increase was due to a $10.1 million or 23.6% increase in the average balance of loans receivable to $52.9 million in 2004 from $42.8 million in 2003, sufficient to offset a decrease in the average yield to 5.32 % in 2004 from 5.52% in 2003. Interest income on securities, including available for sale and held to maturity, increased $49,000, or 6.0% to $868,000 for the year ended December 31, 2004, from $819,000 for the year ended December 31, 2003. The increase resulted from an increase of $2.9 million or 16.6% in average balances of securities to $20.4 million in 2004 from $17.5 million in 2003, sufficient to offset a decrease in the average yield on securities to 4.25% in 2004 from 4.69% in 2003. Interest income on other interest-earning assets decreased $42,000 or 53.2% to $37,000 for 2004 from $79,000 for 2003. The decrease resulted from a decrease of $1.9 million in the average balance to $2.8 million in 2004 from $4.7 million in 2003, along with a decrease in the yield on other interest-earning assets to 1.32% in 2004 from 1.69% in 2003.

        INTEREST EXPENSE. Total interest expense increased $148,000, or 12.2%, to $1.4 million for 2004 from $1.2 million for 2003. The increase in interest expense resulted from a $1.3 million increase in the average balance of interest-bearing deposits, which was partially offset by a decrease in the average cost of interest-bearing deposits to 1.64% in 2004 from 1.79% in 2003, reflecting lower market interest rates during 2004. The average balance of interest-bearing demand accounts decreased $0.4 million or 3.2% to $12.3 million in 2004 from $12.7 million in 2003 period. The average balance of savings and club accounts increased $2.2 million, or 14.4%, to $17.7 million for the year ended December 31, 2004 from $15.5 million for the year ended December 31, 2003. The average balance of certificates of deposit

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 (CONT'D.)

decreased $0.5 million, or 1.9%, to $26.2 million for the year ended December 31, 2004 from $26.7 million for the year ended December 31, 2003. The interest expense on borrowed money increased $209,000 to $439,000 in 2004 from $230,000 in 2003. The increase during 2004 resulted from an increase of $8.2 million in the average balance of borrowed money to $14.7 million in 2004 from $6.5 million in 2003, sufficient to offset the decrease in the average cost of borrowed money to 2.99% in 2004 from 3.53% in 2003.

        NET INTEREST INCOME. Net interest income increased $309,000, or 15.1%, to $2.3 million for 2004 from $2.0 million for 2003. Our net interest rate spread was 2.97% and 3.04% during the years ended December 31, 2004 and 2003, respectively.

        PROVISION FOR LOAN LOSSES. Based on our evaluation of the factors mentioned above, we made a provision of $30,000 for the year ended December 31, 2004, as compared to a provision of $35,000 for the year ended December 31, 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $156,000, or 0.27% of total loans outstanding at December 31, 2004, as compared with $126,000, or 0.26% of total loans outstanding at December 31, 2003. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

        NON-INTEREST INCOME. Non-interest income totalled $110,000 for the year ended December 31, 2004, as compared to $156,000 for the year ended December 31, 2003. The decrease in 2004 period resulted primarily from decrease in the gain on sales of securities of $47,000.

        NON-INTEREST EXPENSES. Non-interest expenses for the year ended December 31, 2004 and 2003 were $1.8 million and $1.5 million, respectively, reflecting an increase of $220,000 or 14.2%. Salaries and employee benefits increased $76,000 or 10.2% to $821,000 from $745,000, occupancy expense decreased $11,000 or 9.1% to $110,000 from $121,000, equipment expense decreased $20,000 or 9.7% to $187,000 from $207,000, advertising expense decreased $5,000 or 14.3% to $30,000 from $35,000 and miscellaneous non-interest expenses increased $180,000 or 41.7% to $612,000 from $432,000. The increase in 2004 in miscellaneous non-interest expenses reflects an increase in legal expenses of $100,000 associated with our charter conversion, the resolution of the regulatory concerns raised by the Office of Thrift Supervision regarding the Bank Secrecy Act and a lawsuit filed against the Bank by a depositor challenging the charter conversion.

        Following completion of the reorganization and offering, non-interest expenses are expected to increase as a result of added expenses associated with being a public company, such as preparing the financial and business reports required to be filed with regulatory agencies and provided to stockholders. In addition, compensation expense will increase as a result of our employee stock ownership plan and may increase if we implement our stock option plan and recognition and retention plan.

        INCOME TAX EXPENSE. The provision for income taxes totaled $262,000 and $248,000 in 2004 and 2003, respectively. The increase in the provision for income taxes is primarily due to our higher level of income before taxes of $667,000 in 2004 compared with $619,000 in 2003.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AVERAGE BALANCE SHEET

        The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income; however, such fees are not material.

                                                            At December 31,
                                                                  2004
                                                       --------------------------
                                                       Outstanding       Yield/
                                                         Balance          Cost
                                                       -----------     ----------
                                                         (Dollars in Thousands)
       Interest-earning assets:
           Loans receivable (1)                        $    57,154        5.41%
           Taxable securities (2)(3)                        21,318        4.49%
           Tax-exempt securities (2)                           849        3.96%
           Other interest-earning assets                     4,484        2.07%
                                                       -----------
                  Total interest-earning assets             83,805        4.98%

       Non-interest-earning assets                           2,894
                                                       -----------
                  Total assets                         $    86,699
                                                       ===========

       Interest-bearing liabilities:
           Interest-bearing deposits:
              Demand                                   $    11,950        1.06%
              Savings and club                              17,878        1.01%
              Certificate of deposits                       26,675        2.45%
              Borrowed money                                16,143        3.21%
                                                       -----------
                  Total interest-bearing liabilities        72,646        2.04%
                                                       -----------

       Non-interest-bearing liabilities:
           Non-interest-bearing demand                         714
           Other                                               512
                                                       -----------
                                                             1,226
                                                       -----------
                  Total liabilities                    $    73,872
                                                       ===========

       Equity                                               12,827
                                                       -----------
       Total liabilities and equity                    $    86,699
                                                       ===========
       Net interest income
       Interest rate spread (4)                                           2.97%
                                                                        ======
       Net interest-earning assets                     $    11,159
                                                       ===========
       Ratio of interest-earning assets to
         interest-bearing liabilities                         1.15x

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                          Year Ended December 31,
                                                   -------------------------------------------------------------------
                                                                   2004                              2003
                                                   ---------------------------------  --------------------------------
                                                     Average                 Yield/     Average                 Yield/
                                                     Balance     Interest     Cost      Balance     Interest     Cost
                                                   ----------   ----------  --------  ----------   ----------  --------
                                                                          (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)                             $  52,871    $  2,814     5.32%    $  42,805    $  2,364      5.52%
   Taxable securities (2)(3)                           19,591         836     4.27%       16,787         792      4.72%
   Tax-exempt securities (2)                              820          32     3.90%          688          27      3.92%
   Other interest-earning assets                        2,801          37     1.32%        4,687          79      1.69%
                                                    ---------    --------              ---------    --------
        Total interest-earning assets                  76,083       3,719     4.89%       64,967       3,262      5.02%
                                                                 --------                           --------

Non-interest-earning assets                             2,735                              2,854
                                                    ---------                          ---------
        Total assets                                $  78,818                          $  67,821
                                                    =========                          =========

Interest-bearing liabilities:
   Interest-bearing deposits:
      Demand                                        $  12,300    $    137     1.11%    $  12,704    $    142      1.12%
      Savings and club                                 17,726         177     1.00%       15,500         169      1.09%
      Certificate of deposits                          26,213         610     2.33%       26,709         674      2.52%
      Borrowed money                                   14,671         439     2.99%        6,509         230      3.53%
                                                    ---------    --------              ---------    --------
        Total interest-bearing liabilities             70,910       1,363     1.92%       61,422       1,215      1.98%
                                                    ---------    --------              ---------    --------

Non-interest-bearing liabilities:
   Non-interest-bearing demand                          2,031                                959
   Other                                                  541                                510
                                                    ---------                          ---------
                                                        2,572                              1,469
                                                    ---------                          ---------
        Total liabilities                           $  73,482                          $  62,891
                                                    =========                          =========

Equity                                                  5,336                              4,930
                                                    ---------                          ---------
Total liabilities and equity                        $  78,818                          $  67,821
                                                    =========                          =========
Net interest income                                              $  2,356                           $  2,047
                                                                 --------                           --------
Interest rate spread (4)                                                      2.97%                               3.04%
                                                                              =====                               =====
Net interest margin (5)                                                       3.10%                               3.15%
                                                                              =====                               =====
Net interest-earning assets                         $   5,173                          $   3,545
                                                    =========                          =========
Ratio of interest-earning assets to
  interest-bearing liabilities                          1.07x                                          1.06x

(1)     Loans receivable are net of the allowance for loan losses.
(2)     Includes both available for sale and held to maturity securities.
(3)     Includes stock in Federal Home Loan Bank of New York.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of interest-earning assets.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RATE/VOLUME ANALYSIS

        The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have effected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to:
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and the net change. The changes attributable to the combined impact of volume and rate changes have been allocated on a proportional basis between changes in volume and rate.

                                                          Year Ended December 31,
                                                 -----------------------------------------
                                                               2004 vs. 2003
                                                 -----------------------------------------
                                                 Increase (Decrease) Due to
                                                 --------------------------
                                                   Volume           Rate           Total
                                                  ---------      ---------       ---------
                                                            (Dollars in thousands)
Interest income:
  Loans receivable                                $     538      $     (88)      $     450
  Taxable securities                                    124            (80)             44
  Tax-exempt securities                                   5              -               5
  Other interest-earning assets                         (27)           (15)            (42)
                                                  ---------      ---------       ---------

Total                                                   640           (183)            457

Interest expense:
  Demand deposits                                        (4)            (1)             (5)
  Savings and Club accounts                              23            (15)              8
  Certificates of deposit                               (13)           (51)            (64)
  Borrowed money                                        249            (40)            209
                                                  ---------      ---------       ---------

Total                                                   255           (107)            148
                                                  ---------      ---------       ---------

Net change in net interest income                 $     385      $     (76)      $     309
                                                  =========      =========       =========

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT OF MARKET RISK

        GENERAL. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Our full board of directors is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level or risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk and reports to the board of directors on a regular basis with respect to our asset/liability policies and interest rate risk position.

        We have emphasized the origination of fixed-rate mortgage loans for retention in our portfolio in order to maximize our net interest income. We accept increased exposure to interest rate fluctuations as a result of our investment in such loans. In a period of rising interest rates, our net interest rate spread and net interest income may be negatively affected. However, this negative impact is expected to be mitigated somewhat by the net proceeds from the offering which will support the future growth of our interest-earning assets. In addition, we have sought to manage and mitigate our exposure to interest rate risks in the following ways:

        o We maintain moderate levels of short-term liquid assets. At December 31, 2004, our short-term liquid assets totaled $6.6 million;

        o We originate for portfolio adjustable-rate mortgage loans. At December 31, 2004, our adjustable-rate mortgage loans totaled $8.2 million;

        o We attempt to increase the maturity of our liabilities as market conditions allow. In particular, in 2004, we have emphasized intermediate-to-long-term FHLB advances as a source of funds. At December 31, 2004, we had $16.1 million of FHLB advances with terms to maturity of between one and ten years; and

        o We invest in securities with step-up rate features providing for increased interest rates prior to maturity according to a pre-determined schedule and formula. However, these step-up rates may not keep pace with rising interest rates in the event of a rapidly rising rate environment. In addition, these investments may be called at the option of the issuer.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        NET PORTFOLIO VALUE. The Company utilizes an outside vendor to prepare the computation of amounts by which the net present value of the company's cash flow from assets, liabilities and off balance sheet items (the company's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The vendor provides the Company with an interest rate sensitivity report of net portfolio value. The vendor's simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the yield curve increases or decreases instantaneously by 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 5% would mean, for example, a 200 basis point increase in the "Change in Interest Rates" column below. The vendor provides us the results of the interest rate sensitivity model, which is based on information we provide to them to estimate the sensitivity of our net portfolio.

        The table below sets forth, as of December 31, 2004, the latest date for which the vendor has provided Lincoln Park Savings an interest rate sensitivity report of net portfolio value and the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the yield curve.

                                                           Net Portfolio Value as a Percentage
                          Net Portfolio Value                   of Present Value of Assets
    Change in      --------------------------------------  -----------------------------------
  Interest Rates    Estimated    Amount of    Percent of                     Change in Basis
  (basis points)       NPV         Change       Change       NPV Ratio           Points
-----------------  -----------  -----------  ------------  ------------    -------------------
                                      (Dollars in Thousands)
       +200         $   6,939    $  2,512       (26.58)%        8.00 %     (290) basis points
        0               9,451           -            -         10.90          -  basis points
       -200             9,470          19         0.20         10.92          2  basis points

        The table above indicates that at December 31, 2004, in the event of a 200 basis point decrease in interest rates, we would experience a .20% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 26.58% decrease in net portfolio value.

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specified assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

The Bank is required to maintain levels of liquid assets sufficient to ensure the Bank's safe and sound operation. Liquidity is the ability to meet current and future financial obligations of a short-term nature. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives.

The Bank's primary sources of funds are deposits, amortization and prepayments of loans and mortgage-backed securities principal, FHLB advances, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing investment securities are a relatively predictable source of funds, deposit flow and loan and mortgage-backed securities prepayments are greatly influenced by market interest rates, economic conditions and competition.

The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating investing and financing activities.

The primary sources of investing activity are lending and the purchase of securities. Net loans amounted to $57.2 million and $48.9 million at December 31, 2004 and 2003, respectively. Securities available for sale totalled $4.3 million and $5.8 million at December 31, 2004 and 2003, respectively. Securities held to maturity totalled $17.0 million and $13.5 million at December 31, 2004 and 2003, respectively. In addition to funding new loan production and securities purchases through operating and financing activities, such activities were funded by principal repayments on existing loans and mortgage-backed securities.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional sources of funds. At December 31, 2004, advances from the FHLB amounted to $16.1 million.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2004, the Bank has outstanding commitments to originate loans of $939,000. Certificates of deposit scheduled to mature in one year or less at December 31, 2004, totalled $16.3 million. Management believes that, based upon its experience and the Bank's deposit flow history, a significant portion of such deposits will remain with the Bank.

We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to board risk categories. At December 31, 2004, we exceeded all of our regulatory capital requirements. We are considered "well capitalized" under regulatory guidelines.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES  (CONT'D.)

The capital from the reorganization has significantly increased our liquidity and capital resources. Over time, the current level of liquidity may be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities.

EFFECT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related consolidated financial data presented in this report have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                          [LOGO] LINCOLN PARK BANCORP

                 31 BOONTON TURNPIKE, LINCOLN PARK, NEW JERSEY
                         973-694-0330 FAX 973-694-3114
                           WWW.LINCOLNPARKSAVINGS.COM

JANUARY 29, 2005


MANAGEMENT RESPONSIBILITY STATEMENT

Management of Lincoln Park Bancorp, (the "Company") and subsidiary is responsible for the preparation, integrity and fair representation of the Company's consolidated financial statements. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis and, accordingly, include informed judgments and estimates of management the expected results of various events and transactions.

Management is responsible for establishing and maintaining effective internal control over financial reporting that includes personnel selection, the appropriate division of responsibilities and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of internal control and the benefits derived. The internal control system includes the services of an outsourced internal auditor who reports to the Audit Committee of the Board of Directors.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, and effective internal control system can only provide reasonable assurance in regard to financial statement preparation. Additionally, because of changing conditions, the effectiveness of internal controls may vary over time. Management reviews and modifies its systems of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants. Management believes that accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors through its Audit Committee is responsible for determining that management fulfills its responsibilities in the preparation of consolidated financial statements and the control of operations. The audit committee appoints and the Board of Directors ratifies the internal auditor and the independent external auditor. The Audit Committee meets with management and the independent certified public accountants, approves the overall scope of audit work and related fee arrangements, and reviews audit reports and findings.


/s/ Donald S. Hom
-----------------------------------
Donald S. Hom, President


/s/ Nandini S. Mallya
-----------------------------------
Nandini S. Mallya, Vice President

                            RADICS & CO., LLC [LOGO]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To The Board of Directors and Stockholders
Lincoln Park Bancorp


We have audited the accompanying consolidated statements of financial condition of Lincoln Park Bancorp and Subsidiary (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the financial position of Lincoln Park Bancorp and Subsidiary as of December 31, 2004 and 2003, and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ Radics & Co., LLC

Pine Brook, New Jersey
January 29, 2005

      55 US Highway 46 East, Post Office Box 676, Pine Brook, NJ 07058-0676
                Voice: 973-575-9696             Fax: 973-575-9695
                            Internet: www.radics.com


                                               LINCOLN PARK BANCORP AND SUBSIDIARY
                                         CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                         ----------------------------------------------


                                                                                                       December 31,
                                                                                           -------------------------------------
                                                                           Note(s)               2004               2003
                                                                     --------------------  -----------------  ------------------
ASSETS

Cash and amounts due from depository institutions                                             $   1,494,902       $   1,423,614
Interest-bearing deposits                                                                         4,403,386           1,658,854
                                                                                              -------------       -------------

     Total cash and cash equivalents                                      1 and 16                5,898,288           3,082,468

Term deposits                                                             3 and 16                   80,778           1,060,190
Securities available for sale                                            1, 4 and 16              4,316,440           5,811,339
Securities held to maturity                                              1, 5 and 16             17,043,185          13,507,348
Loans receivable, net of allowance for loan losses                     1, 6, 10 and 16
     of $156,000 and $126,206, respectively                                                      57,154,277          48,913,463
Premises and equipment                                                     1 and 7                  919,931             940,598
Federal Home Loan Bank of New York stock                                  10 and 16       `         807,200             569,500
Interest receivable                                                      1, 8 and 16                397,033             355,881
Other assets                                                                                         81,689              40,343
                                                                                              -------------       -------------

     Total assets                                                                             $  86,698,821       $  74,281,130
                                                                                              =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Deposits                                                                  9 and 16            $  57,216,074       $  57,290,264
Advances from Federal Home Loan Bank of New York                          10 and 16              16,143,198          11,389,477
Advance payments by borrowers for taxes and insurance                                               355,761             291,545
Other liabilities                                                            12                     156,417             179,516
                                                                                              -------------       -------------

     Total liabilities                                                                           73,871,450          69,150,802
                                                                                              -------------       -------------

Commitments and contingencies                                             15 and 16                       -                   -

STOCKHOLDERS' EQUITY                                                  2, 11, 12 and 13

Preferred stock; no par value; 1,000,000 shares                                                           -                   -
  authorized; none issued or outstanding
Common stock; $.01 par value; 5,000,000 shares authorized
  1,851,500 issued and outstanding                                                                   18,515                   -
Additional paid in capital                                                                        7,783,602                   -
Retained earnings - substantially restricted                                                      5,409,484           5,104,900
Unearned ESOP shares                                                                               (385,580)                  -
Accumulated other comprehensive income                                                                1,350              25,428
                                                                                              -------------       -------------

     Total stockholders' equity                                                                  12,827,371           5,130,328
                                                                                              -------------       -------------

     Total liabilities and stockholders' equity                                               $  86,698,821       $  74,281,130
                                                                                              =============       =============


See notes to consolidated financial statements.


                                             LINCOLN PARK BANCORP AND SUBSIDIARY
                                              CONSOLIDATED STATEMENTS OF INCOME
                                              ---------------------------------


                                                                                               Year Ended December 31,
                                                                                         ------------------------------------
                                                                          Note(s)              2004               2003
                                                                       ---------------   -----------------  -----------------
Interest income:
      Loans                                                               1 and 6             $ 2,814,168        $ 2,364,106
      Securities                                                             1                    868,227            819,247
      Other interest-earning assets                                                                36,928             78,960
                                                                                              -----------        -----------
          Total interest income                                                                 3,719,323          3,262,313
                                                                                              -----------        -----------

Interest expense:
      Deposits:
          NOW and Money Market                                                                    137,209            142,717
          Savings and club                                                                        176,466            168,988
          Certificates of deposit                                                                 609,996            673,892
                                                                                              -----------        -----------

          Total interest on deposits                                                              923,671            985,597
      Borrowings                                                                                  439,203            229,695
                                                                                              -----------        -----------
          Total interest expense                                                                1,362,874          1,215,292
                                                                                              -----------        -----------

Net interest income                                                                             2,356,449          2,047,021
Provision for loan losses                                                 1 and 6                  30,363             34,760
                                                                                              -----------        -----------

Net interest income after provision
  for loan losses                                                                               2,326,086          2,012,261
                                                                                              -----------        -----------

Non-interest income:
      Fees and service charges                                                                     88,731             87,355
      Gain on sales of securities                                         4 and 5                       -             47,499
      (Loss) on calls of term deposits and securities
        held to maturity                                                                           (1,879)            (2,270)
      Other                                                                                        22,992             23,519
                                                                                              -----------        -----------
          Total non-interest income                                                               109,844            156,103
                                                                                              -----------        -----------

Non-interest expenses:
      Salaries and employee benefits                                         13                   820,746            745,217
      Occupancy expense of premises                                          1                    110,065            121,229
      Equipment                                                              1                    187,392            207,206
      Advertising                                                                                  30,187             35,073
      Federal insurance premium                                                                     8,578              8,643
      Other                                                                  14                   612,458            432,113
                                                                                              -----------        -----------
          Total non-interest expenses                                                           1,769,426          1,549,481
                                                                                              -----------        -----------

Income before income taxes                                                                        666,504            618,883
Income taxes                                                              1 and 12                261,882            248,219
                                                                                              -----------        -----------

Net income                                                                                    $   404,622        $   370,664
                                                                                              ===========        ===========

Net income per share - basic and diluted                                     1                $      0.22        N/A (a)
                                                                                              ==========
Weighted average number of common shares
  outstanding - basic and diluted                                            1                  1,845,112        N/A (a)
                                                                                              ==========

(a) Converted to stock form on December 16, 2004.


See notes to consolidated financial statements.


                                            LINCOLN PARK BANCORP AND SUBSIDIARY
                                      CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                      -----------------------------------------------


                                                                                            Year Ended December 31,
                                                                                       ----------------------------------
                                                                                            2004              2003
                                                                                       ---------------   ----------------

Net income                                                                             $      404,622    $       370,664
                                                                                       ---------------   ----------------

Other comprehensive (loss) income, net of income taxes:

      Unrealized holding (loss) gain on securities available for sale, net of deferred income taxes of $16,100 and $(3,909),
        respectively                                                                          (24,078)            11,359

      Reclassification adjustment for realized (gain) on securities available for sale, net of deferred income taxes of $ -0-
        and $18,432, respectively                                                                   -            (27,718)
                                                                                       ---------------   ----------------

Other comprehensive (loss)                                                                    (24,078)           (16,359)
                                                                                       ---------------   ----------------

Comprehensive income                                                                   $      380,544    $       354,305
                                                                                       ===============   ================


See notes to consolidated financial statements.


                                                LINCOLN PARK BANCORP AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                     ----------------------------------------------------------


                                                                     Retained                     Accumulated
                                                      Additional     Earnings -      Unearned        Other
                                           Common      Paid-in     Substantially       ESOP      Comprehensive
                                           Stock       Capital       Restricted       Shares        Income             Total
                                         ---------   -----------   --------------   ----------   -------------   -----------------
Balance, December 31, 2002               $       -   $         -   $    4,734,236   $        -   $      41,787   $       4,776,023

Net income for the year ended
  December 31, 2003                              -             -          370,664            -               -             370,664

Unrealized (loss) on securities
 available for sale, net                         -             -                -            -         (16,359)            (16,359)
                                         ---------   -----------   --------------   ----------   -------------   -----------------

Balance, December 31, 2003                       -             -        5,104,900            -          25,428           5,130,328

Net income for the year ended
  December 31, 2004                              -             -          404,622            -               -             404,622

Net proceeds of initial public
  stock offering                            18,515     7,783,602                -            -               -           7,802,117

Common stock acquired by ESOP                    -             -                -     (387,193)              -            (387,193)

Initial capitalization of mutual
  holding company                                -             -         (100,000)           -               -            (100,000)

ESOP shares committed to be released             -             -              (38)       1,613               -               1,575

Unrealized (loss) on securities
  available for sale, net                        -             -                -            -         (24,078)            (24,078)
                                         ---------   -----------   --------------   ----------   -------------   -----------------

Balance, December 31, 2004               $  18,515   $ 7,783,602   $    5,409,484   $ (385,580)  $       1,350   $      12,827,371
                                         =========   ===========   ==============   ==========   =============   =================


See notes to consolidated financial statements.


                                              LINCOLN PARK BANCORP AND SUBSIDIARY
                                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             -------------------------------------


                                                                                               Year Ended December 31,
                                                                                         ------------------------------------
                                                                                               2004               2003
                                                                                         -----------------  -----------------
Cash flows from operating activities:
     Net income                                                                          $         404,622  $         370,664
     Adjustments to reconcile net income to
      net cash provided by operating activities:
       Depreciation of premises and equipment                                                       65,936             82,563
       Amortization and accretion, net                                                              55,621             44,897
       Gain on sale of securities available for sale                                                     -            (46,150)
       Gain on sale of security held to maturity                                                         -             (1,349)
       Loss on calls of term deposits and securities held to maturity                                1,879              2,270
       Provision for loan losses                                                                    30,363             34,760
       (Increase) decrease in interest receivable                                                  (41,152)            18,201
       (Increase) decrease in other assets                                                         (41,346)             3,666
       Increase in accrued interest payable                                                         16,822             15,447
       Deferred income taxes                                                                        (3,148)           (18,470)
       (Decrease) increase in other liabilities                                                    (20,518)             9,000
       ESOP shares committed to be released                                                          1,575                  -
                                                                                         -----------------  -----------------
          Net cash provided by operating activities                                                470,654            515,499
                                                                                         -----------------  -----------------

Cash flows from investing activities:
     Purchases of term deposits                                                                          -           (792,000)
     Proceeds from maturities and calls of term deposits                                           984,000          2,575,637
     Purchases of securities available for sale                                                          -         (3,799,688)
     Proceeds from maturities and calls of securities available for sale                         1,350,000            700,000
     Principal repayments on securities available for sale                                          87,407            432,772
     Proceeds from sales of securities available for sale                                                -            764,945
     Purchases of securities held to maturity                                                   (6,722,781)        (7,918,586)
     Proceeds from maturities and calls of securities held to maturity                           2,575,000          8,550,000
     Principal repayments on securities held to maturity                                           602,139          1,884,075
     Proceeds from sale of security held to maturity                                                     -            100,000
     Proceeds from the sale of a loan participation                                                      -            225,000
     Purchase of loans                                                                                   -           (115,000)
     Net (increase) in loans receivable                                                         (8,306,146)       (14,685,626)
     Additions to premises and equipment                                                           (45,269)           (67,048)
     Purchase of Federal Home Loan Bank of New York stock                                         (468,300)          (237,800)
     Redemption of Federal Home Loan Bank of New York                                              230,600             13,500
                                                                                         -----------------  -----------------
          Net cash (used in) investing activities                                               (9,713,350)       (12,369,819)
                                                                                         -----------------  -----------------

Cash flows from financing activities:
     Net (decrease) increase in deposits                                                           (74,345)         3,926,489
     Proceeds of advances from the Federal Home Loan Bank of New York                           15,800,000         11,725,000
     Repayments of advances from the Federal Home Loan Bank of New York                        (11,046,279)        (4,335,523)
     Increase in advance payments by borrowers for taxes
       and insurance                                                                                64,216             59,892
     Net proceeds from initial public stock offering                                             7,802,117                  -
     Common stock acquired by ESOP                                                                (387,193)                 -
     Initial capitalization of Mutual Holding Company                                             (100,000)                 -
                                                                                         -----------------  -----------------
          Net cash provided by financing activities                                             12,058,516         11,375,858
                                                                                         -----------------  -----------------

Net increase (decrease) in cash and cash equivalents                                             2,815,820           (478,462)
Cash and cash equivalents - beginning                                                            3,082,468          3,560,930
                                                                                         -----------------  -----------------

Cash and cash equivalents - ending                                                       $       5,898,288  $       3,082,468
                                                                                         =================  =================

Supplemental disclosure of cash flow information: Cash paid during the year for:
       Income taxes                                                                      $         315,068  $         270,404
                                                                                         =================  =================
       Interest                                                                          $       1,346,052  $       1,199,845
                                                                                         =================  =================


See notes to consolidated financial statements.


                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BUSINESS

        The primary business of Lincoln Park Bancorp (the "Company") is the ownership and operation of Lincoln Park Savings Bank (the "Savings Bank"). The Savings Bank was founded in 1923 and is a New Jersey chartered institution primarily serving the counties of Morris and Passaic. The Savings Bank's business consists principally of obtaining deposits from the general public in our market area and using those funds to originate loans, primarily residential mortgage loans, and purchase securities.

        BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

        The consolidated financial statements include the accounts of the Company and its wholly-owned Subsidiary, the Savings Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statement of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses appropriately reflects loan losses which are probable and estimable at each period reported. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.

        In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

        CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits having original maturities of three months or less.

        SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

        Investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

        SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY (CONT'D)

        Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders' equity.

        Premiums and discounts on all securities are amortized/accreted to maturity using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the financial statements when earned. Gains or losses on sales are recognized based on the specific identification method.

        LOANS RECEIVABLE

        Loans receivable are carried at unpaid principal balances plus net deferred loan origination costs, less the allowance for loan losses. Interest with respect to loans other than nonaccrual loans is accrued on the principal amount outstanding and credited to interest income as earned using the interest method. Loan origination fees and certain direct loan origination costs are deferred and amortized to interest income as an adjustment of yield over the contractual lives of the related loans.

        Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears on a contractual basis, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is place on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when interest or principal payments are no longer ninety days or more in arrears on a contractual basis and factors indicating doubtful collectibility no longer exist.

        ALLOWANCE FOR LOAN LOSSES

        An allowance for loan losses is maintained at a level considered necessary to absorb loan losses inherent in the loan portfolio. The allowance is decreased by loan charge-offs, increased by subsequent recoveries of loans previously charged off, and then adjusted, via either a charge or credit to operations, to an amount determined by management to be necessary. Loans, or portions thereof, are charged off when, after collection efforts are exhausted, they are determined to be uncollectible. Management of the Savings Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions. The Savings Bank utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

        ALLOWANCE FOR LOAN LOSSES (CONT'D)

        Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that necessary specific and general allowances for loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary.

        Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The Savings Bank did not have, during the periods covered in the consolidated financial statements, any loans deemed to be impaired.

        ALLOWANCE FOR UNCOLLECTED INTEREST

        The Savings Bank provides an allowance for the loss of uncollected interest on loans contractually delinquent ninety days or more. Such interest ultimately collected is credited to income in the period of recovery.

        CONCENTRATION OF RISK

        The Savings Bank's lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

        PREMISES AND EQUIPMENT

        Land is carried at cost. Building, building improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

                Building                                30 to 50 years
                Building improvements                   5 to 25 years
                Furniture, fixtures and equipment       3 to 7 years

        Significant renovations and additions are charged to the property and equipment account. Maintenance and repairs are charged to expense in the period incurred.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

        INTEREST-RATE RISK

        The Savings Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to make loans secured by real estate and to purchase securities.

        The potential for interest-rate risk exists as a result of the generally shorter duration of the Savings Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Savings Bank's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

        INCOME TAXES

        The Company and the Savings Bank expect to file a consolidated federal income tax return. Income taxes will be allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns will be filed.

        Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods. Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize all deferred tax assets.

        NET INCOME PER SHARE

        Basic and diluted net income per share were computed in 2004 by dividing net income for the year ended December 31, 2004 by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the ESOP. Such amounts were calculated based upon income for the entire year, although the Savings Bank converted to stock form on December 16, 2004, and the weighted average number of shares outstanding since December 16, 2004, as if such shares were outstanding during the entire year. Diluted net income per share did not differ from basic net income per share as there were no contracts or securities exercisable or which could be converted into common stock which would have a diluted effect.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

        RECLASSIFICATION

        Certain amounts for prior periods have been reclassified to conform to the current period's presentation.


2.      REORGANIZATION AND STOCK OFFERING

        Lincoln Park Savings and Loan Association (the "Association") completed its reorganization into a mutual holding company structure (the "Reorganization") on December 16, 2004. As a part of the Reorganization, the Association converted from a state chartered mutual savings and loan association to a state-chartered stock savings bank. The Savings Bank became a wholly-owned subsidiary of the Company, which became a majority-owned subsidiary of Lincoln Park MHC, a mutual holding company.

        The Company issued a total of 1,851,500 shares of common stock on December 16, 2004, consisting of 999,810 shares (54%) issued to Lincoln Park MHC and the sale of 851,690 shares to eligible account holders of the mutual association. The net proceeds from the sale of shares amounted to $7,802,117, net of reorganization expenses of $714,783. The Employee Stock Ownership Plan ("ESOP") subsequently purchased, in the open market, 34,068 shares of Company stock at a cost of $387,193. The funds to purchase such stock were lent to the ESOP by the Company.


3.      TERM DEPOSITS

                                                       December 31,
                                           ------------------------------------
                                                  2004               2003
                                           -----------------   ----------------

        Due within one year                $               -   $        792,000
        Due after one through five years              80,778            172,190
        Due after five through ten years                   -             96,000
                                           -----------------   ----------------

                                           $          80,778   $      1,060,190
                                           =================   ================

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


4.      SECURITIES AVAILABLE FOR SALE

                                                                             December 31, 2004
                                                     ------------------------------------------------------------------
                                                                              Gross Unrealized
                                                        Amortized       -----------------------------     Carrying
                                                          Cost              Gains          Losses           Value
                                                     ----------------   --------------  -------------  ----------------
U.S. Government Agencies:
  Due after one through five years                   $        500,000   $            -  $         625  $        499,375
  Due after five through ten years                          1,000,000              390              -         1,000,390
  Due after ten years                                       1,600,000                -         17,093         1,582,907
                                                     ----------------   --------------  -------------  ----------------

                                                            3,100,000              390         17,718         3,082,672
                                                     ----------------   --------------  -------------  ----------------

Corporate bonds:
  Due within one year                                         703,410           11,223              -           714,633
                                                     ----------------   --------------  -------------  ----------------

Mortgage-backed securities
  Due after ten years                                         159,785            1,880            616           161,049
                                                     ----------------   --------------  -------------  ----------------

Municipal Bonds:
  Due after five through ten years                            350,995            7,416            325           358,086
                                                     ----------------   --------------  -------------  ----------------

                                                     $      4,314,190   $       20,909  $      18,659  $      4,316,440
                                                     ================   ==============  =============  ================


                                                                             December 31, 2003
                                                     ------------------------------------------------------------------
                                                                              Gross Unrealized
                                                        Amortized       -----------------------------     Carrying
                                                          Cost              Gains          Losses           Value
                                                     ----------------   --------------  -------------  ----------------

U.S. Government Agencies:
  Due after one through five years                   $        500,000   $            -  $       1,405  $        498,595
  Due after five through ten years                          1,000,000                -          3,125           996,875
  Due after ten years                                       2,199,688            4,687          8,422         2,195,953
                                                     ----------------   --------------  -------------  ----------------

                                                            3,699,688            4,687         12,952         3,691,423
                                                     ----------------   --------------  -------------  ----------------

Corporate bonds:
  Due within one year                                         599,696            6,772              -           606,468
  Due after one year through five years                       709,292           44,608              -           753,900
  Due after ten years                                         150,000            1,949              -           151,949
                                                     ----------------   --------------  -------------  ----------------

                                                            1,458,988           53,329              -         1,512,317
                                                     ----------------   --------------  -------------  ----------------

Mortgage-backed securities
  Due after ten years                                         259,116            2,061          9,599           251,578
                                                     ----------------   --------------  -------------  ----------------

Municipal Bonds:
  Due after five through ten years                            351,119            5,830            928           356,021
                                                     ----------------   --------------  -------------  ----------------

                                                     $      5,768,911   $       65,907  $      23,479  $      5,811,339
                                                     ================   ==============  =============  ================

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


4.      SECURITIES AVAILABLE FOR SALE (CONT'D.)

At December 31, 2004 and 2003, all mortgage-backed securities held in the available for sale portfolio were issued by the Government National Mortgage Association ("GNMA").

The age of unrealized losses and the fair value of related securities available for sale are as follows:

                                Less Than Twelve Months     Twelve Months or More           Total
                               -----------------------    -----------------------   -----------------------
                                             Unrealized                 Unrealized                Unrealized
                                Fair Value     Losses      Fair Value     Losses     Fair Value     Losses
                                ----------     ------      ----------     ------     ----------     ------
December 31, 2004
-----------------
December 31, 2004

U.S. Government Agencies       $   593,712   $   6,288    $ 1,488,570   $  11,430   $ 2,082,282   $  17,718
Mortgage-backed Securities               -           -         56,249         616        56,249         616
Municipal Bonds                          -           -         99,675         325        99,675         325
                               -----------   ---------    -----------   ---------   -----------   ---------

                               $   593,712   $   6,288    $ 1,644,494   $  12,371   $ 2,238,206   $  18,659
                               ===========   =========    ===========   =========   ===========   =========

December 31, 2003
-----------------

U.S. Government Agencies       $ 3,086,736   $  12,952    $         -   $       -   $ 3,086,736   $  12,952
Mortgage-backed Securities         155,849       9,599              -           -       155,849       9,599
Municipal Bonds                     99,072         928              -           -        99,072         928
                               -----------   ---------    -----------   ---------   -----------   ---------

                               $ 3,341,657   $  23,479    $         -   $       -   $ 3,341,657   $  23,479
                               ===========   =========    ===========   =========   ===========   =========

Management does not believe that any individual unrealized loss at December 31, 2004 and 2003, represents an other-than-temporary impairment. The unrealized losses are related to securities issued by U.S. government agencies and municipal governments and are due to changes in interest rates. Management has the intent and the Company has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

There were no sales of securities available for sale during the year ended December 31, 2004.
During the year ended December 31, 2003, securities available for sale were sold for net proceeds of $764,945, resulting in gross gains of $46,150.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


5.      SECURITIES HELD TO MATURITY

                                                                                    December 31, 2004
                                                          ------------------------------------------------------------------------
                                                                                     Gross Unrealized
                                                              Carrying        --------------------------------      Estimated
                                                               Value              Gains            Losses           Fair Value
                                                          -----------------   ---------------  ---------------   -----------------
U.S. Government Agencies:
      Due after five years through ten years              $       5,742,476   $         5,452  $        37,010   $       5,710,918
      Due after ten years                                         7,420,954             7,992          158,510           7,270,436
                                                          -----------------   ---------------  ---------------   -----------------

                                                                 13,163,430            13,444          195,520          12,981,354
                                                          -----------------   ---------------  ---------------   -----------------
Corporate bonds:
      Due within one year                                           399,388             6,563                -             405,951
      Due after one year through five years                         383,768            19,763                -             403,531
      Due after five years through ten years                        957,979                 -           20,819             937,160
      After ten years                                               500,000                 -           12,500             487,500
                                                          -----------------   ---------------  ---------------   -----------------

                                                                  2,241,135            26,326           33,319           2,234,142
                                                          -----------------   ---------------  ---------------   -----------------
Mortgage-backed securities:
      Due after one year through five years                          10,253               569                -              10,822
      Due after ten years                                         1,137,466            28,318              337           1,165,447
                                                          -----------------   ---------------  ---------------   -----------------

                                                                  1,147,719            28,887              337           1,176,269
                                                          -----------------   ---------------  ---------------   -----------------
Municipal bonds:
      Due after ten years                                           490,901             8,257            4,176             494,982
                                                          -----------------   ---------------  ---------------   -----------------

                                                          $      17,043,185   $        76,914  $       233,352   $      16,886,747
                                                          =================   ===============  ===============   =================

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS


5.      SECURITIES HELD TO MATURITY (CONT'D.)

                                                                                     December 31, 2003
                                                          ------------------------------------------------------------------------
                                                                                     Gross Unrealized
                                                              Carrying        --------------------------------      Estimated
                                                               Value              Gains            Losses           Fair Value
                                                          -----------------   ---------------  ---------------   -----------------
U.S. Government Agencies:
      Due after five years through ten years              $       4,058,929   $        16,827  $        34,215   $       4,041,541
      Due after ten years                                         4,759,192            27,016          130,575           4,655,633
                                                          -----------------   ---------------  ---------------   -----------------

                                                                  8,818,121            43,843          164,790           8,697,174
                                                          -----------------   ---------------  ---------------   -----------------
Corporate bonds:
      Due within one year                                           199,729             2,452                -             202,181
      Due after one year through five years                         781,954            59,346                -             841,300
      Due after five years through ten years                      1,059,040            20,691            7,000           1,072,731
      Due after ten years                                           500,000                 -           12,275             487,725
                                                          -----------------   ---------------  ---------------   -----------------

                                                                  2,540,723            82,489           19,275           2,603,937
                                                          -----------------   ---------------  ---------------   -----------------
Mortgage-backed securities:
      Due after one year through five years                          91,814             5,073              182              96,705
      Due after five years through ten years                          2,822               170                -               2,992
      Due after ten years                                         1,663,031            42,000            9,432           1,695,599
                                                          -----------------   ---------------  ---------------   -----------------

                                                                  1,757,667            47,243            9,614           1,795,296
                                                          -----------------   ---------------  ---------------   -----------------
Municipal bonds:
      Due after ten years                                           390,837             8,706                -             399,543
                                                          -----------------   ---------------  ---------------   -----------------

                                                          $      13,507,348   $  1     82,281  $       193,679   $      13,495,950
                                                          =================   ===============  ===============   =================

At December 31, 2004 and 2003, all mortgage-backed securities in the held to maturity portfolio were issued by GNMA, the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation (FHLMC").

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


5.      SECURITIES HELD TO MATURITY (Cont'd.)

The age of unrealized losses and the fair value of related securities held to maturity are as follows:

                                Less Than Twelve Months     Twelve Months or More           Total
                               -----------------------    -----------------------   -----------------------
                                             Unrealized                 Unrealized                Unrealized
                                Fair Value     Losses      Fair Value     Losses     Fair Value     Losses
                                ----------     ------      ----------     ------     ----------     ------
December 31, 2004
-----------------
U.S. Government Agencies       $ 5,825,453   $  69,774    $ 4,867,885   $ 125,746   $10,693,338   $ 195,520
Corporate Bonds                    993,910      14,069        430,750      19,250     1,424,660      33,319
Mortgage-backed Securities          85,967         337              -           -        85,967         337
Municipal Bonds                     95,824       4,176              -           -        95,824       4,176
                               -----------   ---------    -----------   ---------   -----------   ---------

                               $ 7,001,154   $  88,356    $ 5,298,635   $ 144,996   $12,299,789   $ 233,352
                               ===========   =========    ===========   =========   ===========   =========

December 31, 2003
-----------------

U.S. Government Agencies       $ 3,849,680   $ 150,320    $   785,530   $  14,470   $ 4,635,210   $ 164,790
Mortgage-backed Securities         430,725      19,275              -           -       430,725      19,275
Municipal Bonds                    347,717       4,769         70,240       4,845       417,957       9,614
                               -----------   ---------    -----------   ---------   -----------   ---------

                               $ 4,628,122   $ 174,364    $   855,770   $  19,315   $ 5,483,892   $ 193,679
                               ===========   =========    ===========   =========   ===========   =========

Management does not believe that any individual unrealized loss at December 31, 2004 and 2003, represents an other-than-temporary impairment. The unrealized losses on securities other than corporate bonds are related to securities issued by U.S. government agencies and municipal governments. The unrealized losses on corporate bonds at December 31, 2004 relate to five investment grade securities having a weighted average coupon rate of 4.28% and a weighted average maturity of approximately ten years. Management believes that all unrealized losses are due to changes in interest rates. Management has the intent and the Company has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

There were no sales of securities held to maturity during the year ended December 31, 2004. During the year ended December 31, 2003, a corporate bond held to maturity was sold for proceeds of $100,000, resulting in a gross gain of $1,349. Management determined that this particular issue was to be sold based upon significant deterioration of the issuer's creditworthiness.

Securities held to maturity with a carrying value of $69,000 and $77,000 at December 31, 2004 and 2003, respectively, were pledged to secure public funds on deposits.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


6.      LOANS RECEIVABLE

                                                                                           December 31,
                                                                              ----------------------------------------
                                                                                     2004                 2003
                                                                              -------------------   ------------------
Real estate mortgage:
      One to four family                                                      $        38,296,207   $       33,553,696
      Multi-family                                                                        313,290              323,100
      Commercial                                                                        2,191,111            2,059,721
                                                                              -------------------   ------------------

                                                                                       40,800,608           35,936,517
                                                                              -------------------   ------------------

Real estate construction                                                                1,229,616              380,000
                                                                              -------------------   ------------------

Consumer:
      Passbook or certificate                                                              68,016              100,112
      Home equity line of credit                                                        6,133,701            4,637,838
      Home equity                                                                       9,313,047            7,670,198
      Auto                                                                                186,947              265,404
      Personal unsecured                                                                   77,801               48,150
      Overdraft line of credit                                                             24,295               16,640
                                                                              -------------------   ------------------

                                                                                       15,803,807           12,738,342
                                                                              -------------------   ------------------

          Total loans                                                                  57,834,031           49,054,859
                                                                              -------------------   ------------------

Less:  Deferred loan (costs), net                                                        (101,246)             (75,910)
          Allowance for loan losses                                                       156,000              126,206
          Loans in process                                                                625,000               91,100
                                                                              -------------------   ------------------

                                                                                          679,754              141,396
                                                                              -------------------   ------------------

                                                                              $        57,154,277   $       48,913,463
                                                                              ===================   ==================

Nonaccrual loans totalled approximately $425,000 and $356,000 at December 31, 2004 and 2003, respectively. Interest income recognized on these loans for the years ended December 31, 2004 and 2003, was approximately $17,000 and $15,000, respectively. Had these loans been performing in accordance with their original terms, interest income for the years ended December 31, 2004 and 2003, would have been approximately $30,000 and $25,000, respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


6.      LOANS RECEIVABLE (CONT'D.)

The following is an analysis of the allowance for loan losses:

                                               Year Ended December 31,
                                        --------------------------------------
                                              2004                2003
                                        -----------------   ------------------


        Balance - beginning             $         126,206   $           91,446
        Provision charged
          to operations                            30,363               34,760
        Loans charged off                            (569)                   -
                                        -----------------   ------------------

        Balance - ending                $         156,000   $          126,206
                                        =================   ==================

The Savings Bank grants loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. Such loans totaled approximately $3,549,000 and $3,141,000 at December 31, 2004 and 2003, respectively. During the year ended December 31, 2004, originations and repayments totaled $1,249,000 and $841,000, respectively.


7.      PREMISES AND EQUIPMENT

                                                          December 31,
                                              -------------------------------------
                                                    2004                2003
                                              -----------------   -----------------


        Land                                  $          82,881   $          82,881
                                              -----------------   -----------------

        Building and improvements                     1,346,746           1,346,746
        Less accumulated depreciation                   626,739             592,295
                                              -----------------   -----------------

                                                        720,007             754,451
                                              -----------------   -----------------

        Furniture, fixtures and equipment               720,194             674,925
        Less accumulated depreciation                   603,151             571,659
                                              -----------------   -----------------

                                                        117,043             103,266
                                              -----------------   -----------------

                                              $         919,931   $         940,598
                                              =================   =================

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


8.      INTEREST RECEIVABLE

                                                                         December 31,
                                                               ----------------------------------
                                                                    2004              2003
                                                               ----------------  ----------------
        Loans, net of allowance for uncollectible interest
          of $18,000 and $18,591, respectively                 $        229,523  $        191,400
        Securities                                                      166,998           161,747
        Other interest-earning assets                                       512             2,734
                                                               ----------------  ----------------

                                                               $        397,033  $        355,881
                                                               ================  ================

9.  DEPOSITS

                                                            December 31,
                                ---------------------------------------------------------------------
                                                2004                               2003
                                ---------------------------------   ---------------------------------
                                  Weighted                           Weighted
                                  Average                             Average
                                    Rate            Amount             Rate             Amount
                                -------------  ------------------   ------------   ------------------
Demand:
    Non-interest bearing            0.00%         $   713,942          0.00%         $ 1,081,778
    NOW and Money Market            1.06%          11,949,528          1.01%          12,590,412
                                                  -----------                        -----------

                                    1.00%          12,663,470          0.93%          13,672,190

Savings and club                    1.01%          17,878,096          1.01%          17,416,961

Certificates of deposit             2.45%          26,674,508          2.31%          26,201,113
                                                  -----------                        -----------

                                    1.68%         $57,216,074          1.58%         $57,290,264
                                                  ============                       ===========

At December 31, 2004 and 2003, certificates of deposit of $100,000 or more totalled approximately $3,904,000 and $3,185,000, respectively. Individual deposits in excess of $100,000 may not be insured by the Federal Deposit Insurance Corporation.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


9.      DEPOSITS (Cont'd.)

The scheduled maturities of certificates of deposit were as follows (in thousands):

                                                      December 31,
                                                -------------------------
                                                  2004             2003
                                                --------         --------

        One year or less                        $ 16,329         $ 19,319
        After one year to three years              7,395            4,434
        After three years                          2,951            2,448
                                                --------         --------

        Total                                   $ 26,675         $ 26,201
                                                ========         ========

10.     ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

                                                                           December 31,
                                            ---------------------------------------------------------------------------
                                                              2004                                   2003
                                            ------------------------------------    -----------------------------------
                                                Weighted                               Weighted
                Maturing                      Average Rate             Amount         Average Rate            Amount
-----------------------------------------   ----------------        ------------    ----------------       ------------
Within one year                                  2.17%              $  2,225,000         1.39%             $  1,250,000
After one but within two years                   3.30%                   250,000         2.17%                2,225,000
After two but within three years                 3.71%                 1,000,000         3.30%                  250,000
After three but within four years                3.05%                 5,014,477         3.71%                1,000,000
After four but within five years                 3.45%                 5,085,745         3.03%                5,438,315
After six but within seven years                 3.54%                 1,446,395            -                         -
After eight but within nine years                4.03%                 1,121,581            -                         -
After nine but within ten years                     -                          -         4.03%                1,226,162
                                                                    ------------                           ------------

                                                 3.21%              $ 16,143,198         2.97%             $ 11,389,477
                                                                    ============                           ============

At December 31, 2004, none of the above advances were subject to early call or redemption features.

At December 31, 2004 and 2003, the advances were secured by a pledge of the Savings Bank's investment in the capital stock of the FHLB and a blanket assignment of the Savings Bank's unpledged qualifying mortgage loans.

11.     REGULATORY CAPITAL

The Savings Bank is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


11.     REGULATORY CAPITAL (Cont'd.)

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total risk-based capital and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per GAAP and regulatory capital and information as to the Savings Bank's capital levels.

                                                                     December 31,
                                                                ------------------------
                                                                  2004            2003
                                                                --------        --------
                                                                    (In Thousands)
GAAP capital                                                    $  8,931        $  5,130
Less:  Unrealized (gain) on securities available for sale             (1)            (25)
                                                                --------        --------

Core and tangible capital                                          8,930           5,105
Add:  general valuation allowance                                    156             126
                                                                --------        --------

Total regulatory capital                                        $  9,086        $  5,231
                                                                ========        ========


                                                                                                                  To Be Well
                                                                                                               Capitalized Under
                                                                                  For Capital                   Prompt Corrective
                                                      Actual                   Adequacy Purposes                Action Provisions
                                            ------------------------        ------------------------        ------------------------
                                              Amount         Ratio            Amount         Ratio            Amount         Ratio
                                            ----------     ---------        ----------     ---------        ----------     ---------
                                                                             (Dollars in Thousands)
DECEMBER 31, 2004
-----------------

Total Risk-Based Capital
  (to risk-weighted assets)                   $ 9,086         19.86%         >  $3,660      >  8.0%          >  $ 4,575    >  10.0%
                                                                             -              -                -             -
Tier 1 Capital
  (to risk-weighted assets)                     8,930         19.52%         >   1,830      >  4.0%          >    2,745    >   6.0%
                                                                             -              -                -             -
Tier 1 Capital
  (to adjusted average assets)                  8,930         10.43%         >   3,425      >  4.0%          >    4,281    >   5.0%
                                                                             -              -                -             -

DECEMBER 31, 2003
-----------------

Total Risk-Based Capital
  (to risk-weighted assets)                   $ 5,231         12.84%         >  $3,259      >  8.0%          >  $ 4,074    >  10.0%
                                                                             -              -                -             -
Tier 1 Capital
  (to risk-weighted assets)                     5,105         12.53%         >   1,630      >  4.0%          >    2,444    >   6.0%
                                                                             -              -                -             -
Tier 1 Capital
  (to adjusted total assets)                    5,105          6.88%         >   2,970      >  4.0%          >    3,712    >   5.0%
                                                                             -              -                -             -

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


11.     REGULATORY CAPITAL (Cont'd.)

As of November 24, 2003, the most recent notification from its regulators, the Savings Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


12.     INCOME TAXES

The Savings Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and, therefore, must calculate its bad debt deduction using either the experience or the specific charge off method. Retained earnings at December 31, 2004 and 2003, includes approximately $730,000 of such bad debt, for which income taxes have not been provided. If such amount is used for purposes other than for bad debts losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:

                                                Year Ended December 31,
                                           ----------------------------------
                                                2004              2003
                                           ----------------  ----------------

     Current income tax expense:
          Federal                          $       200,935   $       192,748
          State                                     64,095            73,941
                                           ----------------  ----------------

                                                   265,030           266,689
                                           ----------------  ----------------
     Deferred income tax (benefit):
          Federal                                   (1,364)          (14,308)
          State                                     (1,784)           (4,162)
                                           ----------------  ----------------

                                                    (3,148)          (18,470)
                                           ----------------  ----------------

                                           $       261,882   $       248,219
                                           ================  ================

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


12.     INCOME TAXES (CONT'D.)

The tax effects of existing temporary difference that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                                               December 31,
                                                                     ---------------------------------
                                                                          2004              2003
                                                                     ----------------  ---------------
     DEFERRED INCOME TAX ASSETS

     Allowance for loan losses                                       $        70,847   $       50,407
     Deferred loan fees and costs                                              1,815            2,713
     Other                                                                     9,753            7,840
                                                                     ----------------  ---------------

                                                                              82,415           60,960
                                                                     ----------------  ---------------
     DEFERRED INCOME TAX LIABILITIES

     Depreciation                                                             88,352           70,045
     Unrealized gain on securities available for sale                            900           17,000
                                                                     ----------------  ---------------

                                                                              89,252           87,045
                                                                     ----------------  ---------------

     Net deferred tax liabilities included in other liabilities      $         6,837   $       26,085
                                                                     ================  ===============

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                          Year Ended December 31,
                                                                     ---------------------------------
                                                                          2004              2003
                                                                     ----------------  ---------------
     Federal income tax expense                                      $       226,611   $      210,420
     Increases (reductions) in income taxes resulting from:
          New Jersey corporate business tax,
           net of federal income tax effect                                   41,125           46,054
          Other items, net                                                    (5,854)          (8,255)
                                                                     ----------------  ---------------

     Effective income tax                                            $       261,882   $      248,219
                                                                     ================  ===============

     Effective income tax rate                                                  39.3%            40.1%
                                                                     ================  ===============

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


13.     EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

The Savings Bank has established a non-contributory defined contribution profit sharing plan covering all eligible (attainment of age 21 and one year of service) employees. Total profit sharing plan expense for the years ended December 31, 2004 and 2003 was $34,000 and $34,000, respectively.

ESOP

Effective upon the consummation of the Savings Bank's reorganization, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Savings Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $387,193 in proceeds from a term loan obtained from the Company to purchase 34,068 shares of Company common stock. The term loan principal is payable over twenty equal annual installments through December 31, 2024. Interest on the term loan is at a rate per annum equal to prime. Each year, the Savings Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $1,575 for the year ended December 31, 2004.

The ESOP shares, at December 31, 2004, were as follows:

        Allocated shares                                                -
        Shares committed to be released                               142
        Unreleased shares                                          33,926
                                                                ---------

        Total ESOP shares                                          34,068
                                                                =========

        Fair value of unreleased shares                         $ 376,579
                                                                =========

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


14.     OTHER NON-INTEREST EXPENSES

                                                            Year Ended
                                                            December 31,
                                                     --------------------------
                                                        2004            2003
                                                     ----------      ----------

Directors' compensation                              $  156,910      $  126,300
Supervisory examinations and assessments                 40,272          39,441
Bank service charges                                     38,016          34,680
Legal                                                   110,044           9,293
Money Access Card network charges                        31,068          33,788
Stationery and printing                                  21,595          37,283
Insurance                                                35,531          31,534
Other                                                   179,022         119,794
                                                     ----------      ----------

                                                     $  612,458      $  432,113
                                                     ==========      ==========

15.  COMMITMENTS AND CONTINGENCIES

The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Savings Bank's outstanding commitments were as follows (in thousands):

                                                            December 31,
                                                     --------------------------
                                                        2004            2003
                                                     ----------      ----------

             To originate loans:
                 Fixed rate mortgage                 $      616      $    1,520
                 Adjustable rate mortgage                   288             470
                 Home equity line                            25               -
                 Consumer                                    10               9

             To fund lines of credit:
                 Home equity                              7,573           7,418
                 Overdraft                                   67              63

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


15.     COMMITMENTS AND CONTINGENCIES (CONT'D.)

At December 31, 2004, fixed rate mortgage commitments were at interest rates ranging from 5.75% to 6.00%; adjustable rate mortgage commitments had initial rates ranging from 4.625% to prime rate plus 1.00%; home equity commitments had fixed interest rates of 4.95% and consumer loan commitments had fixed interest rates of 5.50%.

Undisbursed funds from approved lines of credit, unless they are specifically cancelled by notice to or from the Savings Bank, represent firm commitments available to the respective borrowers on demand. The interest rates charged on funds disbursed under the homeowners' equity lending program range from the prime rate minus 1.00% to 2.75% above the prime rate. Funds drawn on the unsecured credit reserve program are assessed interest at a rate of 16%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Savings Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate properties.

The Savings Bank also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Company and the Savings Bank, from time to time, may be party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial statements.


16.     ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. Fair value estimates, methods and assumptions are set forth below for the financial instruments.

        CASH AND CASH EQUIVALENTS AND INTEREST RECEIVABLE

        The carrying amounts for cash and cash equivalents and interest receivable approximate fair value because they mature in three months or less.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


16.     ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONT'D.)

        SECURITIES

        The fair value of securities, both available for sale and held to maturity, are based on quoted market or dealer prices, if available. If quoted market or dealer prices are not available, fair value is estimated using quoted market prices for similar securities.

        LOANS RECEIVABLE

        Fair value is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

        DEPOSITS

        The fair value of demand deposit, passbook and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

        TERM DEPOSITS AND ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

        Fair value is estimated using rates currently offered for assets and liabilities of similar remaining maturities, or when available, quoted market prices.

        COMMITMENTS TO EXTEND CREDIT

        The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

        As of December 31, 2004, the fair value of the commitments to extend credit were not considered to be material.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


16.     ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONT'D.)

        The carrying values and estimated fair values of financial instruments were as follows (in thousands):

                                                Carrying            Fair
          Financial Assets                       Value             Value
          ------------------------           ---------------   ---------------

          Cash and cash equivalents                 $ 5,898           $ 5,898
          Term deposits                                  81                81
          Securities available per sale               4,316             4,316
          Securities held to maturity                17,043            16,887
          Loans receivable, net                      57,154            57,077
          Federal Home Loan Bank of
              New York stock                            807               807
          Interest receivable                           397               397

          Financial Liabilities
          ---------------------
          Deposits                                   57,216            56,974
          Advances from the Federal
              Home Loan Bank of New York             16,143            15,753


The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


17.     PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Lincoln Park Bancorp, Inc. (Parent company only) as of December 31, 2004, and for the period from December 16, 2004 (inception) to December 31, 2004.


                             STATEMENT OF CONDITION
                             ----------------------

                                                                  December 31,
                                                                      2004
                                                                ----------------
Assets:
       Cash and due from banks                                  $     3,013,350
       Term deposits                                                    495,000
       Loan receivable from the Savings Bank                            387,193
       Interest receivable                                                1,180
       Investment in subsidiary                                       8,931,198
                                                                ----------------

                  Total assets                                  $    12,827,921
                                                                ================

Other liabilities                                               $           550

Stockholders' equity                                                 12,827,371
                                                                ----------------

Total liabilities and stockholders' equity                      $    12,827,921
                                                                ================

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


17.     PARENT ONLY FINANCIAL INFORMATION (CONT'D.)


                               STATEMENT OF INCOME
                               -------------------


                                                               From Inception
                                                             December 16, 2004
                                                               to December 31,
                                                                    2004
                                                            -------------------

Interest income                                                 $      1,180

Non-interest expenses                                                      -
                                                                ------------

Income before income tax benefit and equity in
  undistributed earnings of subsidiary                                 1,180
Income tax                                                               550
                                                                ------------

Income before equity in undistributed
  earnings of subsidiary                                                 630
                                                                ------------
Equity in undistributed
  earnings of subsidiary                                              13,544
                                                                ------------

Net income                                                      $     14,174
                                                                ============

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


17.     PARENT ONLY FINANCIAL INFORMATION (CONT'D.)


                             STATEMENT OF CASH FLOWS
                             -----------------------

                                                                           From Inception
                                                                          December 16, 2004
                                                                           to December 31,
                                                                                 2004
                                                                         -------------------
Cash flows from operating activities:
       Net income                                                           $   14,174
       Adjustments to reconcile net income to net cash
         provided by operating activities:
            (Increase) in interest receivable                                   (1,180)
            Increase in other liabilities                                          550
            Equity in undistributed earnings of subsidiary                     (13,544)
                                                                            ----------

                    Net cash provided by operating activities                        -
                                                                            ----------

Cash flows from investing activities:
       Purchase of term deposit                                               (495,000)
       Purchase of Savings Bank stock                                       (3,906,574)
       (Increase) in loan receivable from Savings Bank                        (387,193)
                                                                            ----------

                    Net cash (used in) investing activities                 (4,788,767)
                                                                            ----------

Cash flows from financing activities:
       Net proceeds from issuance of common stock                            7,802,117
                                                                            ----------

                    Net cash provided by financing activities                7,802,117
                                                                            ----------

Net increase in cash and cash equivalents                                    3,013,350

Cash and cash equivalents - beginning                                                -
                                                                            ----------

Cash and cash equivalents - ending                                          $3,013,350
                                                                            ==========

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                   ------------------------------------------


18.     QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                 Quarter Ended
                                                  ---------------------------------------------------------------------------------
                                                     March 31,           June 30,         September 30,            December 31,
                                                       2004               2004                2004                     2004
                                                  ---------------    ---------------    ------------------     --------------------
                                                               (In thousands, except for share and per share amounts)

Total interest income                             $           892    $           894    $              930     $              1,003
Total interest expense                                        310                325                   350                      378
                                                  ---------------    ---------------    ------------------     --------------------

Net interest income                                           582                569                   580                      625

Provision for loan losses                                     (16)                 3                    24                       19
Non-interest income                                            29                 29                    27                       25
Non-interest expenses                                         392                393                   540                      444
Income taxes                                                   94                 77                    15                       76
                                                  ---------------    ---------------    ------------------     --------------------

Net income                                        $           141    $           125    $               28     $                111
                                                  ===============    ===============    ==================     ====================

Net income per common share - basic and diluted           N/A (a)            N/A (a)               N/A (a)     $               0.06
                                                  ===============    ===============    ==================     ====================

Weighted average number of
  common shares outstanding - basic and diluted           N/A (a)            N/A (a)               N/A (a)     $          1,845,112
                                                  ===============    ===============    ==================     ====================

(a) Converted to stock form on December 16, 2004.


                                                                                 Quarter Ended
                                                  ---------------------------------------------------------------------------------
                                                     March 31,           June 30,         September 30,            December 31,
                                                       2004               2004                2004                     2004
                                                  ---------------    ---------------    ------------------     --------------------
                                                                                (In thousands)

Total interest income                             $           789    $           803    $              825     $                845
Total interest expense                                        330                290                   293                      302
                                                  ---------------    ---------------    ------------------     --------------------

Net interest income                                           459                513                   532                      543

Provision for loan losses                                      10                  1                    10                       14
Non-interest income                                            32                 24                    29                       71
Non-interest expenses                                         385                370                   390                      404
Income taxes                                                   35                 69                    65                       79
                                                  ---------------    ---------------    ------------------     --------------------

Net income                                        $            61    $            97    $               96     $                117
                                                  ===============    ===============    ==================     ====================

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS


19.     RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment." SFAS No. 123 (revised 2004) revises the original guidance contained in SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees, and its related implementation guidance. Under SFAS No. 123 (revised 2004), a public entity such as the Company will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize such cost over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for the unique characteristics of instruments (unless observable market prices for the same or similar instruments are available). For public entities, such as the Company, that expect to file as small business issuers, SFAS No. 123 (revised 2004) is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

The aforementioned pronouncements related to stock-based payments have no effect on the Company's historical consolidated financial statements as we do not currently have any stock-based payment plans. However, the stock-based payment plans contemplated within the prospectus related to the Company's recently completed initial public stock offering (see note 2 to consolidated financial statements), consisting of the stock option and restricted stock award plans, will be subject to the provisions of SFAS No. 123 (revised 2004). The actual costs of any stock-based payment plans will be based on grant-date fair value, which cannot be determined at this time.

In December 2003, the FASB issued a revision to Interpretation 46, "Consolidation of Variable Interest Entities," which established standards for identifying a variable interest entity ("VIE") and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this Interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this Interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this Interpretation has not and is not expected to have a material effect on our consolidated financial position or results of operations.

                        DIRECTORS AND EXECUTIVE OFFICERS


DIRECTORS

Stanford Stoller
      Chairman of the Board
      Principal Consultant in the Insurance Industry Sector of IBM

William H. Weisbrod
      Vice Chairman of the Board
      Senior Vice President/Financial Consultant with Smith Barney

David G. Baker
      Part owner and operator of Lincoln Park Hardware
      Mayor/Chief Administrative Official of the Borough of Lincoln Park

John F. Feeney
      Attorney at Law, Scangarella, Feeney & Dixon, L.L.P.

Edith M. Perrotti
      Retired, former Senior Vice President of Lincoln Park Savings

Ronald M. Higgins
      Owner of a real estate brokerage firm located in West Milford, NJ, and 50% owner of an insurance brokerage firm located in Pompton Lakes, NJ


EXECUTIVE OFFICERS

Donald S. Hom
      President and Chief Executive Officer

Nandini Mallya
      Vice President and Treasurer

Nancy M. Shaw
      Vice President and Corporate Secretary

Deborah Corvelli Shahin
      Vice President and Assistant Secretary of Lincoln Park Savings Bank

                             STOCKHOLDER INFORMATION


ANNUAL MEETING
The Annual Meeting of Stockholders will be held at the Lincoln Park PAL Community Center, 10 Boonton Turnpike, Lincoln Park, New Jersey on April 21, 2005 at 10:00 A.M.


STOCK LISTING
Over-the-Counter Bulletin Board under the symbol "LPBC"


COUNSEL
Scangarella, Feeney & Dixon, L.L.P.
565 Newark Pompton Turnpike
Pompton Plains, New Jersey  07444


SPECIAL COUNSEL
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 400
Washington, DC  20015


INDEPENDENT AUDITORS
Radics & Co., LLC
55 US Highway 46 West
Pine Brook, New Jersey  07058


TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016
(800) 368-5948

Please contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailing, transferring stock, or replacing lost, stolen or destroyed stock certificates.


ANNUAL REPORT ON FORM 10-KSB
A copy of the Company's Form 10-KSB for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, is available without charge to stockholders by written request to the Company. It may also be accessed on our website at:

                           WWW.LINCOLNPARKSAVINGS.COM

                               MARKET INFORMATION


The Company's Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol "LPBC".

The following table sets forth the range of the high and low prices of the Company's Common Stock from its initial trading day of December 20, 2004 through December 31, 2004. Prices are inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The Company has not paid any dividends since the completion of its initial public offering on December 16, 2004.

         QUARTER ENDED               HIGH            LOW

         December 31, 2004          $12.00         $10.75

As of December 31, 2004, there were 1,851,500 shares of Lincoln Park Bancorp common stock outstanding (including unallocated ESOP shares) and there were 382 stockholders of record.

                           [logo] Lincoln Park Bancorp
                               31 Boonton Turnpike
                             Lincoln Park, NJ 07035
                                 (973) 694-0330



                           Please visit our website at
                           www.lincolnparksavings.com