Form 10KSB, Exhibit 13
period 2005-12-31
Lincoln Park Bancorp
filed 2006-03-31
CIK 1294206

                                   EXHIBIT 13

                    PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

--------------------------------------------------------------------------------








                               [LOGO] LINCOLN PARK
                                     BANCORP










                               2005 ANNUAL REPORT








--------------------------------------------------------------------------------

                              LINCOLN PARK BANCORP

                       2005 ANNUAL REPORT TO STOCKHOLDERS

                                TABLE OF CONTENTS



Letter to Stockholders ....................................................   2

Selected Consolidated Financial Information and Other Data ................   3

Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                       5

Independent Auditors' Report ..............................................  15

Consolidated Financial Statements .........................................  16

Directors and Executive Officers ..........................................  49

Stockholder Information ...................................................  50

Market Information ........................................................  51















                 VISIT OUR WEBSITE AT WWW.LINCOLNPARKSAVINGS.COM

                           [LOGO] LINCOLN PARK BANCORP

               31 BOONTON TURNPIKE, LINCOLN PARK, NEW JERSEY 07035
                          973-694-0330 FAX 973-694-3114
                           WWW.LINCOLNPARKSAVINGS.COM
                           --------------------------


March 22, 2006


Dear Stockholders,

We are pleased to present to you the second Annual Report of Lincoln Park
Bancorp.

During 2005, we deployed the approximately $7.9 million in capital, net of expenses, that we raised in 2004 by increasing our assets by 8.4% from $86.7 million as of December 31, 2004 to $94.0 million as of December 31, 2005. This asset growth was fueled by a 16.1% increase in loans receivables from $57.2 million to $66.4 million during this same period.

As a result of this growth and despite a rising interest rate environment, our earnings increased by 42.5% from $405,000 for the year ended December 31, 2004 to $576,000 for the year ended December 31, 2005.

We are pleased to share these earnings with our stockholders by payment on March 16, 2006 of our first special cash dividend in the amount of $0.05 per share to our shareholders of record as of March 2, 2006. This special dividend represents your Board of Directors' commitment to deliver value to our stockholders.

We look forward to the future and the many opportunities and challenges in front of us. With our outstanding employee team as the key to our success, our mission continues to provide a high level of personal services to our customers and local communities.

Our Directors, management and staff thank you for your support and confidence in our initial year as a public company.


Sincerely,


/s/ Donald S. Hom
-----------------
Donald S. Hom
President & CEO

                              LINCOLN PARK BANCORP

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth consolidated financial and other data of Lincoln Park Bancorp at and for the periods indicated. The selected data has been derived in part from the audited consolidated financial statements of Lincoln Park Bancorp. The following information is only a summary, and should be read in conjunction with the consolidated financial statements and notes presented elsewhere in the Annual Report.

                                                                     AT DECEMBER 31,
                                                      --------------------------------------------
                                                          2005            2004            2003
                                                      ------------    ------------    ------------
                                                                 (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets...................................       $     93,958    $     86,699    $     74,281
Loans receivable, net (1)......................             66,383          57,154          48,913
Cash and cash equivalents......................              2,316           5,898           3,082
Term deposits..................................                581              81           1,060
Securities available for sale..................              3,002           4,316           5,811
Securities held to maturity....................             18,817          17,043           13,507
Deposits.......................................             54,367          57,216          57,290
FHLB advances..................................             25,534          16,143          11,389
Stockholders' equity...........................             13,388          12,827           5,130

-----------------
(1)  Net of loans in process, allowance for loan losses and deferred loan fees.

                                                                YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                          2005            2004            2003
                                                      ------------    ------------    ------------
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)
SELECTED OPERATIONS DATA:
Total interest income..........................       $      4,418    $      3,719    $      3,262
Total interest expense.........................              1,722           1,363           1,215
                                                      ------------    ------------    ------------
   Net interest income.........................              2,696           2,356           2,047
Provision for (recovery of) loan losses........                  6              30              35
                                                      ------------    ------------    ------------
Net interest income after provision for
   (recovery of) loan losses...................              2,690           2,326           2,012
Non-interest income............................                100             110             156
Non-interest expenses..........................              1,843           1,769           1,549
Income taxes...................................                370             262             248
                                                      ------------    ------------    ------------
Net income.....................................       $        576    $        405    $        371
                                                      ============    ============    ============
Net income per share...........................       $       0.32    $       0.22         N/A (A)
                                                      ============    ============    ============

-----------------
(A) Completed mutual holding company reorganization and stock offering on December 16, 2004.

                                                                             AT DECEMBER 31,
                                                              --------------------------------------------
                                                                  2005            2004            2003
                                                              ------------    ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on average assets (ratio of net income to
  average total assets).....................................       0.65%           0.51%           0.55%
Return on average equity....................................       4.40            7.59            7.53
Net yield on average interest-earning assets................       5.09            3.10            3.15
Net interest rate spread (1)................................       2.78            2.97            3.04
Average interest-earning assets to average
  interest-bearing liabilities..............................     116.30          107.30          105.77
Non-interest expense to average assets......................       2.06            2.24            2.28
Efficiency ratio............................................      65.92           71.74           70.31

CAPITAL RATIOS:
Average equity to average total assets......................      14.65            6.77            7.27
Tier 1 leverage ratio.......................................      10.70           10.43            6.88
Tier 1 risk-based ratio.....................................      19.26           19.52           12.53
Total risk-based capital ratio..............................      19.58           19.86           12.84

ASSET QUALITY RATIOS:
Net charge-offs to average nonperforming assets.............       0.81            0.24              -
Net charge-offs to average loans outstanding................       0.01              -               -
Allowance for loan losses to gross loans outstanding........       0.24            0.27            0.26
Nonperforming loans to total assets.........................       0.30            0.49            0.48
Nonperforming assets to total assets........................       0.30            0.49            0.48

OTHER DATA:
Number of full-service offices..............................         1               1               1

-----------------
(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

        Lincoln Park Bancorp (the "Company") is the stock holding company of Lincoln Park Savings Bank (the "Bank"). The Company is headquartered in Lincoln Park, New Jersey and its principal business currently consists of the operations of the Bank. Lincoln Park Bancorp, MHC, a mutual holding company formed in connection with the Bank's conversion to stock form and reorganization into the holding company form of organization, which was consummated on December 16, 2004, owns 54.0% of the Company's outstanding common stock at December 31, 2005. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's non-interest income and expenses. The Bank's non-interest income consists primarily of fees and other service charges. The Bank's non-interest expenses principally consist of salaries and employee benefits, occupancy and equipment expenses, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank.

FORWARD-LOOKING STATEMENTS

        The Company's Annual Report and Form 10-KSB contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forwarding-looking statements are generally identified by use of the words "believe", "expect", `intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of the future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and subsidiary include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the
U. S. Government, including policies of U. S. Treasury and the Federal Reserve Board, the quality and composition of loan and securities portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. The risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CRITICAL ACCOUNTING POLICIES

        We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. We review the level of the allowance on a quarterly basis, at a minimum, and establish the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. We establish provision for loan losses, which is charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for loan losses, we consider historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans are assigned a higher percentage of allowance allocation.

        Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments about information available to it at the time of their examinations.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND 2004

        Our total assets increased by $7.3 million, or 8.4%, to $94.0 million at December 31, 2005, from $86.7 million at December 31, 2004. During the year ended December 31, 2005, the level of cash and cash equivalents decreased by $3.6 million, or 61.0%, to $2.3 million at December 31, 2005 from $5.9 million at December 31, 2004. Term deposits increased $500,000 or 617.3% to $581,000 at December 31, 2005 when compared with $81,000 at December 31, 2004. The decrease in cash and cash equivalents and the increase in term deposits resulted from deployment of funds raised from the initial public stock offering that was completed on December 16, 2004.

        Securities available for sale decreased $1.3 million or 30.2% to $3.0 million at December 31, 2005 when compared with $4.3 million at December 31, 2004. The decrease in securities available for sale resulted primarily from maturities, calls and repayments. Securities held to maturity increased $1.8 million or 10.6% to $18.8 million at December 31, 2005 when compared with $17.0 million at December 31, 2004. During the year ended December 31, 2005, purchases of securities held to maturity amounted to $4.0 million which more than offset maturities, calls, and repayments of $2.2 million. Loans receivable amounts to $66.4 million and $57.2 million at December 31, 2005 and 2004, respectively, representing an increase of $9.2 million or 16.1%. Such increase was primarily the result of loan originations totaling $25.0 million, which significantly exceeded repayments totaling $15.8 million.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND 2004  (CONT'D.)

        Total deposits decreased $2.8 million or 4.9% to $54.4 million at December 31, 2005 from $57.2 million at December 31, 2004. Advances from the FHLB increased $9.4 million or 58.4% to $25.5 million at December 31, 2005 when compared with $16.1 million at December 31, 2004. The proceeds from new FHLB advances were used to fund loan originations, deposit outflow and other general corporate purposes.

        Stockholder's equity totaled $13.4 million and $12.8 million at December 31, 2005 and December 31, 2004, respectively. The increase in stockholder's equity was primarily due to an increase in retained earnings of $576,000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

        GENERAL. Net income increased $171,000, or 42.2%, to $576,000 for the year ended December 31, 2005, from $405,000 for the year ended December 31, 2004. The increase in net income reflects increases in net interest income and a decrease in provision for loan losses sufficient to offset a decrease in non-interest income and increases in non-interest expenses and income taxes.

        INTEREST INCOME. Interest income increased by $698,000 to $4.4 million for the year ended December 31, 2005, from $3.7 million for the year ended December 31, 2004. The increase in interest income resulted primarily from increases of $517,000 in interest income from loans, $172,000 in interest income on securities and $10,000 in interest income on other interest-earning assets. The increase in interest income resulted from an increase of $10.7 million or 14.0% in average balance of interest-earning assets to $86.8 million during the year ended December 31, 2005 when compared to $76.1 million during the year ended December 31, 2004, along with an increase of twenty basis points in the yield on interest-earning assets from 4.89% in 2004 to 5.09% in 2005. The increase in the yield reflects an increase in market interest rates.

        Interest income from loans receivable increased $517,000, or 18.4%, to $3.3 million for the year ended December 31, 2005, from $2.8 million for the year ended December 31, 2004. The increase was due to an $8.4 million or 15.9% increase in the average balance of loans receivable to $61.3 million in 2005 from $52.9 million in 2004 and an increase in the average yield to 5.43% in 2005 from 5.32% in 2004.

        Interest income on securities, including available for sale and held to maturity, increased $172,000, or 19.8% to $1.0 million for the year ended December 31, 2005, from 868,000 for the year ended December 31, 2004. The increase resulted from an increase of $1.9 million or 9.7% in average balances of taxable securities to $21.5 million in 2005 from $19.6 million in 2004, along with an increase in the average yield on taxable securities to 4.67% in 2005 from 4.27% in 2004. The increase also resulted from an increase of $117,000 or 14.3% in average balances of tax exempt securities to $937,000 in 2005 from $820,000 in 2004, sufficient to offset decrease in the average yield on tax exempted securities to 3.84% in 2005 from 3.90% in 2004.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 (CONT'D.)

        Interest income on other interest-earning assets increased $10,000 or 27.0% to $47,000 for 2005 from $37,000 for 2004. The increase resulted from an increase of $212,000 in the average balance to $3.0 million in 2005 from $2.8 million in 2004, along with an increase in the yield on other interest-earning assets to 1.56% in 2005 from 1.32% in 2004.

        INTEREST EXPENSE. Total interest expense increased $359,000, or 26.3%, to $1.7 million for 2005 from $1.4 million for 2004. The increase in interest expense resulted from a $3.7 million increase in the average balance on total interest bearing liabilities to $74.6 million in 2005 from $70.9 million in 2004, along with an increase of 39 basis points in the cost of interest bearing liabilities to 2.31% in 2005 from 1.92% in 2004.

        The interest expense on deposits increased $109,000 to $1.0 million in 2005 from $924,000 in 2004. The increase during 2005 resulted from an increase in the average cost of interest-bearing deposits to 1.89% in 2005 from 1.64% in 2004, which was partially offset by a decrease in the average balance of interest-bearing deposits to $54.8 million in 2005 from $56.2 million in 2004. The average balance of interest-bearing demand accounts decreased $0.7 million or 5.7% to $11.6 million in 2005 from $12.3 million in 2004. The average balance of savings and club accounts decreased $1.1 million, or 6.21%, to $16.7 million for the year ended December 31, 2005 from $17.7 million for the year ended December 31, 2004. The average balance of certificates of deposit increased $0.3 million or 1.1% to $26.5 million in 2005 from $26.2 million in 2004.

        The interest expense on borrowed money increased $250,000 to $689,000 in 2005 from $439,000 in 2004. The increase during 2005 resulted from an increase of $5.1 million in the average balance of borrowed money to $19.8 million in 2005 from $14.7 million in 2004, along with an increase in the average cost of borrowed money to 3.48% in 2005 from 2.99% in 2004, reflecting increase in market interest rates during 2005.

        NET INTEREST INCOME. Net interest income increased $339,000, or 14.4%, to $2.7 million for 2005 from $2.4 million for 2004. Our net interest rate spread was 2.78% and 2.97% during the years ended December 31, 2005 and 2004, respectively.

        PROVISION FOR LOAN LOSSES. Based on our evaluation of the factors mentioned above, we made a provision of $6,000 for the year ended December 31, 2005, as compared to a provision of $30,000 for the year ended December 31, 2004. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $159,000, or 0.24% of total loans outstanding at December 31, 2005, as compared with $156,000, or 0.27% of total loans outstanding at December 31, 2004. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

        NON-INTEREST INCOME. Non-interest income totaled $100,000 for the year ended December 31, 2005, as compared to $110,000 for the year ended December 31, 2004. The decrease in the 2005 period resulted primarily from a decrease of $8,000 in fees and service charges, and an increase of $5,000 in losses on calls of securities held to maturity, offset by an increase of $4,000 in miscellaneous income.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 (CONT'D.)

        NON-INTEREST EXPENSES. Non-interest expenses for the years ended December 31, 2005 and 2004 were $1,843,000 and $1,769,000, respectively, reflecting an increase of $74,000 or 4.2%. Salaries and employee benefits decreased $45,000 or 5.5% to $776,000 from $821,000, primarily as a result of a decrease of $34,000 in expense relating to the Bank's profit sharing plan and a decrease of $21,000 in cash bonuses, partially offset by a $15,000 expense relating to the Bank's employee stock ownership plan. Occupancy expense increased $15,000 or 13.6% to $125,000 from $110,000, equipment expense increased $29,000 or 15.5% to $216,000 from $187,000, advertising expense increased $19,000 or 63.3% to $49,000 from $30,000, and miscellaneous non-interest expenses increased $57,000 or 9.3% to $669,000 from $612,000.

        INCOME TAX EXPENSE. The provision for income taxes totaled $370,000 and $262,000 in 2005 and 2004, respectively. The increase in the provision for income taxes is primarily due to our higher level of income before taxes of $947,000 in 2005 compared with $667,000 in 2004.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


AVERAGE BALANCE SHEET

        The following table presents at the date and for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income; however, such fees are not material.

                                         AT DECEMBER 31, 2005                          YEAR ENDED DECEMBER 31,
                                        ---------------------  --------------------------------------------------------------------
                                                                               2005                              2004
                                                               ---------------------------------  ---------------------------------
                                                                  AVERAGE     INTEREST               AVERAGE     INTEREST
                                        OUTSTANDING   YIELD/    OUTSTANDING    EARNED/   YIELD/    OUTSTANDING    EARNED/   YIELD/
                                          BALANCE      COST       BALANCE       PAID      COST       BALANCE       PAID      COST
                                        -----------  --------  -------------  --------  --------  -------------  --------  --------
                                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable (1)................  $    66,383    5.57%   $      61,321  $  3,331    5.43%   $      52,871  $  2,814    5.32%
  Taxable securities (2)(3)...........       20,879    4.51           21,479     1,004    4.67           19,591       836    4.27
  Tax-exempt securities(2)............          940    3.96              937        36    3.84              820        32    3.90
  Other interest-earning assets.......        2,534    3.99            3,013        47    1.56            2,801        37    1.32
                                        -----------            -------------  --------            -------------  --------
    Total interest-earning assets.....       90,736    5.26           86,750     4,418    5.09           76,083     3,719    4.89
                                                                              --------                           --------

Non-interest-earning assets...........        3,222                    2,511                              2,735
                                        -----------            -------------                      -------------

    Total assets......................  $    93,958            $      89,261                      $      78,818
                                        ===========            =============                      =============

Interest-bearing liabilities:
  Interest-bearing deposits:
    Demand............................  $    11,556    1.05    $      11,615       147    1.27    $      12,300       137    1.11
    Savings and club..................       15,711    1.00           16,668       169    1.01           17,726       177    1.00
    Certificates of deposit...........       26,350    3.20           26,491       717    2.71           26,213       610    2.33
  Borrowed money......................       25,534    3.93           19,815       689    3.48           14,671       439    2.99
                                        -----------            -------------  --------            -------------  --------
Total interest-bearing liabilities....       79,151    2.69           74,589     1,722    2.31           70,910     1,363    1.92
                                        -----------            -------------  --------            -------------  --------

Non-interest-bearing liabilities:
  Non-interest-bearing demand.........          750                      996                              2,031
  Other...............................          669                      595                                541
                                        -----------            -------------                      -------------
                                              1,419                    1,591                              2,572
                                        -----------            -------------                      -------------
Total liabilities.....................       80,570                   76,180                             73,482
                                        ===========            =============                      =============

Equity................................       13,388                   13,081                              5,336
                                        -----------            -------------                      -------------
Total liabilities and equity..........  $    93,958            $      89,261                      $      78,818
                                        ===========            =============                      =============
Net interest income...................                                        $  2,696                           $  2,356
                                                                              ========                           ========
Interest rate spread (4)..............                 2.57%                              2.78%                              2.97%
                                                     ========                           ========                           ========
Net interest margin (5)...............                                                    3.11%                              3.10%
                                                                                        ========                           ========

Net interest-earning assets...........  $    11,585            $      12,161                      $       5,173
                                        ===========            =============                      =============
Ratio of interest-earning assets to
  interest-bearing liabilities........        1.15x                    1.16x                              1.07x

---------------------------------
(1)  Loans receivable are net of the allowance for loan losses.
(2)  Includes both available for sale and held to maturity securities.
(3)  Includes stock in Federal Home Loan Bank of New York.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of interest-earning assets.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RATE/VOLUME ANALYSIS

        The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to:
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and the net change. The changes attributable to the combined impact of volume and rate changes have been allocated on a proportional basis between changes in volume and rate.

                                                YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                                    2005 VS. 2004
                                        ---------------------------------------
                                                                      TOTAL
                                          INCREASE/(DECREASE)       INCREASE
                                               DUE TO              (DECREASE)
                                        -----------------------   -------------
                                           VOLUME       RATE
                                        ------------  ---------
                                                (DOLLARS IN THOUSANDS)

INTEREST INCOME:
  Loans receivable...................   $        458  $      59   $         517
  Taxable securities.................             85         83             168
  Tax-exempt securities..............              4         --               4
  Other interest-earning assets......              3          7              10
                                        ------------  ---------   -------------

   Total interest income.............            550        149             699
                                        ------------  ---------   -------------

INTEREST EXPENSE:
  Interest-bearing deposits:
   Demand............................             (8)        18              10
   Savings and club accounts.........            (10)         2              (8)
   Certificates of deposits..........              7        101             108
  Borrowed money.....................            170         80             250
                                        ------------  ---------   -------------

   Total interest expense............            159        201             360
                                        ------------  ---------   -------------

Net change in interest income........   $        391  $     (52)  $         339
                                        ============  =========   =============

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


MANAGEMENT OF MARKET RISK

        GENERAL. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Our full board of directors is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk and reports to the board of directors on a regular basis with respect to our asset/liability policies and interest rate risk position.

        We have emphasized the origination of fixed-rate mortgage loans for retention in our portfolio in order to maximize our net interest income. We accept increased exposure to interest rate fluctuations as a result of our investment in such loans. In a period of rising interest rates, our net interest rate spread and net interest income may be negatively affected. In addition, we have sought to manage and mitigate our exposure to interest rate risks in the following ways:

        o We maintain moderate levels of short-term liquid assets. At December 31, 2005, our short-term liquid assets totaled $3.0 million;

        o We originate for portfolio adjustable-rate mortgage loans. At December 31, 2005, our adjustable-rate mortgage loans totaled $13.4 million;

        o We attempt to increase the maturity of our liabilities as market conditions allow. In particular, in recent years, we have emphasized intermediate- to long-term FHLB advances as a source of funds. At December 31, 2005, we had $18.0 million of FHLB advances with terms to maturity of between one and ten years; and

        o We invest in securities with step-up rate features providing for increased interest rates prior to maturity according to a pre-determined schedule and formula. However, these step-up rates may not keep pace with rising interest rates in the event of a rapidly rising rate environment. In addition, these investments may be called at the option of the issuer.

        NET PORTFOLIO VALUE. The Company utilizes an outside vendor to prepare the computation of amounts by which the net present value of the company's cash flow from assets, liabilities and off balance sheet items (the Company's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The vendor provides the Company with an interest rate sensitivity report of net portfolio value. The vendor's simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the yield curve increases or decreases instantaneously by 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equal one percent. An increase in interest rates from 3% to 5% would mean, for example, a 200 basis point increase in the "Change in Interest Rates" column below. The vendor provides us the results of the interest rate sensitivity model, which is based on information we provide to them to estimate the sensitivity of our net portfolio.

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        The table below sets forth, as of December 31, 2005, the latest date for which the vendor has provided Lincoln Park Savings an interest rate sensitivity report of net portfolio value and the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the yield curve.

                                                                     NET PORTFOLIO VALUE
                                                                       AS A PERCENTAGE
                               NET PORTFOLIO VALUE                OF PRESENT VALUE OF ASSETS
    CHANGE IN       ----------------------------------------   ---------------------------------
  INTEREST RATES     ESTIMATED     AMOUNT OF     PERCENT OF                     CHANGE IN BASIS
  (BASIS POINTS)        NPV         CHANGE         CHANGE        NPV RATIO          POINTS
 ---------------    -----------   -----------   ------------   -------------  ------------------
                                             (DOLLARS IN THOUSANDS)
       +200         $     6,941   $    (2,668)       (28)%           8.20     (242) basis points
         0                9,609            --         --            10.62       --  basis points
       -200               9,968           359          4%           10.73       11  basis points

        The table above indicates that at December 31, 2005, in the event of a 200 basis point decrease in interest rates, we would experience a 4% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 28 % decrease in net portfolio value.

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

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

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES  (CONT'D.)

        The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities.

        The primary sources of investing activity are lending and the purchase of securities. Net loans amounted to $66.4 million and $57.2 million at December 31, 2005 and 2004, respectively. Securities available for sale totaled $3.0 million and $4.3 million at December 31, 2005 and 2004, respectively. Securities held to maturity totaled $18.8 million and $17.0 million at December 31, 2005 and 2004, respectively. In addition to funding new loan production and securities purchases through operating and financing activities, such activities were funded by principal repayments on existing loans and mortgage-backed securities.

        Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. At December 31, 2005, advances from the FHLB amounted to $25.5 million.

        The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2005, the Bank has outstanding commitments to originate loans of $892,000. Certificates of deposit scheduled to mature in one year or less at December 31, 2005, totaled $18.4 million. Management believes that, based upon its experience and the Bank's deposit flow history, a significant portion of such deposits will remain with the Bank.

        We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to board risk categories. At December 31, 2005, we exceeded all of our regulatory capital requirements. We are considered "well capitalized" under regulatory guidelines.

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

[bmc]





             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
Lincoln Park Bancorp and Subsidiary
Lincoln Park, New Jersey


        We have audited the accompanying consolidated statements of financial condition of Lincoln Park Bancorp and Subsidiary (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Park Bancorp and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



                                                /s/ Beard Miller Company LLP


Beard Miller Company LLP
Pine Brook, New Jersey
January 27, 2006


LINCOLN PARK BANCORP AND SUBSIDIARY
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                   DECEMBER 31,
                                                                                        ------------------------------------
                                                                                             2005                 2004
                                                                                        ---------------      ---------------
                                                            ASSETS

     Cash and amounts due from depository institutions                                  $     1,627,946      $     1,494,902
     Interest-bearing deposits                                                                  688,232            4,403,386
                                                                                        ---------------      ---------------

         Cash and Cash Equivalents                                                            2,316,178            5,898,288

     Term deposits                                                                              580,629               80,778
     Securities available for sale                                                            3,002,336            4,316,440
     Securities held to maturity                                                             18,817,087           17,043,185
     Loans receivable, net of allowance for loan losses 2005 $158,500; 2004 $156,000         66,383,298           57,154,277
     Premises and equipment                                                                     883,848              919,931
     Federal Home Loan Bank of New York stock                                                 1,264,500              807,200
     Interest receivable                                                                        448,172              397,033
     Other                                                                                      262,209               81,689
                                                                                        ---------------      ---------------

         TOTAL ASSETS                                                                   $    93,958,257      $    86,698,821
                                                                                        ===============      ===============

                                             LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

     Deposits                                                                           $    54,366,814      $    57,216,074
     Advances from Federal Home Loan Bank of New York                                        25,533,730           16,143,198
     Advance payments by borrowers for taxes and insurance                                      364,785              355,761
     Other                                                                                      305,390              156,417
                                                                                        ---------------      ---------------

         TOTAL LIABILITIES                                                                   80,570,719           73,871,450
                                                                                        ---------------      ---------------

STOCKHOLDERS' EQUITY
     Preferred stock; no par value; 1,000,000 shares authorized; none issued or
         outstanding                                                                                  -                    -
     Common stock; $0.01 par value; 5,000,000 shares authorized; 1,851,500 shares
         issued and outstanding                                                                  18,515               18,515
     Paid-in capital                                                                          7,776,418            7,783,602
     Retained earnings - substantially restricted                                             5,982,726            5,409,484
     Unearned ESOP shares                                                                      (366,220)            (385,580)
     Accumulated other comprehensive income (loss)                                              (23,901)               1,350
                                                                                        ---------------      ---------------

         TOTAL STOCKHOLDERS' EQUITY                                                          13,387,538           12,827,371
                                                                                        ---------------      ---------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $    93,958,257      $    86,698,821
                                                                                        ===============      ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------------------------------------
                                                             16


LINCOLN PARK BANCORP AND SUBSIDIARY
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME


                                                                                              YEARS ENDED DECEMBER 31,
                                                                                        ------------------------------------
                                                                                             2005                 2004
                                                                                        ---------------      ---------------
INTEREST INCOME
   Loans                                                                                $     3,330,933      $     2,814,168
   Securities                                                                                 1,039,959              868,227
   Other interest-earning assets                                                                 46,652               36,928
                                                                                        ---------------      ---------------

       TOTAL INTEREST INCOME                                                                  4,417,544            3,719,323
                                                                                        ---------------      ---------------

INTEREST EXPENSE
   NOW and money market                                                                         144,498              137,209
   Savings and club                                                                             169,934              176,466
   Certificates of deposit                                                                      717,985              609,996
   Borrowings                                                                                   689,391              439,203
                                                                                        ---------------      ---------------

       TOTAL INTEREST EXPENSE                                                                 1,721,808            1,362,874
                                                                                        ---------------      ---------------

       NET INTEREST INCOME                                                                    2,695,736            2,356,449

PROVISION FOR LOAN LOSSES                                                                         6,017               30,363
                                                                                        ---------------      ---------------

       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                    2,689,719            2,326,086
                                                                                        ---------------      ---------------

NON-INTEREST  INCOME
   Fees and service charges                                                                      80,581               89,481
   Loss on calls of term deposits and securities held to maturity                                (7,239)              (1,879)
   Other                                                                                         26,764               22,242
                                                                                        ---------------      ---------------

       TOTAL NON-INTEREST INCOME                                                                100,106              109,844
                                                                                        ---------------      ---------------

NON-INTEREST EXPENSES
   Salaries and employee benefits                                                               775,706              820,746
   Occupancy expense of premises                                                                125,445              110,065
   Equipment                                                                                    216,144              187,392
   Advertising                                                                                   49,174               30,187
   Federal insurance premium                                                                      7,944                8,578
   Other                                                                                        668,581              612,458
                                                                                        ---------------      ---------------

       TOTAL NON-INTEREST EXPENSES                                                            1,842,994            1,769,426
                                                                                        ---------------      ---------------

       INCOME BEFORE INCOME TAXES                                                               946,831              666,504

INCOME TAXES                                                                                    370,442              261,882
                                                                                        ---------------      ---------------

       NET INCOME                                                                       $       576,389      $       404,622
                                                                                        ===============      ===============

NET INCOME PER SHARE - BASIC AND DILUTED                                                $          0.32      $          0.22
                                                                                        ===============      ===============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -
   BASIC AND DILUTED                                                                          1,818,426            1,845,112
                                                                                        ===============      ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------------------------------------
                                                              17


LINCOLN PARK BANCORP AND SUBSIDIARY
------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                     RETAINED                     ACCUMULATED
                                                                    EARNINGS -      UNEARNED         OTHER
                                            COMMON     PAID-IN     SUBSTANTIALLY      ESOP       COMPREHENSIVE
                                            STOCK      CAPITAL      RESTRICTED       SHARES      INCOME (LOSS)       TOTAL
                                          ---------  -----------   -------------   ----------   ---------------  -------------
BALANCE - DECEMBER 31, 2003               $       -  $         -   $   5,104,900   $        -   $        25,428  $   5,130,328
                                                                                                                 -------------

  Comprehensive income:
    Net income                                    -            -         404,622            -                 -        404,622
    Other comprehensive income (loss),
      net of income taxes - unrealized
      holding (loss) on securities
      available for sale, net of
      deferred income taxes of $16,100            -            -               -            -           (24,078)       (24,078)
                                                                                                                 -------------

    TOTAL COMPREHENSIVE INCOME                                                                                         380,544
                                                                                                                 -------------

  Net proceeds of initial public stock
    offering                                 18,515    7,783,602               -            -                 -      7,802,117
  Common stock acquired by ESOP                   -            -               -     (387,193)                -       (387,193)
  Initial capitalization of mutual
    holding company                               -            -        (100,000)           -                 -       (100,000)
  ESOP shares committed to be released            -            -             (38)       1,613                 -          1,575
                                          ---------  -----------   -------------   ----------   ---------------  -------------

BALANCE - DECEMBER 31, 2004                  18,515    7,783,602       5,409,484     (385,580)            1,350     12,827,371
                                                                                                                 -------------

  Comprehensive income:
    Net income                                    -            -         576,389            -                 -        576,389
    Other comprehensive income (loss),
      net of income taxes - unrealized
      holding (loss) on securities
      available for sale, net of
      deferred income taxes of $16,891            -            -               -            -           (25,251)       (25,251)
                                                                                                                 -------------

    TOTAL COMPREHENSIVE INCOME                                                                                         551,138
                                                                                                                 -------------

  Restricted stock earned                         -          841               -            -                 -            841
  Additional cost of initial public
    stock offering                                -       (8,025)              -            -                 -         (8,025)
  ESOP shares committed to be released            -            -          (3,147)      19,360                 -         16,213
                                          ---------  -----------   -------------   ----------   ---------------  -------------

BALANCE - DECEMBER 31, 2005               $  18,515  $ 7,776,418   $   5,982,726   $ (366,220)  $       (23,901) $  13,387,538
                                          =========  ===========   =============   ==========   ===============  =============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------
                                                               18


LINCOLN PARK BANCORP AND SUBSIDIARY
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              YEARS ENDED DECEMBER 31,
                                                                                        ------------------------------------
                                                                                             2005                 2004
                                                                                        ---------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                           $       576,389      $       404,622
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation of premises and equipment                                                      64,335               65,936
     Amortization and accretion, net                                                             45,873               55,621
     Loss on call of a security available for sale                                                7,239                    -
     Loss on calls of term deposits and securities held to maturity                                   -                1,879
     Provision for loan losses                                                                    6,017               30,363
     (Increase) in interest receivable                                                          (51,139)             (41,152)
     (Increase) in other assets                                                                (166,515)             (41,346)
     Increase in accrued interest payable                                                        25,008               16,822
     Deferred income taxes                                                                       (3,951)              (3,148)
     Increase (decrease) in other liabilities                                                   131,931              (20,518)
     ESOP shares committed to be released                                                        16,213                1,575
     Restricted stock earned                                                                        841                    -
                                                                                        ---------------      ---------------

     NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  652,241              470,654
                                                                                        ---------------      ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of term deposits                                                                  (495,000)                   -
   Proceeds from maturities and calls of term deposits                                                -              984,000
   Purchases of securities available for sale                                                   (78,457)                   -
   Proceeds from maturities and calls of securities available for sale                        1,300,000            1,350,000
   Principal repayments on securities available for sale                                         45,969               87,407
   Purchases of securities held to maturity                                                  (3,960,000)          (6,722,781)
   Proceeds from maturities and calls of securities held to maturity                          1,785,000            2,575,000
   Principal repayments on securities held to maturity                                          392,359              602,139
   Net increase in loans receivable                                                          (9,279,812)          (8,306,146)
   Additions to premises and equipment                                                          (28,252)             (45,269)
   Purchase of Federal Home Loan Bank of New York stock                                        (629,600)            (468,300)
   Redemption of Federal Home Loan Bank of New York stock                                       172,300              230,600
                                                                                        ---------------      ---------------

     NET CASH USED IN INVESTING ACTIVITIES                                                  (10,775,493)          (9,713,350)
                                                                                        ---------------      ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net (decrease) in deposits                                                                (2,850,389)             (74,345)
   Proceeds of advances from the Federal Home Loan Bank of New York                          35,375,000           15,800,000
   Repayments of advances from the Federal Home Loan Bank of New York                       (25,984,468)         (11,046,279)
   Increase in advance payments by borrowers for taxes and insurance                              9,024               64,216
   Net proceeds from initial public stock offering                                               (8,025)           7,802,117
   Common stock acquired by ESOP                                                                      -             (387,193)
   Initial capitalization of Mutual Holding Company                                                   -             (100,000)
                                                                                        ---------------      ---------------

     NET CASH PROVIDED BY FINANCING ACTIVITIES                                                6,541,142           12,058,516
                                                                                        ---------------      ---------------

     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    (3,582,110)           2,815,820

CASH AND CASH EQUIVALENTS - BEGINNING                                                         5,898,288            3,082,468
                                                                                        ---------------      ---------------

CASH AND CASH EQUIVALENTS - ENDING                                                      $     2,316,178      $     5,898,288
                                                                                        ===============      ===============

SUPPLEMENTARY CASH FLOWS INFORMATION
   Income taxes paid                                                                    $       263,741      $       315,068
                                                                                        ===============      ===============

   Interest paid                                                                        $     1,696,800      $     1,346,052
                                                                                        ===============      ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------------------------------------
                                                               19

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

        In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for loan losses. Such agencies may require the Savings Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

        Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income (loss) component of stockholders' equity.


--------------------------------------------------------------------------------
                                       20

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY (CONTINUED)

        On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than temporary are written down to fair value with the write-down recorded as a realized loss.

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

        Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears on a contractual basis, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when interest or principal payments are no longer ninety days or more in arrears on a contractual basis and factors indicating doubtful collectibility no longer exist.

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


--------------------------------------------------------------------------------
                                       21

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

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

PREMISES AND EQUIPMENT

        Land is carried at cost. Building, building improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

                                                        YEARS
                                                     -----------

                Building                               30 - 50
                Building improvements                   5 - 25
                Furniture, fixtures and equipment       3 - 7

        Significant renovations and additions are charged to the property and equipment account. Maintenance and repairs are charged to expense in the period incurred.


--------------------------------------------------------------------------------
                                       22

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

INCOME TAXES

        The Company and the Savings Bank file a consolidated federal income tax return. Income taxes will be allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns will be filed.

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


--------------------------------------------------------------------------------
                                       23

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION PLANS

        The Company, under a plan approved by its stockholders in 2005, has granted stock options to employees, officers and outside directors. See
        Note 13 for additional information as to option grants. The Company accounts for options granted using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended, to all option grants for the year ended December 31, 2005.

                Net income as reported                               $  576,389
                Total stock-based compensation expense, net of
                  income taxes, included in reported net income             841
                Total stock-based compensation expense, net of
                  income taxes, that would have been included
                  in the determination of net income if the fair
                  value method had been applied to all grants            (1,651)
                                                                     -----------

                  PROFORMA NET INCOME                                $  575,579
                                                                     ===========

                Net income per common share, as reported:
                  Basic                                              $     0.32
                  Diluted                                                  0.32

                Proforma net income per common share:
                  Basic                                              $     0.32
                  Diluted                                                  0.32

NET INCOME PER COMMON SHARE

        Basic net income per common share is computed by dividing net income for the year by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the ESOP. Diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effect of outstanding stock options and compensation grants, if dilutive, using the treasury stock method.

        The 2004 per share amounts were calculated based upon income for the entire year, although the Savings Bank converted to stock form on December 16, 2004, and the weighted average number of shares outstanding since December 16, 2004, as if such shares were outstanding during the entire year. Diluted net income per common share for 2004 did not differ from basic net income per share as there were no contracts or securities exercisable or which could be converted into common stock which would have a dilutive effect.

RECLASSIFICATION

        Certain amounts for prior period have been reclassified to conform to the current period's presentation.


--------------------------------------------------------------------------------
                                       24

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - REORGANIZATION AND STOCK OFFERING

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

NOTE 3 - TERM DEPOSITS

                                                    DECEMBER 31,
                                            ----------------------------
                                                2005            2004
                                            ------------    ------------

        Due within one year                 $    396,000    $          -
        Due after one through five years         184,629          80,778
                                            ------------    ------------

                                            $    580,629    $     80,778
                                            ============    ============


--------------------------------------------------------------------------------
                                       25

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES AVAILABLE FOR SALE

                                                                           DECEMBER 31, 2005
                                                     -------------------------------------------------------------
                                                                          GROSS           GROSS
                                                       AMORTIZED       UNREALIZED      UNREALIZED       CARRYING
                                                          COST            GAINS           LOSSES          VALUE
                                                     -------------    ------------    ------------    ------------
U.S. Government Agencies:
     Due after one through five years                $     500,000    $          -    $      8,435    $    491,565
     Due after five through ten years                    1,000,000             105          17,030         983,075
     Due after ten years                                 1,000,000               -          16,400         983,600
                                                     -------------    ------------    ------------    ------------

                                                         2,500,000             105          41,865       2,458,240

Equity securities                                           78,457           7,211           5,187          80,481

Mortgage-backed securities:
     Due after ten years                                   112,978           1,456             333         114,101

Municipal bonds:
     Due after five through ten years                      350,793             633           1,912         349,514
                                                     -------------    ------------    ------------    ------------

                                                     $   3,042,228    $      9,405    $     49,297    $  3,002,336
                                                     =============    ============    ============    ============


                                                                           DECEMBER 31, 2004
                                                     -------------------------------------------------------------
                                                                          GROSS           GROSS
                                                       AMORTIZED       UNREALIZED      UNREALIZED       CARRYING
                                                          COST            GAINS           LOSSES          VALUE
                                                     -------------    ------------    ------------    ------------

U.S. Government Agencies:
     Due after one through five years                $     500,000    $          -    $        625    $    499,375
     Due after five through ten years                    1,000,000             390               -       1,000,390
     Due after ten years                                 1,600,000               -          17,093       1,582,907
                                                     -------------    ------------    ------------    ------------

                                                         3,100,000             390          17,718       3,082,672

Corporate bonds:
     Due within one year                                   703,410          11,223               -         714,633

Mortgage-backed securities:
     Due after ten years                                   159,785           1,880             616         161,049

Municipal bonds:
     Due after five through ten years                      350,995           7,416             325         358,086
                                                     -------------    ------------    ------------    ------------

                                                     $   4,314,190    $     20,909    $     18,659    $  4,316,440
                                                     =============    ============    ============    ============

At December 31, 2005 and 2004, all mortgage-backed securities held in the available for sale portfolio were issued by the Government National Mortgage Association ("GNMA").


--------------------------------------------------------------------------------
                                       26

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

The age of unrealized losses and the fair value of related securities available for sale are as follows:

                                      LESS THAN 12 MONTHS            MORE THAN 12 MONTHS                   TOTAL
                                  ----------------------------   ----------------------------   ----------------------------
                                     FAIR          UNREALIZED       FAIR          UNREALIZED       FAIR          UNREALIZED
                                     VALUE           LOSSES         VALUE           LOSSES         VALUE           LOSSES
                                  ------------    ------------   ------------    ------------   ------------    ------------
DECEMBER 31, 2005:
     U.S. Government Agencies     $    482,970    $     17,030   $  1,475,165    $     24,835   $  1,958,135    $     41,865
     Equity securities                  48,655           5,187              -               -         48,655           5,187
     Mortgage-backed Securities              -               -         37,184             333         37,184             333
     Municipal bonds                         -               -         98,088           1,912         98,088           1,912
                                  ------------    ------------   ------------    ------------   ------------    ------------

                                  $    531,625         $22,217   $  1,610,437    $     27,080   $  2,142,062    $     49,297
                                  ============    ============   ============    ============   ============    ============

DECEMBER 31, 2004:
     U.S. Government Agencies     $    593,712    $      6,288   $  1,488,570    $     11,430   $  2,082,282    $     17,718
     Mortgage-backed Securities              -               -         56,249             616         56,249             616
     Municipal bonds                         -               -         99,675             325         99,675             325
                                  ------------    ------------   ------------    ------------   ------------    ------------

                                  $    593,712    $      6,288   $  1,644,494    $     12,371   $  2,238,206    $     18,659
                                  ============    ============   ============    ============   ============    ============

Management does not believe that any individual unrealized loss at December 31, 2005 and 2004, represents an other-than-temporary impairment. The unrealized losses at December 31, 2005, are related to five securities issued by U.S. government agencies, one security issued by a municipal government and one mortgage-backed security and are due to changes in interest rates. Management has the intent and the Company has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

There were no sales of securities available for sale during the year ended December 31, 2005 and 2004.


--------------------------------------------------------------------------------
                                       27

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - SECURITIES HELD TO MATURITY

                                                                              DECEMBER 31, 2005
                                                   ------------------------------------------------------------------------
                                                                          GROSS              GROSS
                                                      CARRYING          UNREALIZED         UNREALIZED         ESTIMATED
                                                        VALUE             GAINS              LOSSES           FAIR VALUE
                                                   ---------------   ----------------   ----------------   ----------------
U.S. Government Agencies:
     Due after five years through ten years        $     4,850,000   $              -   $        101,034   $      4,748,966
     Due after ten years                                10,281,831              4,225            293,853          9,992,203
                                                   ---------------   ----------------   ----------------   ----------------

                                                        15,131,831              4,225            394,887         14,741,169
                                                   ---------------   ----------------   ----------------   ----------------

Corporate bonds:
     Due within one year                                   185,000                847                  -            185,847
     Due after one year through five years                 198,889              4,348                  -            203,236
     Due after five years through ten years                956,851                  -             93,276            863,575
     After ten years                                       500,000                  -             13,311            486,690
                                                   ---------------   ----------------   ----------------   ----------------

                                                         1,840,740              5,195            106,587          1,739,348
                                                   ---------------   ----------------   ----------------   ----------------

Mortgage-backed securities:
     Due after one year through five years                   5,482                226                  -              5,708
     Due after ten years                                 1,248,259             12,460             24,562          1,236,157
                                                   ---------------   ----------------   ----------------   ----------------

                                                         1,253,741             12,686             24,562          1,241,865
                                                   ---------------   ----------------   ----------------   ----------------

Municipal bonds:
     Due after ten years                                   590,775              9,670              2,586            597,859
                                                   ---------------   ----------------   ----------------   ----------------

                                                   $    18,817,087   $         31,776   $        528,622   $     18,320,241
                                                   ===============   ================   ================   ================

--------------------------------------------------------------------------------
                                       28

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - SECURITIES HELD TO MATURITY (CONTINUED)

                                                                              DECEMBER 31, 2004
                                                   ------------------------------------------------------------------------
                                                                          GROSS              GROSS
                                                      CARRYING          UNREALIZED         UNREALIZED         ESTIMATED
                                                        VALUE             GAINS              LOSSES           FAIR VALUE
                                                   ---------------   ----------------   ----------------   ----------------
U.S. Government Agencies:
     Due after five years through ten years        $     5,742,476   $          5,452   $         37,010   $      5,710,918
     Due after ten years                                 7,420,954              7,992            158,510          7,270,436
                                                   ---------------   ----------------   ----------------   ----------------

                                                        13,163,430             13,444            195,520         12,981,354
                                                   ---------------   ----------------   ----------------   ----------------

Corporate bonds:
     Due within one year                                   399,388              6,563                  -            405,951
     Due after one year through five years                 383,768             19,763                  -            403,531
     Due after five years through ten years                957,979                  -             20,819            937,160
     After ten years                                       500,000                  -             12,500            487,500
                                                   ---------------   ----------------   ----------------   ----------------

                                                         2,241,135             26,326             33,319          2,234,142
                                                   ---------------   ----------------   ----------------   ----------------

Mortgage-backed securities:
     Due after one year through five years                  10,253                569                  -             10,822
     Due after ten years                                 1,137,466             28,318                337          1,165,447
                                                   ---------------   ----------------   ----------------   ----------------

                                                         1,147,719             28,887                337          1,176,269
                                                   ---------------   ----------------   ----------------   ----------------

Municipal bonds:
     Due after ten years                                   490,901              8,257              4,176            494,982
                                                   ---------------   ----------------   ----------------   ----------------

                                                   $    17,043,185   $         76,914   $        233,352   $     16,886,747
                                                   ===============   ================   ================   ================

At December 31, 2005 and 2004, all mortgage-backed securities in the held to maturity portfolio were issued by GNMA, the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation (FHLMC").


--------------------------------------------------------------------------------
                                       29

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - SECURITIES HELD TO MATURITY (CONTINUED)

The age of unrealized losses and the fair value of related securities held to maturity are as follows:

                                      LESS THAN 12 MONTHS            MORE THAN 12 MONTHS                   TOTAL
                                  ----------------------------   ----------------------------   ----------------------------
                                     FAIR          UNREALIZED       FAIR          UNREALIZED       FAIR          UNREALIZED
                                     VALUE           LOSSES         VALUE           LOSSES         VALUE           LOSSES
                                  ------------    ------------   ------------    ------------   ------------    ------------
DECEMBER 31, 2005:
     U.S. Government Agencies     $  4,278,174    $     81,826   $ 10,224,645    $    313,061   $ 14,502,819    $    394,887
     Corporate bonds                         -               -      1,350,264         106,587      1,350,265         106,587
     Mortgage-backed securities        534,496          24,562              -               -        534,496          24,562
     Municipal bonds                         -               -         97,414           2,586         97,414           2,586
                                  ------------    ------------   ------------    ------------   ------------    ------------

                                  $  4,812,670    $    106,388   $ 11,672,323    $    422,234   $ 16,484,994    $    528,622
                                  ============    ============   ============    ============   ============    ============

DECEMBER 31, 2004:
     U.S. Government Agencies     $  5,825,453    $     69,774   $  4,867,885    $    125,746   $ 10,693,338    $    195,520
     Corporate bonds                   993,910          14,069        430,750          19,250      1,424,660          33,319
     Mortgage-backed securities         85,967             337              -               -         85,967             337
     Municipal bonds                    95,824           4,176              -               -         95,824           4,176
                                  ------------    ------------   ------------    ------------   ------------    ------------

                                  $  7,001,154    $     88,356   $  5,298,635    $    144,996   $ 12,299,789    $    233,352
                                  ============    ============   ============    ============   ============    ============

Management does not believe that any individual unrealized loss at December 31, 2005 and 2004, represents an other-than-temporary impairment. At December 31, 2005, the unrealized losses on securities other than corporate bonds are related to twenty-seven securities issued by U.S. government agencies, one security issued by a municipal government and three mortgage-backed securities. The unrealized losses on corporate bonds at December 31, 2005 relate to five investment grade securities having a weighted average coupon rate of 4.64% and a weighted average maturity of approximately ten years. Management believes that all unrealized losses are due to changes in interest rates. Management has the intent and the Company has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

There were no sales of securities held to maturity during the year ended December 31, 2005 and 2004.

Securities held to maturity with a carrying value of $48,000 and $69,000 at December 31, 2005 and 2004, respectively, were pledged to secure public funds on deposits.


--------------------------------------------------------------------------------
                                       30

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - LOANS RECEIVABLE

                                                     DECEMBER 31,
                                         ------------------------------------
                                              2005                 2004
                                         ---------------      ---------------

        Real estate mortgage:
          One-to-four family             $    42,449,462      $    38,296,207
          Multi-family                           303,081              313,290
          Commercial                           2,415,480            2,191,111
                                         ---------------      ---------------

                                              45,168,023           40,800,608
                                         ---------------      ---------------

        Real estate construction                 629,515           1,229,616
                                         ---------------      ---------------

        Consumer:
          Passbook or certificate                 72,628               68,016
          Home equity line of credit           6,598,784            6,133,701
          Home equity                         13,463,581            9,313,047
          Automobile                             254,771              186,947
          Personal secured                       124,939                    -
          Personal unsecured                      74,842               77,801
          Overdraft line of credit                21,844               24,295
                                         ---------------      ---------------

                                              20,611,389           15,803,807
                                         ---------------      ---------------

          TOTAL LOANS                         66,408,927           57,834,031
                                         ---------------      ---------------

        Deferred loan costs, net                 132,871              101,246
        Allowance for loan losses               (158,500)            (156,000)
        Loans in process                               -             (625,000)
                                         ---------------      ---------------

                                                 (25,629)            (679,754)
                                         ---------------      ---------------

                                         $    66,383,298      $    57,154,277
                                         ===============      ===============

Nonaccrual loans totaled approximately $279,000 and $425,000 at December 31, 2005 and 2004, respectively. Interest income recognized on these loans for the years ended December 31, 2005 and 2004, was approximately $11,000 and $17,000, respectively. Had these loans been performing in accordance with their original terms, interest income for the years ended December 31, 2005 and 2004, would have been approximately $13,000 and $30,000, respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.


--------------------------------------------------------------------------------
                                       31

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - LOANS RECEIVABLE (CONTINUED)

The Savings Bank grants loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The activity, with respect to loans to directors, officers and associates of such persons, is as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------
                                                         (IN THOUSANDS)

        Balance - beginning                       $      3,549     $      3,141
          Loans originated                               1,016            1,249
          Collections of principal                        (869)            (841)
          Loans to persons no longer associated           (121)               -
                                                  ------------     ------------

        Balance - ending                          $      3,575     $      3,549
                                                  ============     ============

The following is an analysis of the allowance for loan losses:

                                                     YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------

        Balance - beginning                       $    156,000     $    126,206
          Provision charged to operations                6,017           30,363
          Loans charged off                             (3,723)            (569)
          Recovery                                         206                -
                                                  ------------     ------------

        Balance - ending                          $    158,500     $    156,000
                                                  ============     ============

NOTE 7 - PREMISES AND EQUIPMENT

                                                           DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------
        Land                                      $     82,881     $     82,881
                                                  ------------     ------------

        Buildings and improvements                   1,346,746        1,346,746
        Accumulated depreciation                      (660,483)        (626,739)
                                                  ------------     ------------

                                                       686,263          720,007
                                                  ------------     ------------

        Furniture, fixtures and equipment              748,446          720,194
        Accumulated depreciation                      (633,742)        (603,151)
                                                  ------------     ------------

                                                       114,704          117,043
                                                  ------------     ------------

                                                  $    883,848     $    919,931
                                                  ============     ============


--------------------------------------------------------------------------------
                                       32

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - INTEREST RECEIVABLE

                                                           DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------
        Loans, net of allowance for uncollectible
          interest 2005 $16,700; 2004 $18,000     $    266,008     $    229,523
        Securities                                     181,652          166,998
        Other interest-earning assets                      512              512
                                                  ------------     ------------

                                                  $    448,172     $    397,033
                                                  ============     ============

NOTE 9 - DEPOSITS

                                                        DECEMBER 31,
                                  -------------------------------------------------------
                                               2005                         2004
                                  --------------------------   --------------------------
                                   WEIGHTED                     WEIGHTED
                                    AVERAGE                      AVERAGE
                                     RATE          AMOUNT         RATE          AMOUNT
                                  ----------    ------------   ----------    ------------
Demand:
     Non-interest bearing            0.00 %     $    749,600      0.00 %     $    713,942
     NOW and money market            1.05         11,556,129      1.06         11,949,528
                                                ------------                 ------------

                                     0.99         12,305,729      1.00         12,663,470

Savings and club                     1.00         15,710,957      1.01         17,878,096

Certificates of deposit              3.20         26,350,128      2.45         26,674,508
                                                ------------                 ------------

                                     2.06 %     $ 54,366,814      1.68 %     $ 57,216,074
                                                ============                 ============

At December 31, 2005 and 2004, certificates of deposit of $100,000 or more totaled approximately $4,525,000 and $3,904,000, respectively. Individual deposits in excess of $100,000 may not be insured by the Federal Deposit Insurance Corporation.

The scheduled maturities of certificates of deposit were as follows (in thousands):

                                                           DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------

        One year of less                          $     18,417     $     16,329
        After one year to three years                    5,800            7,395
        After three years                                2,133            2,951
                                                  ------------     ------------

                                                  $     26,350     $     26,675
                                                  ============     ============


--------------------------------------------------------------------------------
                                       33

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

                                                                DECEMBER 31,
                                          -------------------------------------------------------
                                                       2005                         2004
                                          --------------------------   --------------------------
                                           WEIGHTED                     WEIGHTED
                                            AVERAGE                      AVERAGE
                                             RATE          AMOUNT         RATE          AMOUNT
                                          ----------    ------------   ----------    ------------

Within one year                              4.37 %     $  7,475,000      2.17 %     $  2,225,000
After one but within two years               4.35          2,000,000      3.30            250,000
After two but within three years             3.71          9,028,717      3.71          1,000,000
After three but within four years            3.46          4,035,302      3.05          5,014,477
After four but within five years             4.19            729,649      3.45          5,085,745
After five but within six years              3.55          1,252,355         -                  -
After six but within seven years                -                  -      3.54          1,446,395
After seven but within eight years           4.03          1,012,707      4.03          1,121,581
                                                        ------------                 ------------

                                             3.93 %     $ 25,533,730      3.21 %     $ 16,143,198
                                                        ============                 ============

At December 31, 2005, none of the above advances were subject to early call or redemption features.

At December 31, 2005 and 2004, the advances were secured by a pledge of the Savings Bank's investment in the capital stock of the FHLB and a blanket assignment of the Savings Bank's unpledged qualifying mortgage loans.

NOTE 11 - REGULATORY CAPITAL

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

--------------------------------------------------------------------------------
                                       34

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - REGULATORY CAPITAL (CONTINUED)

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

                                                                   DECEMBER 31,
                                                          -----------------------------
                                                              2005             2004
                                                          ------------     ------------
                                                                 (IN THOUSANDS)
        GAAP capital                                      $      9,525     $      8,931
        Unrealized gain on securities available for sale            25               (1)
                                                          ------------     ------------

        Core and tangible capital                                9,550            8,930
        General valuation allowance                                159              156
                                                          ------------     ------------

          TOTAL REGULATORY CAPITAL                        $      9,709     $      9,086
                                                          ============     ============


                                                                                                              TO BE WELL
                                                                                                           CAPITALIZED UNDER
                                                                                FOR CAPITAL ADEQUACY       PROMPT CORRECTIVE
                                                             ACTUAL                   PURPOSES             ACTION PROVISIONS
                                                      ---------------------     ---------------------    ---------------------
                                                        AMOUNT      RATIO         AMOUNT      RATIO        AMOUNT      RATIO
                                                      ----------  ---------     ----------  ---------    ----------  ---------
                                                                               (DOLLARS IN THOUSANDS)

AS OF DECEMBER 31, 2005:
  Total risk-based capital (to risk-weighted assets)    $9,709      19.58%       $=>3,967     =>8.0%      $=>4,959     =>10.0%
  Tier 1 capital (to risk-weighted assets)               9,550      19.26         =>1,983     =>4.0        =>2,975     => 6.0
  Tier 1 capital (to average assets)                     9,550      10.70         =>3,570     =>4.0        =>4,463     => 5.0

AS OF DECEMBER 31, 2004:
  Total risk-based capital (to risk-weighted assets)    $9,086      19.86%       $=>3,660     =>8.0%      $=>4,575     =>10.0%
  Tier 1 capital (to risk-weighted assets)               8,930      19.52         =>1,830     =>4.0        =>2,745     => 6.0
  Tier 1 capital (to average assets)                     8,930      10.43         =>3,425     =>4.0        =>4,281     => 5.0

As of May 9, 2005, the most recent notification from its regulators, the Savings Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


--------------------------------------------------------------------------------
                                       35

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - INCOME TAXES

The Savings Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and, therefore, must calculate its bad debt deduction using either the experience or the specific charge off method. Retained earnings at December 31, 2005 and 2004, includes approximately $730,000 of such bad debt, for which income taxes have not been provided. If such amount is used for purposes other than for bad debts losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------

        Current income tax expense:
          Federal                                 $    284,669     $    200,935
          State                                         89,724           64,095
                                                  ------------     ------------

                                                       374,393          265,030
                                                  ------------     ------------

        Deferred income tax (benefit):
          Federal                                       (3,360)          (1,364)
          State                                           (591)          (1,784)
                                                  ------------     ------------

                                                        (3,951)          (3,148)
                                                  ------------     ------------

                                                  $    370,442     $    261,882
                                                  ============     ============

The tax effects of existing temporary difference that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                          DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------

        Deferred income tax assets:
          Allowance for loan losses               $     78,160     $     70,847
          Deferred loan fees and costs                       -            1,815
          Unrealized loss on securities
            available for sale                          15,991                -
          Other                                          4,448            9,753
                                                  ------------     ------------

                                                        98,599           82,415
                                                  ------------     ------------

        Deferred income tax liabilities:
          Depreciation                                  75,992           88,352
          Deferred loan fees and costs                   8,602                -
          Unrealized gain on securities
            available for sale                               -              900
                                                  ------------     ------------

                                                        84,594           89,252
                                                  ------------     ------------

          NET DEFERRED TAX ASSETS (LIABILITIES)
            INCLUDED IN OTHER ASSETS
            (LIABILITIES)                         $     14,005     $     (6,837)
                                                  ============     ============


--------------------------------------------------------------------------------
                                       36

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - INCOME TAXES (CONTINUED)

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                  -----------------------------
                                                                                      2005             2004
                                                                                  ------------     ------------
        Federal income tax expense                                                $    321,923     $    226,611
        Increases (reductions) in income taxes resulting from:
          New Jersey corporate business tax, net of federal income tax effect           58,828           41,125
            Other items, net                                                           (10,309)          (5,854)
                                                                                  ------------     ------------

                 EFFECTIVE INCOME TAX                                             $    370,442     $    261,882
                                                                                  ============     ============

          Effective income tax rate                                                      39.1%            39.3%
                                                                                  ============     ============

NOTE 13 - EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

        The Savings Bank has established a non-contributory defined contribution profit sharing plan covering all eligible (attainment of age 21 and one year of service) employees. The Company's Board of Directors, on December 1, 2005, approved the discontinuance of this plan effective December 31, 2005. There was no profit sharing plan expense for the year ended December 31, 2005. Total profit sharing expense for the year ended December 31, 2004 was $34,000.

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


--------------------------------------------------------------------------------
                                       37

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

ESOP (CONTINUED)

        The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $16,213 and $1,575 for the years ended December 31, 2005 and 2004, respectively.

        The ESOP shares were as follows:

                                                          DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------

                Shares committed to be released          1,845              142
                Unreleased shares                       32,223           33,926
                                                  ------------     ------------

                        TOTAL ESOP SHARES               34,068           34,068
                                                  ============     ============

                Fair value of unreleased shares   $    290,007     $    376,579
                                                  ============     ============

STOCK-BASED INCENTIVE PLAN

        The Company's shareholders approved the Stock-Based Incentive Plan at a special shareholders meeting held on December 22, 2005. The types of awards that may be granted under the Plan are Stock Options and Restricted Stock Awards.

RESTRICTED STOCK AWARDS

        Restricted Stock Awards under the Stock-Based Incentive Plan are granted in the form of whole shares of Company common stock. The grants to outside directors vest in five annual installments, with the first installment vesting on December 22, 2006. The grants awarded to officers vest in seven annual installments, with the first installment vesting on December 22, 2006. On December 22, 2005, the Company awarded 13,605 shares of its common stock to its directors and 5,100 shares of its common stock to its officers. At December 31, 2005, none of the Stock Awards were vested. The Restricted Stock Awards become fully vested upon the death or disability of the holder.

        The amount of expense recorded for the Restricted Stock Awards is based upon the number of shares awarded, the market price of the Company's common stock at the grant date ($8.90 per share) and the period over which the Restricted Stock Awards are earned (60 months for outside directors and 84 months for officers). The expense for the year ended December 31, 2005 was $841.


--------------------------------------------------------------------------------
                                       38

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

STOCK OPTIONS

        Stock Options granted under the Stock-Based Incentive Plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options granted to outside directors and officers will be exercisable on a cumulative basis in equal installments over 5 years for outside directors and 7 years for officers commencing one year after the grant date. All options granted become fully vested upon the death or disability of the holder. All options expire ten years from the grant date.

        On December 22, 2005, options to purchase 66,520 shares at $8.90 per share of the Company's common stock were granted, which include 34,020 non-incentive stock options to non-employee directors and 32,500 incentive stock options to officers. The options granted, none of which were exercised or forfeited during the year ended December 31, 2005, have a weighted average remaining contractual life 10.0 years.

        The Company, as permitted by SFAS No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The weighted-average grant-date fair value of the stock options granted during 2005, which have an exercise price equal to the market price of the Company's common stock at the grant date, is estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

                Weighted average grant-date fair value per share      $3.38
                Expected common stock dividend yield                   - %
                Expected volatility                                  26.23%
                Expected option life                             6.5 - 7.0 years
                Risk-free interest rate                           4.38% - 4.39%

NOTE 14 - OTHER NON-INTEREST EXPENSES

                                                     YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------

        Directors' compensation                   $    166,700     $    156,910
        Supervisory examinations and assessments         9,814           40,272
        Legal                                           96,101          110,044
        Auditing and accounting services                87,128           49,642
        Stationery and printing                         59,278           39,757
        Other                                          249,560          215,833
                                                  ------------     ------------

                                                  $    668,581     $    612,458
                                                  ============     ============

NOTE 15 - COMMITMENTS AND CONTINGENCIES

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


--------------------------------------------------------------------------------
                                       39

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Savings Bank's outstanding commitments were as follows:

                                                           DECEMBER 31,
                                                  -----------------------------
                                                      2005             2004
                                                  ------------     ------------
                                                          (IN THOUSANDS)

        To originate loans:
          Fixed rate mortgage                     $        145     $        616
          Adjustable rate mortgage                         526              288
          Home equity line                                 200               25
          Consumer                                          21               10

        To fund lines of credit:
          Home equity                                    8,038            7,573
          Overdraft                                         77               67

At December 31, 2005, fixed rate mortgage commitments were at interest rates ranging from 5% to 6%; adjustable rate mortgage commitments had initial rates ranging from 4% to the prime rate plus 1%; and consumer loan commitments had fixed interest rates of 5%.

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


--------------------------------------------------------------------------------
                                       40

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

        As of December 31, 2005 and 2004, the fair value of the commitments to extend credit were not considered to be material.


--------------------------------------------------------------------------------
                                       41

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying values and estimated fair values of financial instruments were as follows:

                                                                 DECEMBER 31,
                                               ------------------------------------------------
                                                         2005                      2004
                                               ----------------------    ----------------------
                                                CARRYING       FAIR       CARRYING       FAIR
                                                 VALUE        VALUE        VALUE        VALUE
                                               ----------   ---------    ----------   ---------
                                                                (IN THOUSANDS)
Financial assets:
     Cash and cash equivalents                 $    2,316   $   2,316    $    5,898   $   5,898
     Term deposits                                    581         581            81          81
     Securities available for sale                  3,002       3,002         4,316       4,316
     Securities held to maturity                   18,817      18,320        17,043      16,887
     Loans receivable, net                         66,383      66,488        57,154      57,077
     Federal Home Loan Bank of New York stock       1,265       1,265           807         807
     Interest receivable                              448         448           397         397

Financial liabilities:
     Deposits                                      54,367      54,200        57,216      56,974
     Advances from the Federal Home Loan
       Bank of New York                            25,534      25,266        16,143      15,753

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


--------------------------------------------------------------------------------
                                       42

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Lincoln Park Bancorp, Inc. (Parent company only):

                            STATEMENTS OF FINANCIAL CONDITION

                                                                   DECEMBER 31,
                                                          -----------------------------
                                                              2005             2004
                                                          ------------     ------------
                                    ASSETS
        Cash and due from banks                           $    349,606     $  3,013,350
        Term deposits                                          495,000          495,000
        Securities available for sale                           80,482                -
        Securities held to maturity                          2,540,348                -
        Loan receivable from the Savings Bank                  376,353          387,193
        Interest receivable                                     34,474            1,180
        Investment in subsidiary                             9,524,765        8,931,198
                                                          ------------     ------------

            TOTAL ASSETS                                  $ 13,401,028     $ 12,827,921
                                                          ============     ============

                LIABILITIES AND STOCKHOLDERS' EQUITY

        Other liabilities                                 $     13,490     $        550

        Stockholders' equity                                13,387,538       12,827,371
                                                          ------------     ------------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 13,401,028     $ 12,827,921
                                                          ============     ============

--------------------------------------------------------------------------------
                                       43

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                                                         STATEMENTS OF INCOME

                                                                                                      FROM INCEPTION
                                                                                                       DECEMBER 16,
                                                                                    YEAR ENDED           2004 TO
                                                                                   DECEMBER 31,        DECEMBER 31,
                                                                                      2005                 2004
                                                                                  -------------      ----------------
        Interest income                                                           $     155,622      $          1,180

        Non-interest expenses                                                           196,159                     -
                                                                                  -------------      ----------------

            INCOME (LOSS) BEFORE INCOME TAX (BENEFIT) AND EQUITY IN
              UNDISTRIBUTED EARNINGS OF SUBSIDIARY                                      (40,537)                1,180

        Income tax (benefit)                                                            (13,944)                  550
                                                                                  -------------      ----------------

            INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
              SUBSIDIARY                                                                (26,593)                  630

        Equity in undistributed earnings of subsidiary                                  602,982                13,544
                                                                                  -------------      ----------------

            NET INCOME                                                            $     576,389      $         14,174
                                                                                  =============      ================

--------------------------------------------------------------------------------
                                       44

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)


                                                        STATEMENTS OF CASH FLOW

                                                                                                      FROM INCEPTION
                                                                                                       DECEMBER 16,
                                                                                    YEAR ENDED           2004 TO
                                                                                   DECEMBER 31,        DECEMBER 31,
                                                                                      2005                 2004
                                                                                  -------------      ----------------
        CASH FLOWS FROM OPERATING ACTIVITIES
          Net income                                                              $     576,389      $         14,174
          Adjustments to reconcile net income to net cash provided by (used in)
            operating activities:
              (Increase) in interest receivable                                         (33,294)               (1,180)
              Increase in other liabilities                                              12,131                   550
              Equity in undistributed earnings in subsidiary                           (602,982)              (13,544)
                                                                                  -------------      ----------------

            NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                         (47,756)                    -
                                                                                  -------------      ----------------

        CASH FLOWS FROM INVESTING ACTIVITIES
          Purchase of term deposit                                                            -              (495,000)
          Purchase of Savings Bank stock                                                      -            (3,906,574)
          Purchases of securities available for sale                                    (78,456)                    -
          Purchases of securities held to maturity                                   (2,600,000)                    -
          Principal repayments on securities held to maturity                            59,652                     -
          (Increase) decrease in loan receivable from Savings Bank                       10,841              (387,193)
                                                                                  -------------      ----------------

            NET CASH USED IN INVESTING ACTIVITIES                                    (2,607,963)           (4,788,767)
                                                                                  -------------      ----------------

        CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
          Net proceeds from issuance of common stock                                     (8,025)            7,802,117
                                                                                  -------------      ----------------

            NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          (8,025)            7,802,117
                                                                                  -------------      ----------------

            NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (2,663,744)            3,013,350

        CASH AND CASH EQUIVALENTS - BEGINNING                                         3,013,350                     -
                                                                                  -------------      ----------------

        CASH AND CASH EQUIVALENTS - ENDING                                        $     349,606      $      3,013,350
                                                                                  =============      ================

--------------------------------------------------------------------------------
                                       45

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                           QUARTER ENDED
                                                  ---------------------------------------------------------------
                                                    MARCH 31,        JUNE 30,       SEPTEMBER 30,    DECEMBER 31,
                                                      2005             2005             2005             2005
                                                  ------------     ------------     ------------     ------------
                                                      (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Interest income                                   $      1,034     $      1,096     $      1,122     $      1,166
Interest expense                                           368              398              448              508
                                                  ------------     ------------     ------------     ------------

        NET INTEREST INCOME                                666              698              674              658

Provision for loan losses                                   27               (9)             (22)              10
                                                  ------------     ------------     ------------     ------------

        NET INTEREST INCOME AFTER PROVISION
          FOR LOAN LOSSES                                  639              707              696              648

Non-interest income                                         16               32               26               26
Non-interest expenses                                      459              469              452              463
                                                  ------------     ------------     ------------     ------------

        INCOME BEFORE INCOME TAXES                         196              270              270              211

Income taxes                                                76              106              105               84
                                                  ------------     ------------     ------------     ------------

        NET INCOME                                $        120     $        164     $        165     $        127
                                                  ============     ============     ============     ============


Net income per common share - basic and diluted   $       0.07     $       0.09     $       0.09     $       0.07
                                                  ============     ============     ============     ============

Weighted average number of common shares
  outstanding - basic and diluted                    1,817,787        1,818,212        1,818,638        1,819,064
                                                  ============     ============     ============     ============

--------------------------------------------------------------------------------
                                       46

LINCOLN PARK BANCORP AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                           QUARTER ENDED
                                                  ---------------------------------------------------------------
                                                    MARCH 31,        JUNE 30,       SEPTEMBER 30,    DECEMBER 31,
                                                      2004             2004             2004             2004
                                                  ------------     ------------     ------------     ------------
                                                      (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Interest income                                   $        892     $        894     $        930     $      1,003
Interest expense                                           310              325              350              378
                                                  ------------     ------------     ------------     ------------

        NET INTEREST INCOME                                582              569              580              625

Provision for loan losses                                  (16)               3               24               19
                                                  ------------     ------------     ------------     ------------

        NET INTEREST INCOME AFTER PROVISION
          FOR LOAN LOSSES                                  598              566              556              606

Non-interest income                                         29               29               27               25
Non-interest expenses                                      392              393              540              444
                                                  ------------     ------------     ------------     ------------

        INCOME BEFORE INCOME TAXES                         235              202               43              187

Income taxes                                                94               77               15               76
                                                  ------------     ------------     ------------     ------------

        NET INCOME                                $        141     $        125     $         28     $        111
                                                  ============     ============     ============     ============


Net income per common share - basic and diluted         N/A(a)           N/A(a)           N/A(a)     $       0.06
                                                  ============     ============     ============     ============

Weighted average number of common shares
  outstanding - basic and diluted                       N/A(a)           N/A(a)           N/A(a)        1,845,112
                                                  ============     ============     ============     ============

(a) Converted to stock form on December 16, 2004.


--------------------------------------------------------------------------------
                                       47

NOTE 19 - RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Stock-Based Payments: In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) replaces Statement No. 123 and supersedes APB Opinion No.
25. Statement No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change of prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies' footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method.

On April 14, 2005, the Securities and Exchange Commission (the "SEC") adopted a new rule that amends the compliance dates for Statement No. 123(R). Under the new rule, we are required to adopt Statement No. 123(R) in the first annual period beginning after September 15, 2005. Early application of Statement No. 123(R) is encouraged, but not required. Accordingly, we are required to record compensation expense for all new awards granted and any awards modified after January 1, 2006. In addition, the transition rules under SFAS No. 123(R) will require that, for all awards outstanding at January 1, 2006, for which the requisite service has not yet been rendered, compensation cost be recorded as such service is rendered after January 1, 2006. The pronouncement related to stock-based payments will not have any effect on our Company's existing historical consolidated financial statements as restatements of previously reported periods will not be required. Our analysis indicates that compensation expense, net of income tax benefits, for stock options outstanding at January 1, 2006, will total $29,535 for 2006 and $179,036 cumulatively through 2012.


--------------------------------------------------------------------------------
                                       48

                        DIRECTORS AND EXECUTIVE OFFICERS



DIRECTORS

Stanford Stoller
         Chairman of the Board
         Principal Consultant in the Insurance Industry Sector of IBM

William H. Weisbrod
         Vice Chairman of the Board
         Senior Vice President-Investments with Wachovia Securities

David G. Baker
         Part owner and operator of Lincoln Park Hardware
         Mayor/Chief Administrative Official of the Borough of Lincoln Park

John F. Feeney
         Attorney at Law, Scangarella, Feeney & Dixon, L.L.P.

Edith M. Perrotti
         Retired, former Senior Vice President of Lincoln Park Savings


EXECUTIVE OFFICERS

Donald S. Hom
         President and Chief Executive Officer

Nandini S. Mallya
         Vice President and Treasurer

Nancy M. Shaw
         Vice President and Corporate Secretary

Deborah Corvelli Shahin
         Vice President and Assistant Secretary


--------------------------------------------------------------------------------
                                       49

                             STOCKHOLDER INFORMATION


ANNUAL MEETING
--------------
The Annual Meeting of Stockholders will be held at the Lincoln Park PAL Community Center, 10 Boonton Turnpike, Lincoln Park, New Jersey on April 20, 2006 at 10:00 A.M.


STOCK LISTING
-------------
Over-the-Counter Bulletin Board under the symbol "LPBC"


COUNSEL
-------
Scangarella, Feeney & Dixon, L.L.P.
565 Newark Pompton Turnpike
Pompton Plains, New Jersey  07444


SPECIAL COUNSEL
---------------
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 400
Washington, DC  20015


INDEPENDENT AUDITORS
--------------------
Beard Miller Company LLP
55 US Highway 46 West
Pine Brook, New Jersey  07058


TRANSFER AGENT AND REGISTRAR
----------------------------
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016
(800) 368-5948

Please contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailing, transferring stock, or replacing lost, stolen or destroyed stock certificates.


ANNUAL REPORT ON FORM 10-KSB
----------------------------
A copy of the Company's Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, is available without charge to stockholders by written request to the Company. It may also be accessed on our website at:

                           www.lincolnparksavings.com
                           --------------------------


--------------------------------------------------------------------------------
                                       50

                               MARKET INFORMATION


The Company's Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol "LPBC".

The following table sets forth the range of the high and low prices of the Company's Common Stock for each quarterly period from its initial trading day of December 20, 2004 through December 31, 2005. Prices are inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The Company paid a special cash dividend of $.05 per share on March 16, 2006 to stockholders of record as of March 2, 2006.

        QUARTER ENDED            HIGH            LOW           DIVIDENDS
        -------------            ----            ---           ---------

        December 31, 2004       $12.00          $10.75             -

        March 31, 2005          $11.25          $ 9.90             -

        June 30, 2005           $10.00          $ 8.60             -

        September 30, 2005      $ 9.95          $ 8.80             -

        December 31, 2005       $ 9.50          $ 8.62             -

As of December 31, 2005, there were 1,851,500 shares of Lincoln Park Bancorp common stock outstanding (including unallocated ESOP shares) and there were 237 stockholders of record.


--------------------------------------------------------------------------------
                                       51

--------------------------------------------------------------------------------
















                               [LOGO] LINCOLN PARK
                                     BANCORP
                               31 Boonton Turnpike
                             Lincoln Park, NJ 07035
                                 (973) 694-0330

                           Please visit our website at
                           www.lincolnparksavings.com


















--------------------------------------------------------------------------------