Form 10KSB, Exhibit 13
period 2006-12-31
Lincoln Park Bancorp
filed 2007-04-02
CIK 1294206

2006 ANNUAL REPORT

LINCOLN PARK BANCORP

2006 Annual Report to Stockholders

Visit our website at www.lincolnparksavings.com

31 Boonton Turnpike, Lincoln Park, New Jersey 07035
973-694-0330 FAX 973-694-3114
www.lincolnparksavings.com

March 22, 2007

Dear Shareholders,

We present to you the Annual Report for year end 2006 of Lincoln Park Bancorp.

The past year was one of transition for Lincoln Park Bancorp. While we continued to see our loan portfolio grow from $66,383,000 to $67,451,000 as well as a 6% growth in deposits, the increasing cost of deposits caused our profits to fall from $576,000 to $314,000. Total interest expense in 2006, was $2,576,000, which represented an increase of $854,000.

While the inverse rates in 2006 were an industry wide phenomenon, the Board of Directors took bold steps to position the company for the future. Our management team was changed, and we rolled out new business products to attract what to us is a whole new market, the small businesses of the area. We also began internet banking in 2007 to attract customers that seek less traditional forms of banking.

We are also pleased to announce that after over 80 years as a single branch bank in March 2007 we entered into a contract with GSL Savings to purchase their Montville Branch on Changebridge Road. This will be financed in a large part by the capital raised in our stock offering. We anticipate that this will help us attract new customers who look to bank with us in a more convenient location.

The staff and officers, as well as the Directors are still committed to outstanding customer service with a unique local flavor. That is our best asset and provides us with a product the mega-banks cannot duplicate.

Our Directors, management and staff thank you for your continued support and confidence.

Sincerely,

/s/ David G. Baker

David G. Baker President & CEO

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

	At December 31,
	2006	2005	2004
	(Dollars in Thousands)
Selected Financial Condition Data:

Total assets	$93,970	$93,958	$86,699
Loans receivable, net (1)	67,451	66,383	57,154
Cash and cash equivalents	2,601	2,316	5,898
Term deposits	190	581	81
Securities available for sale	2,574	3,002	4,316
Securities held to maturity	18,335	18,817	17,043
Deposits	57,844	54,367	57,216
FHLB advances	21,978	25,534	16,143
Stockholders’ equity	13,244	13,388	12,827

(1)	Net of loans in process, allowance for loan losses and deferred loan fees.

	Years Ended December 31,
	2006	2005	2004
	(Dollars in Thousands, Except Per Share Data)
Selected Operations Data:

Total interest income	$4,965	$4,418	$3,719
Total interest expense	2,576	1,722	1,363
Net interest income	2,389	2,696	2,356
(Recovery of) provision for loan losses	(22)	6	30
Net interest income after (recovery of) provision for loan losses	2,411	2,690	2,326
Non-interest income	134	100	110
Non-interest expenses	2,042	1,843	1,769
Income taxes	189	370	262
Net income	$314	$576	$405
Net income per share (2005 and 2004 restated)	$0.18	$0.32	$0.39

	At December 31,
	2006	2005	2004
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.33%	0.65%	0.51%
Return on average equity	2.37	4.40	7.59
Net yield on average interest-earning assets	5.37	5.09	3.10
Net interest rate spread (1)	2.15	2.78	2.97
Average interest-earning assets to average interest-bearing liabilities	115.77	116.30	107.30
Non-interest expense to average assets	2.15	2.06	2.24
Efficiency ratio	80.94	65.92	71.74

Capital Ratios:
Average equity to average total assets	13.97	14.65	6.77
Tier 1 leverage ratio	10.37	10.70	10.43
Tier 1 risk-based ratio	19.06	19.26	19.52
Total risk-based capital ratio	19.33	19.58	19.86

Asset Quality Ratios:
Net charge-offs to average nonperforming assets	0.07	0.81	0.24
Net charge-offs to average loans outstanding	—	0.01	—
Allowance for loan losses to gross loans outstanding	0.20	0.24	0.27
Nonperforming loans to total assets	0.17	0.30	0.49
Nonperforming assets to total assets	0.17	0.30	0.49

Other Data:
Number of full-service offices	1	1	1

(1)	Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Lincoln Park Bancorp (the “Company”) is the stock holding company of Lincoln Park Savings Bank (the “Bank”), and LPS Investment Company is the wholly owned subsidiary of the Bank. The Company is headquartered in Lincoln Park, New Jersey and its principal business currently consists of the operations of the Bank. Lincoln Park Bancorp, MHC, a mutual holding company formed in connection with the Bank’s conversion to stock form and reorganization into the holding company form of organization, which was consummated on December 16, 2004, owns 54.0% of the Company’s outstanding common stock at December 31, 2006. The Bank’s results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank’s non-interest income and expenses. The Bank’s non-interest income consists primarily of fees and other service charges. The Bank’s non-interest expenses principally consist of salaries and employee benefits, occupancy and equipment expenses, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies, and actions of regulatory authorities. Future changes in applicable law, regulations, or government policies may materially impact the Bank.

Forward-Looking Statements

The Company’s Annual Report and Form 10-KSB contain certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company. These forwarding-looking statements are generally identified by use of the words “believe”, “expect”, ‘intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of the future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and subsidiary include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U. S. Government, including policies of U. S. Treasury and the Federal Reserve Board, the quality and composition of loan and securities portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. The risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. We review the level of the allowance on a quarterly basis, at a minimum, and establish the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. We establish provision for loan losses, which is charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for loan losses, we consider historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans are assigned a higher percentage of allowance allocation.

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

Comparison of Financial Condition at December 31, 2006 and 2005

Our total assets increased by $12,000, or 0.01%, to $94.0 million at December 31, 2006. During the year ended December 31, 2006, the level of cash and cash equivalents increased by $284,000, or 12.3%, to $2.6 million at December 31, 2006 from $2.3 million at December 31, 2005. Term deposits decreased $391,000 or 67.3% to $190,000 at December 31, 2006 when compared with $581,000 at December 31, 2005. The increase in cash and cash equivalents was a result of normal operating activities of the Bank. The decrease in term deposits resulted from maturities of three certificates of deposit.

Securities available for sale decreased $429,000 or 14.3% to $2.6 million at December 31, 2006 when compared with $3.0 million at December 31, 2005. The decrease in securities available for sale resulted primarily from maturities, calls and repayments. Securities held to maturity decreased $482,000 or 2.6% to $18.3 million at December 31, 2006 when compared with $18.8 million at December 31, 2005. During the year ended December 31, 2006, purchases of securities held to maturity amounted to $1.0 million which offset maturities, calls, and repayments of $1.5 million. Loans receivable amounts to $67.5 million and $66.4 million at December 31, 2006 and 2005, respectively, representing an increase of $1.1 million or 1.6%. Such increase was primarily the result of loan originations totaling $20.0 million, which exceeded repayments totaling $19.0 million.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2006 and 2005 (Cont’d.)

Other assets increased $96,000 or 36.6% to $358,000 at December 31, 2006 from $262,000 at December 31, 2005. The increase was primarily due to changes in taxes payable and deferred tax accounts.

Total deposits increased $3.4 million or 6.3% to $57.8 million at December 31, 2006 from $54.4 million at December 31, 2005. Advances from the FHLB decreased $3.5 million or 13.7% to $22.0 million at December 31, 2006 when compared with $25.5 million at December 31, 2005. The deposit inflow was used to pay off FHLB advances.

Other liabilities increased $237,000 or 77.8% to $543,000 at December 31, 2006 when compared to $305,000 at December 31, 2005. The increase was primarily due to an increase of $263,000 in the Directors’ Retirement Plan payable account to reflect prior service cost.

Stockholders’ equity totaled $13.2 million and $13.4 million at December 31, 2006 and December 31, 2005, respectively, reflecting net income of $314,000 for the twelve months ended December 31, 2006, offset by the purchase of stock in the amount $356,000 for the restricted stock plan and recognition of $158,000 in other comprehensive income for the Directors’ Retirement Plan.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

General. Net income decreased $262,000, or 45.5%, to $314,000 for the year ended December 31, 2006, from $576,000 for the year ended December 31, 2005. The decrease in net income reflects increases in interest expense, and non-interest expenses partially offset by increases in interest income, non-interest income, a decrease in income tax expense, and a recovery of provision for loan losses.

Interest Income. Interest income increased by $547,000 to $5.0 million for the year ended December 31, 2006, from $4.4 million for the year ended December 31, 2005. The increase in interest income resulted primarily from increases of $515,000 in interest income from loans, $22,000 in interest income on securities and $10,000 in interest income on other interest-earning assets. The increase in interest income resulted from an increase of $5.8 million or 6.7% in average balance of interest-earning assets to $92.5 million during the year ended December 31, 2006 when compared to $86.8 million during the year ended December 31, 2005, along with an increase of twenty eight basis points in the yield on interest-earning assets from 5.09% in 2005 to 5.37% in 2006. The increase in the yield reflects an increase in market interest rates.

Interest income from loans receivable increased $515,000, or 15.5%, to $3.8 million for the year ended December 31, 2006, from $3.3 million for the year ended December 31, 2005. The increase was due to a $6.4 million or 10.5% increase in the average balance of loans receivable to $67.7 million in 2006 from $61.3 million in 2005 and an increase in the average yield to 5.68% in 2006 from 5.43% in 2005.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005 (Cont’d.)

Interest income on securities, including available for sale and held to maturity, increased $22,000, or 2.15% to $1.1 million for the year ended December 31, 2006, from $1.0 million for the year ended December 31, 2005. The increase was due to an increase in the average yield of taxable securities to 4.93% in 2006 from 4.67% in 2005. The average balance of taxable securities decreased $684,000 to $20.8 million in 2006 from $21.5 million in 2005. The average balance on tax exempt securities decreased $15,000 or 1.6% to $922,000 in 2006 from $937,000 in 2005. The average yield on tax exempted securities increased to 4.39% from 3.84% in 2005.

Interest income on other interest-earning assets increased $10,000 or 21.2% to $57,000 for 2006 from $47,000 for 2005. The increase resulted from an increase of $84,000 in the average balance of other interest earning assets to $3.1 million in 2006 from $3.0 million in 2005, along with an increase in the yield to 1.84% in 2006 from 1.56% in 2005.

Interest Expense. Total interest expense increased $854,000, or 49.6%, to $2.6 million for 2006 from $1.7 million for 2005. The increase in interest expense resulted from a $5.3 million increase in the average balance on total interest bearing liabilities to $79.9 million in 2006 from $74.6 million in 2005, along with an increase of 91 basis points in the cost of interest bearing liabilities to 3.22% in 2006 from 2.31% in 2005.

The interest expense on deposits increased $444,000 to $1.5 million in 2006 from $1.0 million in 2005. The increase during 2006 resulted from an increase in the average cost of interest-bearing deposits to 2.73% in 2006 from 1.89% in 2005, which was partially offset by a decrease in the average balance of interest-bearing deposits to $54.1 million in 2006 from $54.8 million in 2005. The average balance of interest-bearing demand accounts increased $211,000 or 1.8% to $11.8 million in 2006 from $11.6 million in 2005. The average balance of savings and club accounts decreased $2.0 million, or 11.8%, to $14.7 million for the year ended December 31, 2006 from $16.7 million for the year ended December 31, 2005. The average balance of certificates of deposit increased $1.1 million or 4.2% to $27.6 million in 2006 from $26.5 million in 2005.

The interest expense on borrowed money increased $411,000 to $1.1 million in 2006 from $689,000 in 2005. The increase during 2006 resulted from an increase of $6.0 million in the average balance of borrowed money to $25.8 million in 2006 from $19.8 million in 2005, along with an increase in the average cost of borrowed money to 4.26% in 2006 from 3.48% in 2005, reflecting an increase in market interest rates during 2006.

Net Interest Income. Net interest income decreased $307,000, or 11.4%, to $2.4 million for 2006 from $2.7 million for 2005. Our net interest rate spread was 2.15% and 2.78% during the years ended December 31, 2006 and 2005, respectively.

Provision for (Recovery of) Loan Losses. Based on our evaluation of the factors mentioned above we had a recovery of $22,000, for the year ended December 31, 2006, as compared to a provision of $6,000 for the year ended December 31, 2005. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $136,000, or 0.20% of total loans outstanding at December 31, 2006, as compared with $159,000, or 0.24% of total loans outstanding at December 31, 2005. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005 (Cont’d.)

Non-interest Income. Non-interest income totaled $134,000 for the year ended December 31, 2006, as compared to $100,000 for the year ended December 31, 2005. The increase in the 2006 period resulted primarily from an increase of $8,000 in fees and service charges, an increase of $8,000 in gains on calls of securities held to maturity, an increase of $10,000 in gains on sales of securities available for sale, and an increase of $9,000 in miscellaneous income, which was due to a reversal of an accrual of supervisory fees and assessment expense. The reversal was because of a change in the methodology of assessing supervisory fees by the New Jersey Department of Banking.

Non-interest Expenses. Non-interest expenses for the years ended December 31, 2006 and 2005 were $2,042,000 and $1,843,000, respectively, reflecting an increase of $199,000 or 10.8%. Salaries and employee benefits increased $79,000 or 10.2% to $855,000 from $776,000, primarily as a result of an increase in personnel, increases in cash bonuses, and an increase of $17,000 in the expense of employee incentive stock option plans. Occupancy expense decreased $16,000 or 12.8% to $110,000 from $125,000, due to decreases in costs of repairs and maintenance. Equipment expenses increased $31,000 or 14.4% to $247,000 from $216,000, primarily due to purchases, upgrading and maintenance of software and other equipment. Advertising expense decreased $4,000 or 8.2% to $45,000 from $49,000. Miscellaneous non-interest expenses increased $109,000 or 16.3% to $777,000 from $669,000, primarily due to the directors’ retirement plan and stock option plans.

Income Tax Expense. The provision for income taxes totaled $189,000 and $370,000 in 2006 and 2005, respectively. The decrease in the provision for income taxes is primarily due to our reduced income before taxes of $503,000 in 2006 compared with $947,000 in 2005.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Average Balance Sheet

The following table presents, at the date and for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income; however, such fees are not material.

	At December 31, 2006			Year Ended December 31,
				2006				2005
	Outstanding Balance		Yield/ Cost	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Cost	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Cost
	(Dollars in Thousands)

Interest-earning assets:
Loans receivable (1)	$67,451		5.83%	$67,726		$3,846	5.68%	$61,321		$3,331	5.43%
Taxable securities (2)(3)	19,996		4.69%	20,795		1,026	4.93%	21,479		1,004	4.67%
Tax-exempt securities(2)	913		3.93%	922		36	4.39%	937		36	3.84%
Other interest-earning assets	2,684		4.38%	3,097		57	1.84%	3,013		47	1.56%
Total interest-earning assets	91,044		5.52%	92,540		4,965	5.37%	86,750		4,418	5.09%

Non-interest-earning assets	2,926			2,249				2,511

Total assets	$93,970			$94,789				$89,261

Interest-bearing liabilities:
Interest-bearing deposits:
Demand	$11,088		2.13%	$11,826		262	2.22%	$11,615		147	1.27%
Savings and club	13,182		1.01%	14,698		148	1.01%	16,668		169	1.01%
Certificates of deposit	32,806		4.62%	27,606		1,066	3.86%	26,491		717	2.71%
Borrowed money	21,978		4.24%	25,802		1,100	4.26%	19,815		689	3.48%
Total interest-bearing liabilities	79,054		3.58%	79,932		2,576	3.22%	74,589		1,722	2.31%

Non-interest-bearing liabilities:
Non-interest-bearing demand	769			1,104				996
Other	903			509				595
	1,672			1,613				1,591
Total liabilities	80,726			81,545				76,180

Equity	13,244			13,244				13,081
Total liabilities and equity	$93,970			$94,789				$89,261
Net interest income						$2,389				$2,696
Interest rate spread (4)			1.94%				2.15%				2.78%
Net interest margin (5)							2.58%				3.11%
Net interest-earning assets	$11,990			$12,608				$12,161
Ratio of interest-earning assets to interest-bearing liabilities	1.15	x		1.16	x			1.16	x

(1)	Loans receivable are net of the allowance for loan losses.

(2)	Includes both available for sale and held to maturity securities.

(3)	Includes stock in Federal Home Loan Bank of New York.

(4)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income as a percentage of interest-earning assets.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and the net change. The changes attributable to the combined impact of volume and rate changes have been allocated on a proportional basis between changes in volume and rate.

	Year Ended December 31,
	2006 vs. 2005
	Increase/(Decrease) Due to		Total Increase (Decrease)

	Volume	Rate
	(Dollars in Thousands)

Interest income:
Loans receivable	$357	$158	$515
Taxable securities	(28)	50	22
Tax-exempt securities	(5)	5	—
Other interest-earning assets	1	9	10

Total interest income	326	221	547

Interest expense:
Interest-bearing deposits:
Demand	1	114	115
Savings and club accounts	(21)	—	(21)
Certificates of deposits	31	318	349
Borrowed money	170	175	411

Total interest expense	248	606	854

Net change in interest income	$78	$(385)	$(307)

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
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

We have emphasized the origination of fixed-rate mortgage loans for retention in our portfolio in order to maximize our net interest income. We accept increased exposure to interest rate fluctuations as a result of our investment in such loans. In a period of rising interest rates, our net interest rate spread and net interest income may be negatively affected. In addition, we have sought to manage and mitigate our exposure to interest rate risks in the following ways:

•	We maintain moderate levels of short-term liquid assets. At December 31, 2006, our short-term liquid assets totaled $2.7 million;

•	We originate for portfolio adjustable-rate mortgage loans. At December 31, 2006, our adjustable-rate mortgage loans totaled $15.0 million;

•
We attempt to increase the maturity of our liabilities as market conditions allow. In particular, in recent years, we have emphasized intermediate- to long-term FHLB advances as a source of funds. At December 31, 2006, we had $14.5 million of FHLB advances with terms to maturity of between one and ten years; and

•
We invest in securities with step-up rate features providing for increased interest rates prior to maturity according to a pre-determined schedule and formula. However, these step-up rates may not keep pace with rising interest rates in the event of a rapidly rising rate environment. In addition, these investments may be called at the option of the issuer.

Net Portfolio Value. The Company utilizes an outside vendor to prepare the computation of amounts by which the net present value of the Company’s cash flow from assets, liabilities and off-balance sheet items (the Company’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The vendor provides the Company with an interest rate sensitivity report of net portfolio value. The vendor’s simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the yield curve increases or decreases instantaneously by 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equal one percent. An increase in interest rates from 3% to 5% would mean, for example, a 200 basis point increase in the “Change in Interest Rates” column below. The vendor provides us the results of the interest rate sensitivity model, which is based on information we provide to them to estimate the sensitivity of our net portfolio.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The table below sets forth, as of December 31, 2006, the latest date for which the vendor has provided Lincoln Park Savings an interest rate sensitivity report of net portfolio value and the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the yield curve.

Change in	Net Portfolio Value			Net Portfolio Value as a Percentage of Present Value of Assets
Interest Rates (basis points)	Estimated NPV	Amount of Change	Percent of Change	NPV Ratio	Change in Basis Points
	(Dollars in Thousands)

+200	$13,239	$(3,599)	(21)%	15.69	(288) basis points
0	16,838	—	—	18.57	— basis points
-200	19,198	2,360	14%	19.98	141 basis points

The table above indicates that at December 31, 2006, in the event of a 200 basis point decrease in interest rates, we would experience a 14% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 21% decrease in net portfolio value.

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

Liquidity and Capital Resources

The Bank is required to maintain levels of liquid assets sufficient to ensure the Bank’s safe and sound operation. Liquidity is the ability to meet current and future financial obligations of a short-term nature. The Bank adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings, when applicable, and loan funding commitments. The Bank also adjusts its liquidity level as appropriate to meet its asset/liability objectives.

The Bank’s primary sources of funds are deposits, amortization and prepayments of loans and mortgage-backed securities principal, FHLB advances, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing investment securities are a relatively predictable source of funds, deposit flow and loan and mortgage-backed securities prepayments are greatly influenced by market interest rates, economic conditions and competition.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (Continued)

The Bank’s liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities.

The primary sources of investing activity are lending and the purchase of securities. Net loans amounted to $67.5 million and $66.4 million at December 31, 2006 and 2005, respectively. Securities available for sale totaled $2.6 million and $3.0 million at December 31, 2006 and 2005, respectively. Securities held to maturity totaled $18.3 million and $18.8 million at December 31, 2006 and 2005, respectively. In addition to funding new loan production and securities purchases through operating and financing activities, such activities were funded by principal repayments on existing loans and mortgage-backed securities.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. At December 31, 2006, advances from the FHLB amounted to $22.0 million, and an additional $12.6 million borrowings are still available at the FHLB.

The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2006, the Bank has outstanding commitments to originate loans of $909,000. Certificates of deposit scheduled to mature in one year or less at December 31, 2006, totaled $28.3 million. Management believes that, based upon its experience and the Bank’s deposit flow history, a significant portion of such deposits will remain with the Bank.

We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to board risk categories. At December 31, 2006, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented in this report have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Lincoln Park Bancorp and Subsidiary
Lincoln Park, New Jersey

We have audited the accompanying consolidated statements of financial condition of Lincoln Park Bancorp and Subsidiary (the “Corporation”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lincoln Park Bancorp and Subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 12 and 18, the Corporation changed its method of accounting for Defined Benefit Pension and Other Postretirement Plans in 2006.

As discussed in Note 1, the Corporation changed its method of accounting for share-based payments in 2006.

/s/ Beard Miller Company LLP

Beard Miller Company LLP Pine Brook, New Jersey March 19, 2007

LINCOLN PARK BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
	December 31,
	2006	2005
ASSETS
Cash and amounts due from depository institutions	$1,228,459	$1,627,946
Interest-bearing deposits	1,372,050	688,232

Cash and Cash Equivalents	2,600,509	2,316,178

Term deposits	189,771	580,629
Securities available for sale	2,573,628	3,002,336
Securities held to maturity (estimated fair value 2006 $17,890,013; 2005 $18,320,241)	18,334,915	18,817,087
Loans receivable, net of allowance for loan losses 2006 $136,000; 2005 $158,500	67,450,821	66,383,298
Premises and equipment	851,357	883,848
Federal Home Loan Bank of New York stock	1,121,400	1,264,500
Interest receivable	489,495	448,172
Other	358,258	262,209

Total Assets	$93,970,154	$93,958,257

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits	$768,473	$749,600
Interest bearing deposits	57,075,421	53,617,214
Total Deposits	57,843,894	54,366,814

Advances from Federal Home Loan Bank of New York	21,978,331	25,533,730
Advance payments by borrowers for taxes and insurance	360,771	364,785
Other	542,848	305,390

Total Liabilities	80,725,844	80,570,719

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock; $0.01 par value; 5,000,000 shares authorized; 1,851,500 shares issued and outstanding	18,515	18,515
Paid-in capital	7,484,694	7,776,418
Retained earnings	6,252,608	5,982,726
Unearned ESOP shares	(346,861)	(366,220)
Accumulated other comprehensive loss	(164,646)	(23,901)

Total Stockholders’ Equity	13,244,310	13,387,538

Total Liabilities and Stockholders’ Equity	$93,970,154	$93,958,257

See notes to consolidated financial statements.

LINCOLN PARK BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005
INTEREST INCOME
Loans, including fees	$3,845,732	$3,330,933
Securities	1,062,363	1,039,959
Other interest-earning assets	56,937	46,652
Total Interest Income	4,965,032	4,417,544

INTEREST EXPENSE
NOW and money market	261,640	144,498
Savings and club	148,062	169,934
Certificates of deposit	1,066,422	717,985
Borrowings	1,099,983	689,391
Total Interest Expense	2,576,107	1,721,808

Net Interest Income	2,388,925	2,695,736

(RECOVERY OF) PROVISION FOR LOAN LOSSES	(22,384)	6,017

Net Interest Income after (Recovery of) Provision for Loan Losses	2,411,309	2,689,719

NON-INTEREST INCOME
Fees and service charges	88,451	80,581
Gain (loss) on calls of term deposits and securities held to maturity	500	(7,239)
Gain on sales of securities available for sale	9,612	—
Other	35,513	26,764
Total Non-Interest Income	134,076	100,106

NON-INTEREST EXPENSES
Salaries and employee benefits	855,109	775,706
Occupancy expense of premises	109,903	125,445
Equipment	247,474	216,144
Advertising	45,340	49,174
Federal insurance premium	6,973	7,944
Other	777,431	668,581
Total Non-Interest Expenses	2,042,230	1,842,994

Income before Income Taxes	503,155	946,831

INCOME TAXES	189,163	370,442

Net Income	$313,992	$576,389
NET INCOME PER SHARE - BASIC	$0.18	$0.32

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING : BASIC	1,792,115	1,818,426
NET INCOME PER COMMON SHARE: DILUTED	$0.17	$0.32
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: DILUTED	1,794,648	1,818,426

See notes to consolidated financial statements.

LINCOLN PARK BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2006 and 2005

	Common Stock	Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total

BALANCE - DECEMBER 31, 2004	$18,515	$7,783,602	$5,409,484	$(385,580)	$1,350	$12,827,371

Comprehensive income:
Net income	—	—	576,389	—	—	576,389
Other comprehensive loss: Unrealized holding loss on securities available for sale, net of deferred income taxes of $16,891	—	—	—	—	(25,251)	(25,251)

Total Comprehensive Income						551,138

Restricted stock earned	—	841	—	—	—	841
Additional cost of initial public stock offering	—	(8,025)	—	—	—	(8,025)
ESOP shares committed to be released	—	—	(3,147)	19,360	—	16,213

BALANCE - DECEMBER 31, 2005	18,515	7,776,418	5,982,726	(366,220)	(23,901)	13,387,538

Comprehensive income:	—	—	—	—	—	—
Net income	—	—	313,992	—	—	313,992
Other comprehensive income:
Realized gain on sale of securities available for sale, net of deferred income taxes of $3,851.	—	—	—	—	(5,761)
Unrealized holding gain on securities available for sale, net of deferred income taxes of $15,440.	—	—	—	—	23,102	17,341

Total Comprehensive Income						331,333
Adjustment to initially apply FASB No.158, net of deferred income taxes of $105,390	—	—	—	—	(158,086)	(158,086)
Purchase of restricted stock	—	(355,778)	—	—	—	(355,778)
Restricted stock earned	—	30,095	—	—	—	30,095
Stock options	—	33,959	—	—	—	33,959
Dividends paid	—	—	(40,882)	—	—	(40,882)
ESOP shares committed to be released	—	—	(3,228)	19,359	—	16,131

BALANCE - DECEMBER 31, 2006	$18,515	$7,484,694	$6,252,608	$(346,861)	$(164,646)	$13,244,310

See notes to consolidated financial statements.

LINCOLN PARK BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$313,992	$576,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	67,693	64,335
Amortization and accretion, net	33,551	45,873
Gain on sale of securities available for sale	(9,612)	—
(Gain) loss on calls of term deposits and securities held to maturity	(500)	7,239
(Recovery of) provision for loan losses	(22,384)	6,017
Increase in interest receivable	(41,323)	(51,139)
Increase in other assets	4,876	(166,515)
Increase in accrued interest payable	15,600	25,008
Deferred income taxes	(25,728)	(3,951)
Increase in other liabilities	(15,753)	131,931
ESOP shares committed to be released	16,131	16,213
Restricted stock earned	30,095	841
Stock options	33,959	—

Net Cash Provided by Operating Activities	400,597	652,241

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of term deposits	—	(495,000)
Proceeds from maturities and calls of term deposits	396,000	—
Purchases of securities available for sale	(87,418)	(78,457)
Proceeds from maturities and calls of securities available for sale	500,000	1,300,000
Principal repayments on securities available for sale	29,611	45,969
Proceeds from sales of securities available for sale	24,298	—
Purchases of securities held to maturity	(1,000,000)	(3,960,000)
Proceeds from maturities and calls of securities held to maturity	1,210,500	1,785,000
Principal repayments on securities held to maturity	271,796	392,359
Net increase in loans receivable	(1,082,697)	(9,279,812)
Additions to premises and equipment	(35,202)	(28,252)
Purchase of Federal Home Loan Bank of New York stock	(367,050)	(629,600)
Redemption of Federal Home Loan Bank of New York stock	510,150	172,300

Net Cash Provided by (Used in) Investing Activities	369,988	(10,775,493)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	3,469,819	(2,850,389)
Proceeds of advances from the Federal Home Loan Bank of New York	87,900,000	35,375,000
Repayments of advances from the Federal Home Loan Bank of New York	(91,455,399)	(25,984,468)
(Decrease) increase in advance payments by borrowers for taxes and insurance	(4,014)	9,024
Additional cost of initial public stock offering	—	(8,025)
Dividends paid	(40,882)	—
Purchase of restricted stock	(355,778)	—

Net Cash (Used in) Provided by Financing Activities	(486,254)	6,541,142

Net Increase (Decrease) in Cash and Cash Equivalents	284,331	(3,582,110)

CASH AND CASH EQUIVALENTS - BEGINNING	2,316,178	5,898,288

CASH AND CASH EQUIVALENTS - ENDING	$2,600,509	$2,316,178

SUPPLEMENTARY CASH FLOWS INFORMATION
Income taxes paid	$483,797	$263,741

Interest paid	$2,560,487	$1,696,800

See notes to consolidated financial statements.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

The primary business of Lincoln Park Bancorp (the “Company”) is the ownership and operation of Lincoln Park Savings Bank (the “Savings Bank”). The Savings Bank was founded in 1923 and is a New Jersey chartered institution primarily serving the counties of Morris and Passaic. The Savings Bank’s business consists principally of obtaining deposits from the general public in our market area and using those funds to originate loans, primarily residential mortgage loans, and purchase securities.

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements include the accounts of Lincoln Park Bancorp (the “Company”) and its wholly owned subsidiary, Lincoln Park Savings Bank (the “Bank”) and the Bank’s wholly owned subsidiary LPS Investment Company. LPS Investment Company was recently formed as an operating subsidiary of the Bank for the purpose of investing in stocks, bonds, mortgages, and other securities, limited to the types of securities in which the Bank is authorized to invest. The Company’s business is conducted principally through the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses appropriately reflects loan losses which are probable and estimable at each period reported. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank’s allowance for loan losses. Such agencies may require the Savings Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits having original maturities of three months or less.

Securities Available for Sale and Held to Maturity

Investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. The Company holds no trading securities.

Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income (loss) component of stockholders’ equity.

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management’s judgment. Although management believes that necessary specific and general allowances for loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary.

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued)

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The Savings Bank did not have, during the periods covered in the consolidated financial statements, any loans deemed to be impaired.

Concentration of Risk

The Savings Bank’s lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

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

The potential for interest-rate risk exists as a result of the generally shorter duration of the Savings Bank’s interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Savings Bank’s interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation Plans

The Company has two stock-related compensation plans, including stock option and restricted stock plans. Through December 31, 2005, the Company accounted for its stock option and employee stock purchase plans using the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”) and related interpretations for these plans. Under APB No. 25, generally, when the exercise price of the Company’s stock options equaled the market price of the underlying stock on the date of the grant, no compensation expense was recognized. The Company adopted SFAS No. 123R, using the modified-prospective transition method, beginning on January 1, 2006 and, therefore, began to expense the fair value of all options over their remaining vesting periods to the extent the options were not fully vested as of the adoption date and began to expense the fair value of all share-based compensation granted subsequent to December 31, 2005, over its requisite service periods.

SFAS No. 123R also requires the benefits of realized tax deductions in excess of previously recognized tax benefits on compensation expense to be reported as a financing cash flow rather than an operating cash flow, as previously required. In accordance with Staff Accounting Bulletin (“SAB”) No. 107, the Company classified share-based compensation for employees to correspond with the same line item as the cash compensation paid to employees, and share based compensation to directors to correspond with miscellaneous non-interest expenses.

Options vest over a five year period for directors and a seven year period for officers. Compensation expense recognized for all options is recognized over the awards’ respective requisite service periods. The fair values relating to all options granted were estimated using the Black-Scholes option pricing model. Expected volatilities are based on historical volatility of our stock and other factors, such as implied market volatility. We used historical exercise data based on the age at grant of the option holder to estimate the options’ expected term, which represents the period of time that the options granted are expected to be outstanding. We anticipated the future option holding periods to be similar to the historical option holding periods. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. We recognize compensation expense for the fair values of these awards, which have graded vesting, on a straight-line basis over the requisite service period of the awards.

Restricted shares vest over a five year period for directors and a seven year period for officers. The fair value of restricted shares under the Company’s restricted stock plans is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock. The fair value of restricted shares is expensed on a straight-line basis over the requisite service period of the awards.

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, as amended, to all option grants for the year ended December 31, 2005.

Year Ended December 31, 2005
Net income as reported	$576,389
Total stock-based compensation expense, net of income taxes, included in reported net income	841
Total stock-based compensation expense, net of income taxes, that would have been included in the determination of net income if the fair value method had been applied to all grants	(1,651)
Pro Forma Net Income	$575,579
Net income per common share, as reported:
Basic	$0.32
Diluted	0.32

Pro forma net income per common share:
Basic	$0.32
Diluted	0.32

Other Comprehensive Income

The Company records in accumulated comprehensive income (loss), net of related deferred income taxes, unrealized gains and losses on available for sale securities and the prior service cost of the Directors Retirement Plan (“DRP”) that has not yet been recognized in expense. Realized gains and losses, if any, are reclassified to non-interest income upon the sale of the related securities or upon the recognition of a security impairment loss. A portion of the prior service cost of the DRP is recorded in expense annually.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated statement of financial condition when they are funded.

Net Income per Common Share

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year, adjusted for unearned shares of the ESOP. Diluted income per share is calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding decreased by the number of common shares that are assumed to be repurchased with the proceeds from the exercise of the common stock equivalents (treasury stock method) along with the assumed tax benefit from the exercise of non-qualified options.

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

These purchases were assumed to have been made at the average market price of the common stock. The following table shows the calculation of both basic and diluted earnings per share.

	Years Ended December 31,
	2006	2005

Net Income	$313,992	$576,389

Basic weighted average shares outstanding	1,792,115	1,818,426
Plus: Common stock equivalents	2,533	—
Diluted weighted average number of shares outstanding	1,794,648	1,818,426

Earnings per share:
Basic	$0.18	$0.32
Diluted	$0.17	$0.32

NOTE 2 – TERM DEPOSITS

	December 31,
	2006	2005
Due within one year	$99,000	$396,000
Due after one through five years	90,771	184,629

	$189,771	$580,629

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SECURITIES AVAILABLE FOR SALE

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
U.S. Government Agencies:
Due after one through five years	$500,000	$—	$5,000	$495,000
Due after five through ten years	500,000	—	15,000	485,000
Due after ten years	1,000,000	—	18,000	982,000
	2,000,000	—	38,000	1,962,000

Equity securities	151,189	30,157	619	180,727

Mortgage-backed securities:
Due after ten years	82,730	900	—	83,630

Municipal bonds:
Due after one through five years	250,671	—	920	249,751
Due after five through ten years	100,000	—	2,480	97,520
	350,671	—	3,400	347,271

	$2,584,590	$31,057	$42,019	$2,573,628

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
U.S. Government Agencies:
Due after one through five years	$500,000	$—	$8,435	$491,565
Due after five through ten years	1,000,000	105	17,030	983,075
Due after ten years	1,000,000	—	16,400	983,600

	2,500,000	105	41,865	2,458,240

Equity securities	78,457	7,211	5,187	80,481

Mortgage-backed securities:
Due after ten years	112,978	1,456	333	114,101

Municipal bonds:
Due after five through ten years	350,793	633	1,912	349,514

	$3,042,228	$9,405	$49,297	$3,002,336

At December 31, 2006 and 2005, all mortgage-backed securities held in the available for sale portfolio were issued by the Government National Mortgage Association (“GNMA”).

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SECURITIES AVAILABLE FOR SALE (CONTINUED)

The age of unrealized losses and the fair value of related securities available for sale are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006:
U.S. Government Agencies	$—	$—	$1,962,025	$38,000	$1,962,025	$38,000
Equity securities	—	—	9,112	619	9,112	619
Mortgage-backed Securities	—	—	—	—	—	—
Municipal bonds	249,748	920	97,515	2,480	347,263	3,400

	$249,748	$920	$2,068,652	$41,099	$2,318,400	$42,019
December 31, 2005:
U.S. Government Agencies	$482,970	$17,030	$1,475,165	$24,835	$1,958,135	$41,865
Equity securities	48,655	5,187	—	—	48,655	5,187
Mortgage-backed Securities	—	—	37,184	333	37,184	333
Municipal bonds	—	—	98,088	1,912	98,088	1,912

	$531,625	$22,217	$1,610,437	$27,080	$2,142,062	$49,297

Management does not believe that any individual unrealized loss at December 31, 2006 and 2005, represents an other-than-temporary impairment. The unrealized losses at December 31, 2006 are related to five securities issued by U.S. government agencies, three securities issued by municipal governments, and two equity securities, and are due to changes in interest rates. Management has the intent and the Company has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

During the year ended December 31, 2006, sales of securities available for sale amounted to $24,298. The realized gain on securities available for sale was $5,761, net of deferred income taxes of $3,851. There were no sales of securities available for sale during the year ended December 31, 2005.

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SECURITIES HELD TO MATURITY

	December 31, 2006
	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Agencies:
Due after one through five years	$500,000	$—	$8,505	$491,495
Due after five years through ten years	4,350,000	—	79,492	4,270,508
Due after ten years	10,782,757	2,544	308,050	10,477,251

	15,632,757	2,544	396,047	15,239,254

Corporate bonds:
Due within one year	100,000	—	22	99,978
Due after one year through five years	354,923	1,793	13,150	343,566
Due after five years through ten years	200,000	—	14,000	186,000
Due after ten years	500,000	—	13,653	486,347

	1,154,923	1,793	40,825	1,115,891

Mortgage-backed securities:
Due within one year	149	4	—	153
Due after one year through five years	2,244	47	—	2,291
Due after five through ten years	4,592	132	—	4,724
Due after ten years	974,520	5,854	21,258	959,116

	981,505	6,037	21,258	966,284

Municipal bonds:
Due after ten years	565,730	6,003	3,149	568,584

	$18,334,915	$16,377	$461,279	$17,890,013

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SECURITIES HELD TO MATURITY (CONTINUED)

	December 31, 2005
	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Agencies:
Due after five years through ten years	$4,850,000	$—	$101,034	$4,748,966
Due after ten years	10,281,831	4,225	293,853	9,992,203

	15,131,831	4,225	394,887	14,741,169

Corporate bonds:
Due within one year	185,000	847	—	185,847
Due after one year through five years	198,889	4,348	—	203,236
Due after five years through ten years	956,851	—	93,276	863,575
Due after ten years	500,000	—	13,311	486,690

	1,840,740	5,195	106,587	1,739,348

Mortgage-backed securities:
Due after one year through five years	5,482	226	—	5,708
Due after ten years	1,248,259	12,460	24,562	1,236,157

	1,253,741	12,686	24,562	1,241,865

Municipal bonds:
Due after ten years	590,775	9,670	2,586	597,859

	$18,817,087	$31,776	$528,622	$18,320,241

At December 31, 2006 and 2005, all mortgage-backed securities in the held to maturity portfolio were issued by GNMA, the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (FHLMC”).

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SECURITIES HELD TO MATURITY (CONTINUED)

The age of unrealized losses and the fair value of related securities held to maturity are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006:
U.S. Government Agencies	$990,310	$9,690	$14,011,309	$386,357	$15,001,619	$396,047
Corporate bonds	99,978	22	914,848	40,803	1,014,826	40,825
Mortgage-backed securities	—	—	408,650	21,258	408,650	21,258
Municipal bonds	—	—	96,851	3,149	96,851	3,149

	$1,090,288	$9,712	$15,431,658	$451,567	$16,521,946	$461,279
December 31, 2005:
U.S. Government Agencies	$4,278,174	$81,826	$10,224,645	$313,061	$14,502,819	$394,887
Corporate bonds	—	—	1,350,264	106,587	1,350,265	106,587
Mortgage-backed securities	534,496	24,562	—	—	534,496	24,562
Municipal bonds	—	—	97,414	2,586	97,414	2,586

	$4,812,670	$106,388	$11,672,323	$422,234	$16,484,994	$528,622

Management does not believe that any individual unrealized loss at December 31, 2006 and 2005, represents an other-than-temporary impairment. At December 31, 2006, the unrealized losses on securities other than corporate bonds are related to twenty-six securities issued by U.S. government agencies, one security issued by a municipal government and three mortgage-backed securities. The unrealized losses on corporate bonds at December 31, 2006 relate to five investment grade securities having a weighted average coupon rate of 5.49% and a weighted average maturity of approximately seven years. Management believes that all unrealized losses are due to changes in interest rates. Management has the intent and the Company has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

There were no sales of securities held to maturity during the year ended December 31, 2006 and 2005.

Securities held to maturity with a carrying value of $41,000 and 48,000 at December 31, 2006 and 2005, respectively, were pledged to secure public funds on deposits.

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LOANS RECEIVABLE

	December 31,
	2006	2005
Real estate mortgage:
One-to-four family	$43,658,682	$42,449,462
Multi-family	857,315	303,081
Commercial	1,913,269	2,415,480
Land	436,965	—

	46,866,231	45,168,023

Real estate construction	—	629,515

Consumer:
Passbook or certificate	59,309	72,628
Home equity line of credit	5,304,328	6,598,784
Home equity	14,489,090	13,463,581
Automobile	217,771	254,771
Personal secured	394,025	124,939
Personal unsecured	87,734	74,842
Overdraft line of credit	26,744	21,844

	20,579,001	20,611,389

Total Loans	67,445,233	66,408,927

Deferred loan costs, net	141,588	132,871
Allowance for loan losses	(136,000)	(158,500)

	5,588	(25,629)

	$67,450,821	$66,383,298

Nonaccrual loans totaled approximately $158,000 and $279,000 at December 31, 2006 and 2005, respectively. Interest income recognized on these loans for the years ended December 31, 2006 and 2005, was approximately $15,000 and $11,000, respectively. Had these loans been performing in accordance with their original terms, interest income for the years ended December 31, 2006 and 2005, would have been approximately $17,000 and $13,000, respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 –LOANS RECEIVABLE (CONTINUED)

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

	Years Ended December 31,
	2006	2005
	(In Thousands)
Balance - beginning	$3,575	$3,549
Loans originated	257	1,016
Collections of principal	(360)	(869)
Loans to persons no longer associated	(595)	(121)

Balance - ending	$2,877	$3,575

The following is an analysis of the allowance for loan losses:

	Years Ended December 31,
	2006	2005
Balance - beginning	$158,500	$156,000
Recovery (credited) provision charged to operations	(22,384)	6,017
Loans charged off	(116)	(3,723)
Recovery	—	206

Balance - ending	$136,000	$158,500

NOTE 6 – PREMISES AND EQUIPMENT

	December 31,
	2006	2005
Land	$82,881	$82,881

Buildings and improvements	1,346,746	1,346,746
Accumulated depreciation	(692,323)	(660,483)

	654,423	686,263

Furniture, fixtures and equipment	783,648	748,446
Accumulated depreciation	(669,595)	(633,742)

	114,053	114,704

	$851,357	$883,848

LINCOLN PARK BANCORPAND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – INTEREST RECEIVABLE

	December 31,
	2006	2005
Loans, net of allowance for uncollectible interest 2006 $9,500; 2005 $16,700	$298,779	$266,008
Securities	190,613	181,652
Other interest-earning assets	103	512

	$489,495	$448,172

NOTE 8 – DEPOSITS

	December 31,
	2006		2005
	Weighted Average Rate	Amount	Weighted Average Rate	Amount
Demand:
Non-interest bearing	0.00%	$768,473	0.00%	$749,600
NOW and money market	2.13	11,087,471	1.05	11,556,129

	1.99	11,855,944	0.99	12,305,729

Savings and club	1.01	13,182,249	1.00	15,710,957

Certificates of deposit	4.62	32,805,701	3.20	26,350,128

	3.26%	$57,843,894	2.06%	$54,366,814

At December 31, 2006 and 2005, certificates of deposit of $100,000 or more totaled approximately $7,365,000 and $4,525,000, respectively. Individual deposits in excess of $100,000 may not be insured by the Federal Deposit Insurance Corporation.

The scheduled maturities of certificates of deposit were as follows (in thousands):

	December 31,
	2006	2005
One year of less	$28,347	$18,417
After one year to three years	4,130	5,800
After three years	329	2,133

	$32,806	$26,350

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

	December 31,
	2006		2005
	Weighted Average Rate	Amount	Weighted Average Rate	Amount
Within one year	5.12%	$6,500,000	4.37%	$7,475,000
After one but within two years	3.75	8,580,694	4.35	2,000,000
After two but within three years	3.47	2,948,251	3.71	9,028,717
After three but within four years	4.19	568,418	3.46	4,035,302
After four but within five years	4.24	1,515,000	4.19	729,649
After five but within six years	—	—	3.55	1,252,355
After six but within seven years	4.03	899,364	—	—
After seven but within eight years	—	—	4.03	1,012,707
After eight years	5.31	966,605	—	—

	4.24%	$21,978,331	3.93%	$25,533,730

At December 31, 2006, none of the above advances were subject to early call or redemption features.

At December 31, 2006 and 2005, the advances were secured by a pledge of the Savings Bank’s investment in the capital stock of the FHLB and a blanket assignment of the Savings Bank’s unpledged qualifying mortgage loans. At December 31, 2006, $12.6 million in additional borrowings are still available from the FHLB.

NOTE 10 – REGULATORY CAPITAL

The Savings Bank is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – REGULATORY CAPITAL  (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total risk-based capital and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per GAAP and regulatory capital and information as to the Savings Bank’s capital levels.

	December 31,
	2006	2005
	(In Thousands)
GAAP capital	$9,393	$9,525
Unrealized loss on securities available for sale	24	25
Other comprehensive loss - DRP	158	—

Core and tangible capital	9,575	9,550
General valuation allowance	136	159

Total Regulatory Capital	$9,711	$9,709

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2006:
Total risk-based capital (to risk-weighted assets)	$9,711	19.33%	$	≥4,019	≥8.0%	$	≥5,024	≥10.0%
Tier 1 capital (to risk-weighted assets)	9,575	19.06		≥2,010	≥4.0		≥3,015	≥ 6.0
Tier 1 capital (to average assets)	9,575	10.37		≥3,692	≥4.0		≥4,615	≥ 5.0

As of December 31, 2005:
Total risk-based capital (to risk-weighted assets)	$9,709	19.58%	$	≥3,967	≥8.0%	$	≥4,959	≥10.0%
Tier 1 capital (to risk-weighted assets)	9,550	19.26		≥1,983	≥4.0		≥2,975	≥ 6.0
Tier 1 capital (to average assets)	9,550	10.70		≥3,570	≥4.0		≥4,463	≥ 5.0

As of August 28, 2006, the most recent notification from its regulators, the Savings Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution’s category.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – INCOME TAXES

The components of income taxes are summarized as follows:

	Years Ended December 31,
	2006	2005
Current income tax expense:
Federal	$169,485	$284,669
State	45,406	89,724

	214,891	374,393

Deferred income tax (benefit):
Federal	(19,486)	(3,360)
State	(6,242)	(591)

	(25,728)	(3,951)

	$189,163	$370,442

The tax effects of existing temporary difference that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,
	2006	2005
Deferred income tax assets:
Allowance for loan losses	$62,566	$78,160
Deferred loan fees and costs	1,497	1,772
Unrealized loss on securities available for sale	4,404	15,991
Benefit plans	23,087	—
Stock compensation plans	19,009	4,448
DRP - other comprehensive loss	105,390	—
	215,953	100,371

Deferred income tax liabilities:
Depreciation	72,622	75,992
Capitalized interest	9,795	10,374
	82,417	86,366

Net Deferred Tax Assets Included in Other Assets	$133,536	$14,005

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – INCOME TAXES (CONTINUED)

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended December 31,
	2006	2005
Federal income tax expense	$171,073	$321,923
Increases (reductions) in income taxes resulting from:
New Jersey corporate business tax, net of federal income tax effect	25,848	58,828
Other items, net	(7,758)	(10,309)

Effective Income Tax	$189,163	$370,442
Effective income tax rate	37.6%	39.1%

NOTE 12 – BENEFIT PLANS

ESOP

Effective upon the consummation of the Savings Bank’s reorganization, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Savings Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $387,193 in proceeds from a term loan obtained from the Company to purchase 34,068 shares of Company common stock. The term loan principal is payable over twenty equal annual installments through December 31, 2024. Interest on the term loan is at a rate per annum equal to prime. Each year, the Savings Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – BENEFIT PLANS (CONTINUED)

ESOP (Continued)

The ESOP is accounted for in accordance with Statement of Position 93-6 “Accounting for Employee Stock Ownership Plans,” which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $16,133 and $16,213 for the years ended December 31, 2006 and 2005, respectively.

The ESOP shares were as follows:

December 31,
2006	2005

Shares committed to be released	3,549	1,845
Unreleased shares	30,519	32,223

Total ESOP Shares	34,068	34,068

Fair value of unreleased shares	$286,879	$290,007

Stock-Based Incentive Plan

The Company’s shareholders approved the Stock-Based Incentive Plan at a special shareholders meeting held on December 22, 2005. The types of awards that may be granted under the Plan are Stock Options and Restricted Stock Awards.

Restricted Stock Awards

Restricted Stock Awards under the Stock-Based Incentive Plan are granted in the form of whole shares of Company common stock. The grants to outside directors vest in five annual installments, with the first installment vesting on December 22, 2006. The grants awarded to officers vest in seven annual installments, with the first installment vesting on December 22, 2006. On December 22, 2005, the Company awarded 13,605 shares of its common stock to its directors and 5,100 shares of its common stock to its officers. On July 11, 2006 and December 15, 2006, certain officers of the Bank received in aggregate 3,000 shares of restricted stock. At December 31, 2006, 3,241 shares of the stock awards were vested and 1,500 shares were forfeited. The Restricted Stock Awards become fully vested upon the death or disability of the holder.

The amount of expense recorded for the Restricted Stock Awards is based upon the number of shares awarded, the market price of the Company’s common stock at the grant date ($8.90 per share on December 22, 2005; $9.70 per share on July 11, 2006; $9.00 per share on December 15, 2006) and the period over which the Restricted Stock Awards are earned (60 months for outside directors and 84 months for officers). The expense for the year ended December 31, 2006 and 2005 was $29,255 and $841, respectively.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – BENEFIT PLANS (CONTINUED)

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

A summary of stock option activity and related information is as follows:

	Number of Option Shares	Range of Exercise Price	Weighted Average Exercise Price

December 31, 2004	—	—	—

Options granted	66,520	$8.90	$8.90
Options exercised	—	—	—
Options cancelled	—	—	—
December 31, 2005	66,520	$8.90	$8.90

Options granted	7,500	$9.00	$9.00
Options exercised	—	—	—
Options cancelled	(10,000)	8.90	8.90
December 31, 2006	64,020	$8.90 – $ 9.00	$8.91

The Company, as permitted by SFAS No. 123, recognizes compensation cost for stock options granted based on the fair value method instead of the intrinsic value based method. The weighted-average grant-date fair value of the stock options granted during 2006 and 2005, which have an exercise price equal to the market price of the Company’s common stock at the grant date, is estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

	December 31,
	2006	2005
Weighted average grant-date fair value per share	$3.06	$3.38
Expected common stock dividend yield	— %	— %
Expected volatility	19.28%	26.23%
Expected option life	7.0 years	6.5 - 7.0 years
Risk-free interest rate	4.52%	4.38% - 4.39%

The expected volatility was based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards were based on the U.S. Treasury yield curve in effect at the time of the grant.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – BENEFIT PLANS (CONTINUED)

Stock Options (Continued)

The expected life was based on historical exercise experiences. The dividend yield assumption was based on the Bank’s expectation of dividend payouts. The weighted average grant date fair value of options granted during the years ended December 31, 2006 and 2005 was $3.06 and $3.38 respectively. None of the options were exercised during the year ended December 31, 2006 and 2005.

The following table illustrates the impact of share-based compensation on reported amounts:

	Year Ended December 31, 2006
	As Reported	Impact of Share-based Compensation Expense
Operating Income:
Net Income	$313,992	$(55,013)

Earnings per share:
Basic	$0.18	$(0.03)
Diluted	$0.17	$(0.03)

A summary of the status of the Company’s non-vested options as of December 31, 2005, and the changes during the twelve months ended December 31, 2006 is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value

Non-vested at December 31, 2005	66,520	$3.38

Granted	7,500	$3.06
Vested	(10,018)	$3.38
Forfeited	(10,000)	$3.38

Non-vested at December 31, 2006	54,002	$3.34

Expected future compensation expense relating to the 54,002 non-vested options outstanding at December 31, 2006 is $178, 227, over a weighted average period of 9 years. The total fair value of shares vested during the year ended December 31, 2006 was $94,169.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – BENEFIT PLANS (CONTINUED)

Stock Options (Continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2006.

Options Outstanding					Options Exercisable
Year	Number Outstanding	Range of Exercise Price	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years

2005	56,520	$8.90	9	$8.90	10,018	$8.90	9

2006	7,500	$8.90-$9.00	9.5	$9.00	—	—	—

	64,020	$8.90-$9.00	9.3	$8.91	10,018	$8.90	9

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – BENEFIT PLANS (CONTINUED)

Director Retirement Plan (“DRP”)

Effective March 1, 2006, the Savings Bank implemented the DRP. This plan is a non-contributory defined benefit pension plan covering all the directors meeting eligibility requirements as specified in the plan document. The DRP is accounted for under SFAS 132 and SFAS 158. The following table sets forth the funded status of the DRP at December 31, 2006, and components of net periodic expense for the year then ended:

Benefit Obligation - beginning	$—
Service cost	16,937
Interest cost	14,600
Prior service cost	304,672
Actuarial (gain)	(17,233)

Benefit Obligation - ending	$318,976

Funded Status – Accrued liability included in other liabilities	$318,976

Discount Rate	5.75%

Net periods pension expense:
Service Cost	$16,937
Interest Cost	14,600
Amortization of unrecognized prior service liability	23,930

Total pension expense included in Other Non-Interest Expenses	$55,467

At December 31, 2006, $263,476 ($158,086 net of $105,390 of related deferred income tax assets) in prior service cost reflected in the above table has been recorded in Accumulated Other Comprehensive Income. Approximately $28,716 of that amount is expected to be included in pension expense in 2007.

Benefit payments, which reflect expected future service as appropriate, are expected to be paid for the years ended December 31, as follows;

2007	$—
2008	—
2009	13,372
2010	15,960
2011	18,278
2012 - 2016	153,042
$200,652

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – OTHER NON-INTEREST EXPENSES

	Years Ended December 31,
	2006	2005
Directors’ compensation	$260,350	$166,700
Legal	121,789	96,101
Auditing and accounting services	100,992	87,128
Stationery and printing	59,593	59,278
Other	234,707	259,374

	$777,431	$668,581

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. The Savings Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Savings Bank’s outstanding commitments were as follows:

	December 31,
	2006	2005
	(In Thousands)
To originate loans:
Fixed rate mortgage	$454	$145
Adjustable rate mortgage	—	526
Home equity line	455	200
Consumer	—	21

To fund lines of credit:
Home equity	8,690	8,038
Overdraft	77	77

At December 31, 2006, fixed rate mortgage commitments were at interest rates of 6.25% and lines of credit commitments had initial rates ranging from 5.99% to prime minus 1.0%.

Undisbursed funds from approved lines of credit, unless they are specifically cancelled by notice to or from the Savings Bank, represent firm commitments available to the respective borrowers on demand. The interest rates charged on funds disbursed under the homeowners’ equity lending program range from the prime rate minus 1.00% to 2.00% above the prime rate. Funds drawn on the unsecured credit reserve program are assessed interest at a rate of 16%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Savings Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate properties.

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

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 – ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Restricted Equity Securities

Federal law requires a member institution of the Federal Home Loan Bank system to hold restricted stock of the institution according to a predetermined formula. The restricted stock is carried at cost.

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

As of December 31, 2006 and 2005, the fair value of the commitments to extend credit were not considered to be material.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying values and estimated fair values of financial instruments were as follows:

	December 31,
	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$2,601	$2,601	$2,316	$2,316
Term deposits	190	190	581	581
Securities available for sale	2,574	2,574	3,002	3,002
Securities held to maturity	18,335	17,890	18,817	18,320
Loans receivable, net	67,451	67,392	66,383	66,488
Federal Home Loan Bank of New York stock	1,121	1,121	1,265	1,265
Interest receivable	489	489	448	448

Financial liabilities:
Deposits	57,844	57,897	54,367	54,200
Advances from the Federal Home Loan Bank of New York	21,978	22,017	25,534	25,266

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

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Lincoln Park Bancorp (Parent company only):

STATEMENTS OF FINANCIAL CONDITION
	December 31,
	2006	2005
Assets
Cash and due from banks	$752,220	$349,606
Term deposits	99,000	495,000
Securities available for sale	180,727	80,482
Securities held to maturity	2,444,692	2,540,348
Loan receivable from the Savings Bank	366,527	376,353
Interest receivable	33,745	34,474
Investment in subsidiary	9,392,868	9,524,765
Other assets	12,912	—

Total Assets	$13,282,691	$13,401,028
Liabilities and Stockholders’ Equity
Other liabilities	$38,381	$13,490
Stockholders’ equity	13,244,310	13,387,538

Total Liabilities and Stockholders’ Equity	$13,282,691	$13,401,028

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME
	Years Ended December 31,
	2006	2005
Dividend from Bank	$350,000	$—
Interest income	174,946	155,622
Non-interest income	9,616	—
Total income	534,562	155,622

Non-interest expenses	161,683	196,159

Income (Loss) before Income Tax (Benefit) and Equity in Undistributed Earnings of Subsidiary	372,879	(40,537)

Income tax (benefit)	4,072	(13,944)

Income (Loss) before Equity in Undistributed Earnings of Subsidiary	368,807	(26,593)

Equity in undistributed earnings (loss) of subsidiary	(54,815)	602,982

Net Income	$313,992	$576,389

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2006	2005
Cash Flows from Operating Activities
Net income	$313,992	$576,389
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Decrease (increase) in interest receivable	729	(33,294)
Increase in other liabilities	13,901	12,131
Gain on sale of securities available for sale	(9,612)	—
Increase in other assets	(12,913)	—
Equity in undistributed loss (earnings) in subsidiary	54,815	(602,982)

Net Cash Provided by (Used in) Operating Activities	360,912	(47,756)

Cash Flows from Investing Activities
Proceeds from maturities of term deposits	396,000	—
Purchases of securities available for sale	(87,418)	(78,456)
Proceeds from sales of securities available for sale	24,298	—
Purchases of securities held to maturity	—	(2,600,000)
Principal repayments on securities held to maturity	95,656	59,652
Decrease in loan receivable from Savings Bank	9,826	10,841

Net Cash Used in Investing Activities	438,362	(2,607,963)

Cash Flows Provided by Financing Activities
Additional cost of initial public stock offering	—	(8,025)
Cash dividends paid	(40,882)	—
Purchase of restricted stock	(355,778)	—

Net Cash Used in Financing Activities	(396,660)	(8,025)

Net Increase (Decrease) in Cash and Cash Equivalents	402,614	(2,663,744)

Cash and Cash Equivalents - Beginning	349,606	3,013,350

Cash and Cash Equivalents - Ending	$752,220	$349,606

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
	(In Thousands, Except for Share and Per Share Amounts)

Interest income	$1,182	$1,232	$1,258	$1,293
Interest expense	559	627	676	715

Net Interest Income	623	605	582	578

Provision for loan losses	3	—	(1)	(25)

Net Interest Income after Provision for Loan Losses	620	605	583	603

Non-interest income	33	24	30	46
Non-interest expenses	514	476	533	518

Income before Income Taxes	139	153	80	131

Income taxes	53	58	27	51

Net Income	$86	$95	$53	$80

Net income per common share - basic	$0.05	$0.05	$0.03	$0.04

Weighted average number of common shares outstanding - basic	1,819,490	1,794,046	1,783,985	1,784,413
Net income per common share - diluted	$0.05	$0.05	$0.03	$0.04

Weighted average number of common shares outstanding - diluted	1,824,558	1,798,922	1,786,067	1,784,413

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(In Thousands, Except for Share and Per Share Amounts)

Interest income	$1,034	$1,096	$1,122	$1,166
Interest expense	368	398	448	508

Net Interest Income	666	698	674	658

Provision for loan losses	27	(9)	(22)	10

Net Interest Income after Provision for Loan Losses	639	707	696	648

Non-interest income	16	32	26	26
Non-interest expenses	459	469	452	463

Income before Income Taxes	196	270	270	211

Income taxes	76	106	105	84

Net Income	$120	$164	$165	$127

Net income per common share - basic and diluted	$0.07	$0.09	$0.09	$0.07

Weighted average number of common shares outstanding - basic and diluted	1,817,787	1,818,212	1,818,638	1,819,064

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – RECENT ACCOUNTING PRONOUNCEMENTS

FIN 48

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosures and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of this new pronouncement on its consolidated financial statements.

FAS 157

In September 2006, the FASB issued SFAS Statement No. 157, Fair Value Measurements, which defines value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of SFAS Statement No. 157 on our consolidated financial position, results of operations and cash flows.

FAS 158

Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which amends SFAS Nos. 87 and 106 to require recognition of the over funded or under funded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS Nos. 87 and 106 that have no yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date, the date at which the benefit obligation and plan assets are measured is required to be the company’s fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. We have implemented SFAS 158 as of December 31, 2006. The effect of this implementation on our consolidated financial statements is discussed in note 12.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

SAB 108

On September 13, 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year and the balance sheet approach focusing on the (cumulative amount approach) could be viewed as immaterial under another approach, and not corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial condition.

EITF 06-4

In September 2006, the FASB’s Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements” (EITF 06-4). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policy holder) has the liability for the benefit it is providing to its employee. As such, if the policy holder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The disclosures are required in fiscal years beginning after December 15, 2007, with early adoption permitted. The Company has determined that upon adoption it will have no impact on the reported results of operations or financial condition.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 19 – SUBSEQUENT EVENTS

On March 8, 2007, we have entered into contract with GSL Savings to purchase their Montville Branch on Changebridge Road. This will be financed in a large part by the capital raised in our stock offering. The purchase price of $830,000 is inclusive of land, building, furniture and fixtures, as well as approximately $3.2 million in deposits. The contract is contingent upon gaining certain regulatory and governmental approvals. Presently the contract is slated to close on May 1, 2007.

LINCOLN PARK BANCORP AND SUBSIDIARY

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Stanford Stoller
Chairman of the Board
Principal Consultant in the Insurance Industry Sector of IBM

William H. Weisbrod
Vice Chairman of the Board
Senior Vice President-Investments with Wachovia Securities

David G. Baker
Part owner of Lincoln Park Hardware

John F. Feeney
Attorney at Law, Feeney & Dixon, L.L.P.

Edith M. Perrotti
Retired, former Senior Vice President of Lincoln Park Savings

Executive Officers

David G. Baker
President and Chief Executive Officer

Nandini S. Mallya
Vice President, Treasurer, and Chief Financial Officer

Nancy M. Shaw
Vice President and Corporate Secretary

LINCOLN PARK BANCORP AND SUBSIDIARY

STOCKHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Stockholders will be held at the Lincoln Park PAL Community Center, 10 Boonton Turnpike, Lincoln Park, New Jersey on April 19, 2007 at 11:00 A.M.

Stock Listing

Over-the-Counter Bulletin Board under the symbol “LPBC”

Counsel

Feeney & Dixon, L.L.P.
512 Newark Pompton Turnpike
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

Annual Report on Form 10-KSB

A copy of the Company’s Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, is available without charge to stockholders by written request to the Company. It may also be accessed on our website at: www.lincolnparksavings.com

LINCOLN PARK BANCORP AND SUBSIDIARY

MARKET INFORMATION

The Company’s Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol “LPBC”.

The following table sets forth the range of the high and low prices of the Company’s Common Stock for each quarterly period from its initial trading day of December 20, 2004 through December 31, 2006. Prices are inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The Company paid a special cash dividend of $.05 per share on March 16, 2006 to stockholders of record as of March 2, 2006.

Quarter Ended	High	Low	Dividends

December 31, 2004	$12.00	$10.75	—

March 31, 2005	$11.25	$9.90	—

June 30, 2005	$10.00	$8.60	—

September 30, 2005	$9.95	$8.80	—

December 31, 2005	$9.50	$8.62	—

March 31, 2006	$10.10	$8.85	$.05

June 30, 2006	$10.05	$9.50	—

September 30, 2006	$9.70	$9.10	—

December 31, 2006	$9.48	$8.75	—

As of December 31, 2006, there were 1,835,416 shares of Lincoln Park Bancorp common stock outstanding including unallocated ESOP shares.

31 Boonton Turnpike
Lincoln Park, NJ 07035
(973) 694-0330

Please visit our website at
www.incolnparksavings.com