Form 10KSB, Exhibit 13
period 2007-12-31
Lincoln Park Bancorp
filed 2008-03-28
CIK 1294206

EXHIBIT 13

PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

LINCOLN PARK BANCORP

2007 Annual Report to Stockholders

Visit our website at www.lincolnparksavings.com

31 Boonton Turnpike, Lincoln Park, New Jersey 07035
973-694-0330 FAX 973-694-3114
www.lincolnparksavings.com

Dear Shareholders,

The Board of Directors and I provide for you, our shareholders, the 2007 annual report of Lincoln Park Bancorp.

The banking industry found 2007 to be a difficult year, and we at Lincoln Park Savings found it challenging as well. Although we managed to avoid many of the problems our bigger competitors experienced due to our conservative approach to lending and investing, our profitability suffered as well. While our loan portfolio grew modestly in 2007, up from $67,451,000 in 2006 to $73,085,000 in 2007, and our interest income increased from $4,965,000 to $5,326,000, our interest expense increased from $2,576,000 in 2006 to $3,122,000 in 2007. This coupled with the down real estate market made for a challenging environment. We experienced an increase in our percentage of non-performing loans, which amounted to 0.42% of total assets at December 31, 2007 compared to 0.17% of total assets at December 31, 2006.

There were some milestones in 2007. On July 16, 2007 we opened our second branch on Changebridge Road in Montville Township. Utilizing capital from our public offering we were able to purchase this former branch of GSL Savings. We also instituted a stock buy back program in 2007 and repurchased 25,655 shares of stock at a cost of $199,900.

We also had some modest success in rolling out our new commercial loan products booking over $1,000,000 in loans in 2007. Our internet banking product was new for 2007 as well with over 247 customers signing up to utilize this product.

We look forward to 2008 as the Federal Reserve has taken bold steps that will help the banking industry by reducing substantially the cost of funds. This, with anticipated growth in our commercial loan business, will help position us well in the coming year.

The Board of Directors, management and our staff thank you for your commitment to our Bank and look forward to 2008.

Sincerely,

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

	At December 31,

	2007	2006	2005

	(Dollars in Thousands)
Selected Financial Condition Data:

Total assets	$102,665	$93,970	$93,958
Loans receivable, net (1)	73,085	67,451	66,383
Cash and cash equivalents	2,502	2,601	2,316
Term deposits	295	190	581
Securities available for sale	1,521	2,574	3,002
Securities held to maturity	21,243	18,335	18,817
Deposits	64,967	57,844	54,367
FHLB advances	23,552	21,978	25,534
Stockholders’ equity	13,146	13,244	13,388

(1)	Net of loans in process, allowance for loan losses and deferred loan fees.

	Years Ended December 31,

	2007	2006	2005

	(Dollars in Thousands, Except Per Share Data)
Selected Operations Data:

Total interest income	$5,325	$4,965	$4,418
Total interest expense	3,122	2,576	1,722

Net interest income	2,203	2,389	2,696
Provision for (recovery of) loan losses	51	(22)	6

Net interest income after provision for (recovery of) loan losses	2,152	2,411	2,690
Non-interest income	145	134	100
Non-interest expenses	2,235	2,042	1,843
Income taxes	2	189	370

Net income	$60	$314	$576

Net income per share	$0.03	$0.18	$0.32

	At December 31,

	2007	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.06%	0.33%	0.65%
Return on average equity	0.45	2.37	4.40
Net yield on average interest-earning assets	5.57	5.37	5.09
Net interest rate spread (1)	1.82	2.15	2.78
Average interest-earning assets to average interest-bearing liabilities	114.77	115.77	116.30
Non-interest expense to average assets	2.27	2.15	2.06
Efficiency ratio	95.17	80.94	65.92

Capital Ratios:
Average equity to average total assets	13.45	13.97	14.65
Tier 1 leverage ratio	9.45	10.37	10.70
Tier 1 risk-based ratio	16.95	19.06	19.26
Total risk-based capital ratio	17.29	19.33	19.58

Asset Quality Ratios:
Net charge-offs to average nonperforming assets	0.06	0.07	0.81
Net charge-offs to average loans outstanding	—	—	0.01
Allowance for loan losses to gross loans outstanding	0.26	0.20	0.24
Nonperforming loans to total assets	0.42	0.17	0.30
Nonperforming assets to total assets	0.42	0.17	0.30

Other Data:
Number of full-service offices	2	1	1

(1)	Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

          Lincoln Park Bancorp (the “Company”) is the stock holding company of Lincoln Park Savings Bank (the “Bank”), and LPS Investment Company is the wholly owned subsidiary of the Bank. The Company is headquartered in Lincoln Park, New Jersey and its principal business currently consists of the operations of the Bank. Lincoln Park Bancorp, MHC, a mutual holding company formed in connection with the Bank’s conversion to stock form and reorganization into the holding company form of organization, which was consummated on December 16, 2004, owns 54.0% of the Company’s outstanding common stock at December 31, 2007. The Bank’s results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank’s non-interest income and expenses. The Bank’s non-interest income consists primarily of fees and other service charges. The Bank’s non-interest expenses principally consist of salaries and employee benefits, occupancy and equipment expenses, and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies, and actions of regulatory authorities. Future changes in applicable law, regulations, or government policies may materially impact the Bank.

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

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2007 and 2006

          Our total assets increased by $8.7 million or 9.25%, to $102.7 million at December 31, 2007 from $94.0 million at December 31, 2006. During the year ended December 31, 2007, the level of cash and cash equivalents decreased by $99,000, or 3.81%, to $2.5 million at December 31, 2007 from $2.6 million at December 31, 2006. Term deposits increased $105,000 or 55.26% to $295,000 at December 31, 2007 when compared with $190,000 at December 31, 2006. The decrease in cash and cash equivalents was a result of normal operating activities of the Bank. The increase in term deposits resulted from purchases of four certificates of deposit totaling $397,000, offset by maturities totaling $297,000.

          Securities available for sale decreased $1.1 million or 40.89% to $1.5 million at December 31, 2007 when compared with $2.6 million at December 31, 2006. The decrease in securities available for sale resulted primarily from sales, maturities, calls and repayments. During the year ended December 31, 2007, purchases of securities available for sale amounted to $417,000, which was offset by sales of $413,000, calls of $1,000,000, and principal repayments of $22,000. Securities held to maturity increased $2.9 million or 15.86% to $21.2 million at December 31, 2007 when compared with $18.3 million at December 31, 2006. During the year ended December 31, 2007, purchases of securities held to maturity amounted to $4.2 million which offset maturities, calls, and repayments of $1.2 million. Loans receivable amounted to $73.1 million and $67.5 million at December 31, 2007 and 2006, respectively, representing an increase of $5.6 million or 8.35%. Such increase was primarily the result of loan originations totaling $19.5 million, which exceeded repayments totaling $13.8 million.

          Other assets increased $360,000 or 100.56% to $718,000 at December 31, 2007 from $358,000 at December 31, 2006. The increase was primarily due to changes in taxes payable, deferred tax accounts, and a disbursement to an attorney in the amount of $270,000 for a loan that was originated but not closed as of December 31, 2007.

          Total deposits increased $7.1 million or 12.31% to $64.9 million at December 31, 2007 from $57.8 million at December 31, 2006. The increase in deposits was due to a management decision to be more competitive with deposit rates and an increase of $3.5 million with the purchase of the Montville branch. Advances from the FHLB increased $1.6 million or 7.16% to $23.6 million at December 31, 2007 when compared with $22.0 million at December 31, 2006.

          Other liabilities increased $59,000 or 10.80% to $601,000 at December 31, 2007 when compared to $543,000 at December 31, 2006. The increase was primarily due to increases in accrued expenses for the directors’ retirement plan and accrued audit and accounting fees.

          Stockholders’ equity totaled $13.1 million and $13.2 million at December 31, 2007 and December 31, 2006, respectively, reflecting net income of $60,000, and the amortization of $87,000 for the ESOP, the restricted stock, and stock options for the twelve months ended December 31, 2007. The Company also purchased $200,000 of it’s common stock at an average price of $7.79, which is reflected as treasury stock in the stockholders’ section of the Statement of Condition.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

          General. Net income decreased $254,000, or 80.88%, to $60,000 for the year ended December 31, 2007, from $314,000 for the year ended December 31, 2006. The decrease in net income reflects increases in interest expense on deposits and non-interest expenses, and an increase of $74,000 in provision for loan losses, partially offset by increases in total interest income and non-interest income, and decreases in interest expense on borrowed money and income taxes.

          Interest Income. Interest income increased by $361,000 to $5.3 million for the year ended December 31, 2007, from $5.0 million for the year ended December 31, 2006. The increase in interest income was due to increases of $298,000 in interest income from loans and $62,000 in interest income on securities. The increase in interest income resulted from an increase of $3.1 million or 3.34% in average balance of interest-earning assets to $95.6 million during the year ended December 31, 2007 when compared to $92.5 million during the year ended December 31, 2006, along with an increase of twenty basis points in the yield on interest-earning assets from 5.37% in 2006 to 5.57% in 2007.

          Interest income from loans receivable increased $298,000, or 7.76%, to $4.1 million for the year ended December 31, 2007, from $3.8 million for the year ended December 31, 2006. The increase was due to a $4.0 million or 5.88% increase in the average balance of loans receivable to $71.7 million in 2007 from $67.7 million in 2006 and an increase in the average yield to 5.78% in 2007 from 5.68% in 2006.

          Interest income on securities, including available for sale and held to maturity, increased $62,000, or 5.86% to $1.1 million for the year ended December 31, 2007. This was primarily due to an increase in the average yield of taxable securities to 5.28% in 2007 from 4.93% in 2006. The average balance on tax exempt securities decreased $356,000 or 38.6% to $566,000 in 2007 from $922,000 in 2006. The average yield on tax exempt securities increased to 5.30% from 3.90% in 2006.

          Interest income on other interest-earning assets remained unchanged at $57,000 for the years ending December 31, 2007 and 2006. The average balance of other interest-earning assets decreased by $484,000 to $2.6 million in 2007 from $3.1 million in 2006, and the yield increased to 2.18% in 2007 from 1.84% in 2006.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006 (Cont’d.)

          Interest Expense. Total interest expense increased $546,000, or 21.2%, to $3.1 million for 2007 from $2.6 million for 2006. The increase in interest expense resulted from a $3.4 million increase in the average balance on total interest bearing liabilities to $83.3 million in 2007 from $79.9 million in 2006, along with an increase of 53 basis points in the cost of interest bearing liabilities to 3.75% in 2007 from 3.22% in 2006.

          Interest expense on deposits increased $704,000 to $2.2 million in 2007 from $1.5 million in 2006. The increase during 2007 resulted from an increase in the average cost of interest-bearing deposits to 3.55% in 2007 from 2.73% in 2006, along with an increase in the average balance of interest-bearing deposits to $61.4 million in 2007 from $54.1 million in 2006. The average balance of interest-bearing demand accounts increased $254,000 or 2.10% to $12.1 million in 2007 from $11.8 million in 2006. The average balance of savings and club accounts decreased $2.4 million, or 16.2%, to $12.3 million for the year ended December 31, 2007 from $14.7 million for the year ended December 31, 2006. The average balance of certificates of deposit increased $9.3 million or 33.9% to $36.9 million in 2007 from $27.6 million in 2006.

          The interest expense on borrowed money decreased $159,000 to $942,000 in 2007 from $1.1 million in 2006. The decrease during 2007 was due to a decrease of $3.8 million in the average balance of borrowed money to $22.0 million in 2007 from $25.8 million in 2006, partially offset by an increase in the average cost of borrowed money to 4.29% in 2007 from 4.26% in 2006, reflecting an increase in market interest rates during 2007.

          Net Interest Income. Net interest income decreased $186,000, or 7.8%, to $2.2 million for 2007 from $2.4 million for 2006. Our net interest rate spread was 1.82% and 2.15% during the years ended December 31, 2007 and 2006, respectively.

          Provision for (Recovery of) Loan Losses. Based on our evaluation of the factors mentioned above we had a provision of $51,000 for the year ended December 31, 2007, as compared to a recovery of $22,000 for the year ended December 31, 2006. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $187,000, or 0.26% of total loans outstanding at December 31, 2007, as compared with $136,000, or 0.20% of total loans outstanding at December 31, 2006. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006 (Cont’d.)

          Non-interest Income. Non-interest income totaled $145,000 for the year ended December 31, 2007, as compared to $134,000 for the year ended December 31, 2006. The increase in the 2007 period resulted primarily from an increase of $15,000 in fees and service charges, an increase of $6,000 in gain on sales of securities available for sale offset by a decrease of $9,000 in miscellaneous income. The decrease in miscellaneous income was due to a reversal of an accrual of supervisory fees and assessment expense for the year ending December 31, 2006. The reversal was because of a change in the methodology of assessing supervisory fees by the New Jersey Department of Banking.

          Non-interest Expenses. Non-interest expenses for the years ended December 31, 2007 and 2006 were $2.2 million and $2.0 million, respectively, reflecting an increase of $193,000 or 9.44%. Salaries and employee benefits increased $128,000 or 14.92% to $983,000 from $855,000, primarily as a result of an increase in full time personnel in general and also to staff the Montville Branch. Occupancy expense increased $33,000 or 30.0% to $143,000 from $110,000, due to increases in costs of repairs and maintenance and also expenses related to the purchase of the Montville Branch. Equipment expenses increased $54,000 or 21.7% to $301,000 from $247,000, primarily due to purchases, upgrading and maintenance of software and other equipment. Advertising expense increased $14,000 or 31.20% to $59,000 from $45,000. The increase was primarily due to expenses related to promoting the Montville Branch. Miscellaneous non-interest expenses decreased $35,000 or 4.59% to $742,000 from $777,000, mainly due to a reduction in director fees expense.

          Income Tax Expense. The provision for income taxes totaled $2,000 and $189,000 in 2007 and 2006, respectively. The decrease in the provision for income taxes is primarily due to our reduced income before taxes of $62,000 in 2007 compared with $503,000 in 2006.

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

	At December 31, 2007			Year Ended December 31,

				2007				2006

	Outstanding Balance		Yield/ Cost	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Cost	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Cost

	(Dollars in Thousands)

Interest-earning assets:
Loans receivable (1)	$73,085		5.88%	$71,706		$4,144	5.78%	$67,726		$3,846	5.68%
Taxable securities (2)(3)	22,198		6.13%	20,744		1,095	5.28%	20,795		1,026	4.93%
Tax-exempt securities(2)	566		4.15%	566		30	5.30%	922		36	4.39%
Other interest-earning assets	2,611		5.08%	2,613		57	2.18%	3,097		57	1.84%

Total interest-earning assets	98,460		5.84%	95,629		5,326	5.57%	92,540		4,965	5.37%

Non-interest-earning assets	4,205			3,042				2,249

Total assets	$102,665			$98,671				$94,789

Interest-bearing liabilities:
Interest-bearing deposits:
Demand	$12,114		2.24%	$12,080		306	2.53%	$11,826		262	2.22%
Savings and club	11,616		1.01%	12,323		124	1.02%	14,698		148	1.01%
Certificates of deposit	39,183		4.78%	36,950		1,750	4.74%	27,606		1,066	3.86%
Borrowed money	23,552		4.18%	21,971		942	4.29%	25,802		1,100	4.26%

Total interest-bearing liabilities	86,465		3.75%	83,324		3,122	3.75%	79,932		2,576	3.22%

Non-interest-bearing liabilities:
Non-interest-bearing demand	2,054			1,236				1,104
Other	1,000			835				509

	3,054			2,071				1,613

Total liabilities	89,519			85,395				81,545

Equity	13,146			13,276				13,244

Total liabilities and equity	$102,665			$98,671				$94,789

Net interest income						$2,204				$2,389

Interest rate spread (4)			2.09%				1.82%				2.15%

Net interest margin (5)							2.30%				2.58%

Net interest-earning assets	$11,995			$12,305				$12,608

Ratio of interest-earning assets to interest-bearing liabilities	1.14	x		1.15	x			1.16	x

(1)	Loans receivable are net of the allowance for loan losses.

(2)	Includes both available for sale and held to maturity securities.

(3)	Includes stock in Federal Home Loan Bank of New York.

(4)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income as a percentage of interest-earning assets.

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

	Year Ended December 31,

	2007 vs. 2006

	Increase/(Decrease) Due to		Total Increase (Decrease)

	Volume	Rate

	(Dollars in Thousands)

Interest income:
Loans receivable	$229	$69	$298
Taxable securities	(8)	76	68
Tax-exempt securities	(13)	7	(6)
Other interest-earning assets	(10)	10	—

Total interest income	198	162	360

Interest expense:
Interest-bearing deposits:
Demand	6	38	44
Savings and club accounts	(25)	1	(24)
Certificates of deposits	409	275	684
Borrowed money	(166)	8	(158)

Total interest expense	224	322	546

Net change in interest income	$(26)	$(160)	$(186)

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

          We have emphasized the origination of fixed-rate mortgage loans for retention in our portfolio in order to maximize our net interest income. We accept increased exposure to interest rate fluctuations as a result of our investment in such loans. In a period of rising interest rates, our net interest rate spread and net interest income may be negatively affected. In addition, we have sought to manage and mitigate our exposure to interest rate risks in the following ways:

•	We maintain moderate levels of short-term liquid assets. At December 31, 2007, our short-term liquid assets totaled $2.6 million;

•	We originate for portfolio adjustable-rate mortgage loans. At December 31, 2007, our adjustable-rate mortgage loans totaled $13.2 million;

•

We attempt to increase the maturity of our liabilities as market conditions allow. In particular, in recent years, we have emphasized intermediate- to long-term FHLB advances as a source of funds. At December 31, 2007, we had $22.6 million of FHLB advances with terms to maturity of between one and ten years; and

•

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

LINCOLN PARK BANCORP AND SUBSIDIARY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The table below sets forth, as of December 31, 2007, the latest date for which the vendor has provided Lincoln Park Savings an interest rate sensitivity report of net portfolio value and the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the yield curve.

	Net Portfolio Value			Net Portfolio Value as a Percentage of Present Value of Assets
Change in Interest Rates (basis points)
	Estimated NPV	Amount of Change	Percent of Change	NPV Ratio	Change in Basis Points

	(Dollars in Thousands)

+200	$11,996	$(3,229)	(21)%	12.70%	(239	) basis points
0	15,225	—	—	15.09%	—	basis points
-200	16,762	1,537	10%	15.80%	71	basis points

          The table above indicates that at December 31, 2007, in the event of a 200 basis point decrease in interest rates, we would experience a 10% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 21% decrease in net portfolio value.

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

          The primary sources of investing activity are lending and the purchase of securities. Net loans amounted to $73.1 million and $67.5 million at December 31, 2007 and 2006, respectively. Securities available for sale totaled $1.5 million and $2.6 million at December 31, 2007 and 2006, respectively. Securities held to maturity totaled $21.2 million and $18.3 million at December 31, 2007 and 2006, respectively. In addition to funding new loan production and securities purchases through operating and financing activities, such activities were funded by principal repayments on existing loans and mortgage-backed securities.

          Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. At December 31, 2007, advances from the FHLB amounted to $23.6 million, and an additional $14.5 million borrowings are still available at the FHLB.

          The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. At December 31, 2007, the Bank has outstanding commitments to originate loans of $1,026,000. Certificates of deposit scheduled to mature in one year or less at December 31, 2007, totaled $36.1 million. Management believes that, based upon its experience and the Bank’s deposit flow history, a significant portion of such deposits will remain with the Bank.

          We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to board risk categories. At December 31, 2007, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

Contractual Obligations and Off-Balance Sheet Arrangements

          In the normal course of business, the Bank enters into off-balance sheet arrangements consisting of commitments to fund mortgage loans and lines of credit secured by real estate. For more information regarding these commitments, see Note 15 of the Notes to Consolidated Financial Statements.

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
Lincoln Park, New Jersey

          We have audited the accompanying consolidated statements of financial condition of Lincoln Park Bancorp and Subsidiary (the “Corporation”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lincoln Park Bancorp and Subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

          As discussed in Notes 13, the Corporation changed its method of accounting for Defined Benefit Pension and Other Postretirement Plans in 2006.

Beard Miller Company LLP
Pine Brook, New Jersey
March 25, 2008

LINCOLN PARK BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2007	2006

ASSETS

Cash and amounts due from depository institutions	$1,380,443	$1,228,459
Interest-bearing deposits	1,121,100	1,372,050

Cash and Cash Equivalents	2,501,543	2,600,509

Term deposits	295,347	189,771
Securities available for sale	1,521,150	2,573,628
Securities held to maturity (estimated fair value 2007 $21,113,423; 2006 $17,890,013)	21,242,614	18,334,915
Loans receivable, net of allowance for loan losses 2007 $187,000; 2006 $136,000	73,084,652	67,450,821
Premises and equipment	1,584,437	851,357
Federal Home Loan Bank of New York stock	1,194,700	1,121,400
Interest receivable	522,535	489,495
Other	718,462	358,258

Total Assets	$102,665,440	$93,970,154

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non-interest bearing deposits	$2,054,395	$768,473
Interest bearing deposits	62,912,303	57,075,421

Total Deposits	64,966,698	57,843,894

Advances from Federal Home Loan Bank of New York	23,552,000	21,978,331
Advance payments by borrowers for taxes and insurance	399,439	360,771
Other	601,459	542,848

Total Liabilities	89,519,596	80,725,844

STOCKHOLDERS’ EQUITY

Preferred stock; no par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock; $0.01 par value; 5,000,000 shares authorized; 1,851,500 shares issued; 1,825,845 outstanding at December 31, 2007; 1,851,500 shares outstanding at December 31, 2006.	18,515	18,515
Paid-in capital	7,557,515	7,484,694
Retained earnings	6,307,376	6,252,608
Treasury stock; 25,655 and 0 shares, at cost	(199,900)	—
Unearned ESOP shares	(327,501)	(346,861)
Accumulated other comprehensive loss	(210,161)	(164,646)

Total Stockholders’ Equity	13,145,844	13,244,310

Total Liabilities and Stockholders’ Equity	$102,665,440	$93,970,154

See notes to consolidated financial statements.

17

LINCOLN PARK BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2007	2006

INTEREST INCOME

Loans, including fees	$4,144,138	$3,845,732
Securities	1,124,611	1,062,363
Other interest-earning assets	56,924	56,937

Total Interest Income	5,325,673	4,965,032

INTEREST EXPENSE

NOW and money market	306,114	261,640
Savings and club	123,770	148,062
Certificates of deposit	1,750,027	1,066,422
Borrowings	942,338	1,099,983

Total Interest Expense	3,122,249	2,576,107

Net Interest Income	2,203,424	2,388,925

PROVISION FOR (RECOVERY OF) LOAN LOSSES	51,401	(22,384)

Net Interest Income after Provision for (Recovery of) Loan Losses	2,152,023	2,411,309

NON-INTEREST INCOME

Fees and service charges	103,045	88,451
Gain on calls of term deposits and securities held to maturity	—	500
Gain on sales of securities available for sale	15,256	9,612
Other	26,587	35,513

Total Non-Interest Income	144,888	134,076

NON-INTEREST EXPENSES

Salaries and employee benefits	982,727	855,109
Occupancy expense of premises	142,879	109,903
Equipment	301,072	247,474
Advertising	59,487	45,340
Federal insurance premium	7,037	6,973
Other	741,770	777,431

Total Non-Interest Expenses	2,234,972	2,042,230

Income before Income Taxes	61,939	503,155

INCOME TAXES	1,901	189,163

Net Income	$60,038	$313,992

NET INCOME PER SHARE - BASIC	$0.03	$0.18

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :
BASIC	1,784,454	1,792,115

NET INCOME PER COMMON SHARE:
DILUTED	$0.03	$0.17

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
DILUTED	1,784,912	1,794,648

See notes to consolidated financial statements.

18

LINCOLN PARK BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2007 and 2006

	Common Stock	Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Treasury Stock	Accumulated Other Comprehensive Loss	Total

BALANCE-DECEMBER 31, 2005	$18,515	$7,776,418	$5,982,726	$(366,220)	$—	$(23,901)	$13,387,538

Comprehensive income:
Net income			313,992				313,992
Other comprehensive income:
Realized gain on sale of securities available for sale, net of deferred income taxes of $3,851	—	—	—	—	—	(5,761)
Unrealized holding gain on securities available for sale, net of deferred income taxes of $15,440	—	—	—	—	—	23,102	17,341

Total Comprehensive Income							331,333

Adjustment to initially apply FASB No. 158, net of deferred income taxes of $105,390	—	—	—	—	—	(158,086)	(158,086)
Purchase of restricted Stock	—	(355,778)	—	—	—		(355,778)
Restricted stock earned	—	30,095	—	—	—	—	30,095
Stock options	—	33,959	—	—	—	—	33,959
Dividends paid	—	—	(40,882)	—	—	—	(40,882)
ESOP shares committed to be released	—	—	(3,228)	19,359	—	—	16,131

BALANCE-DECEMBER 31, 2006	18,515	7,484,694	6,252,608	(346,861)	—	(164,646)	13,244,310

Comprehensive income:
Net income			60,038				60,038
Other comprehensive income:
Realized gain on sale of securities available for sale, net of deferred income taxes of $6,102			—			(9,154)
Unrealized holding loss on securities available for sale, net of deferred income taxes $10,506	—	—	—	—	—	(45,776)

Directors’ reitirement plan, net of deferred taxes of $3,766	—	—	—	—	—	9,415	(45,515)

Total Comprehensive Income							14,523

ESOP shares committed to be released	—	—	(5,270)	19,360	—	—	14,090

Restricted stock earned	—	35,894	—	—	—	—	35,894

Stock options	—	36,927	—	—	—	—	36,927

Treasury stock purchased (25,655 shares)	—	—	—	—	(199,900)	—	(199,900)

BALANCE-DECEMBER 31, 2007	$18,515	$7,557,515	$6,307,376	$(327,501)	$(199,900)	$(210,161)	$13,145,844

See notes to consolidated financial statements.

19

LINCOLN PARK BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$60,038	$313,992
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	73,491	67,693
Amortization and accretion, net	108,981	33,551
Gain on sale of securities available for sale	(15,256)	(9,612)
Gain on calls of term deposits and securities held to maturity	—	(500)
Provision for (recovery of) loan losses	51,401	(22,384)
Increase in interest receivable	(33,040)	(41,323)
(Increase) decrease in other assets	(321,555)	4,876
Increase in accrued interest payable	799	15,600
Deferred income taxes (benefit)	(39,241)	(25,728)
Increase (decrease) in other liabilities	66,183	(15,753)
ESOP shares committed to be released	14,090	16,131
Restricted stock earned	35,894	30,095
Stock options	36,927	33,959

Net Cash Provided by Operating Activities	38,712	400,597

CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of term deposits	(397,000)	—
Proceeds from maturities and calls of term deposits	297,000	396,000
Purchases of securities available for sale	(417,172)	(87,418)
Proceeds from maturities and calls of securities available for sale	1,000,000	500,000
Principal repayments on securities available for sale	21,680	29,611
Proceeds from sales of securities available for sale	412,297	24,298
Purchases of securities held to maturity	(4,157,913)	(1,000,000)
Proceeds from maturities and calls of securities held to maturity	984,615	1,210,500
Principal repayments on securities held to maturity	187,710	271,796
Net increase in loans receivable	(5,721,473)	(1.082.697)
Additions to premises and equipment	(806,571)	(35.202)
Purchase of Federal Home Loan Bank of New York stock	(377,500)	(367.050)
Redemption of Federal Home Loan Bank of New York stock	304,200	510,150

Net Cash Provided by (Used in) Investing Activities	(8,670,127)	369,988

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposits	7,120,012	3,469,819
Proceeds of advances from the Federal Home Loan Bank of New York	68,400,000	87,900,000
Repayments of advances from the Federal Home Loan Bank of New York	(66,826,331)	(91,455,399)
Increase (decrease) in advance payments by borrowers for taxes and insurance	38,668	(4,014)
Dividends paid	—	(40,882)
Purchase of restricted stock	(199,900)	(355,778)

Net Cash (Used in) Provided by Financing Activities	8,532,449	(486,254)

Net (Decrease) Increase in Cash and Cash Equivalents	(98,966)	284,331

CASH AND CASH EQUIVALENTS – BEGINNING	2,600,509	2,316,178

CASH AND CASH EQUIVALENTS – ENDING	$2,501,543	$2,600,509

SUPPLEMENTARY CASH FLOWS INFORMATION
Income taxes paid	$52,774	$483,797

Interest paid	$3,121,450	$2,560,487

See notes to consolidated financial statements.

20

LINCOLN PARK BANCORP AND SUBSIDIARY

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

LINCOLN PARK BANCORP AND SUBSIDIARY

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

LINCOLN PARK BANCORP AND SUBSIDIARY

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

Goodwill

Goodwill at December 31, 2007, totaled $52,500 and consists of goodwill acquired in the branch acquisition completed by the Company in July 2007. The Company plans to test goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. The Company plans to utilize a two-step approach. The first step requires a comparison of the carrying value of the reporting unit to the fair value of the unit. The Company will estimate the fair value of the reporting unit through internal analyses and/or external valuation, which utilizes an income approach based on the present value of future cash flows. If the carrying value of the reporting unit exceeds its fair value, the Company will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of the reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

Concentration of Risk

The Savings Bank’s lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

LINCOLN PARK BANCORP AND SUBSIDIARY

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

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

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

LINCOLN PARK BANCORP AND SUBSIDIARY

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

LINCOLN PARK BANCORP AND SUBSIDIARY

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

	Years Ended December 31,

	2007	2006

Net Income	$60,038	$313,992

Basic weighted average shares outstanding	1,784,454	1,792,115
Plus: Common stock equivalents	458	2,533

Diluted weighted average number of shares outstanding	1,784,912	1,794,648

Earnings per share:
Basic	$0.03	$0.18

Diluted	$0.03	$0.17

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – BRANCH ACQUISITION

On July 16, 2007, the Savings Bank acquired the Montville, New Jersey branch location of another New Jersey savings institution. The Savings Bank acquired the building and furnishings and deposits of the location which totaled approximately $756,000 and $3,501,000, respectively. In connection with the acquisition, the Savings Bank recorded $52,500 in goodwill.

NOTE 3 - TERM DEPOSITS

	December 31,

	2007	2006

Due within one year	$295,347	$99,000
Due after one through five years	—	90,771

	$295,347	$189,771

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES AVAILABLE FOR SALE

	December 31, 2007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value

U.S. Government Agencies:
Due after five through ten years	$500,000	$—	$470	$499,530
Due after ten years	500,000	45	—	500,045

	1,000,000	45	470	999,575

Equity securities	521,331	22,169	83,682	459,818

Mortgage-backed securities:
Due after ten years	61,296	522	61	61,757

	$1,582,627	$22,736	$84,213	$1,521,150

	December 31, 2006

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value

U.S. Government Agencies:
Due after one through five years	$500,000	$—	$5,000	$495,000
Due after five through ten years	500,000	—	15,000	485,000
Due after ten years	1,000,000	—	18,000	982,000

	2,000,000	—	38,000	1,962,000

Equity securities	151,189	30,157	619	180,727

Mortgage-backed securities:
Due after ten years	82,730	900	—	83,630

Municipal bonds:
Due after one through five years	250,671	—	920	249,751
Due after five through ten years	100,000	—	2,480	97,520

	350,671	—	3,400	347,271

	$2,584,590	$31,057	$42,019	$2,573,628

At December 31, 2007 and 2006, all mortgage-backed securities held in the available for sale portfolio were issued by the Government National Mortgage Association (“GNMA”).

28

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

The age of unrealized losses and the fair value of related securities available for sale are as follows:

	Less than 12 Months		More than 12 Months		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2007:
U.S. Government Agencies	$—	$—	$499,530	$470	$499,530	$470
Equity securities	334,860	83,325	4,510	357	339,370	83,682
Mortgage-backed Securities	15,312	61	—	—	15,312	61

	$350,172	$83,386	$504,040	$827	$854,212	$84,213

December 31, 2006:
U.S. Government Agencies	$—	$—	$1,962,025	$38,000	$1,962,025	$38,000
Equity securities	—	—	9,112	619	9,112	619
Mortgage-backed Securities	—	—	—	—	—	—
Municipal bonds	249,748	920	97,515	2,480	347,263	3,400

	$249,748	$920	$2,068,652	$41,099	$2,318,400	$42,019

Management does not believe that any individual unrealized loss at December 31, 2007 and 2006, represents an other-than-temporary impairment. The unrealized losses at December 31, 2007 are related to one security issued by a U.S. government agency, one mortgage-backed security, and sixteen equity securities, and are due to changes in market conditions. Management has the intent and the Company has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

During the year ended December 31, 2007, sales of securities available for sale amounted to $412,000. The realized gain on securities available for sale was $9,154, net of deferred income taxes of $6,102. During the year ended December 31, 2006, sales of securities available for sale amounted to $24,298. The realized gain on securities available for sale was $5,761, net of deferred income taxes of $3,851.

29

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SECURITIES HELD TO MATURITY

	December 31, 2007

	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government Agencies:
Due after one through five years	$1,500,000	$340	$—	$1,500,340
Due after five years through ten years	4,265,385	1,790	2,924	4,264,251
Due after ten years	8,983,716	18,340	7,707	8,994,349

	14,749,101	20,470	10,631	14,758,940

Corporate bonds:
Due within one year	99,659	1,222	—	100,881
Due after one year through five years	254,398	—	24,398	230,000
Due after five years through ten years	450,000	727	—	450,727
Due after ten years	250,000	—	1,673	248,327

	1,054,057	1,949	26,071	1,029,935

Mortgage-backed securities:
Due within one year	276	6	—	282
Due after one year through five years	270	7	—	277
Due after five through ten years	12,046	323	—	12,369
Due after ten years	783,823	6,243	14,016	776,050

	796,415	6,579	14,016	788,978

Municipal bonds:
Due after five through ten years	185,000	4,005	—	189,005
Due after ten years	380,680	3,007	2,106	381,581

	565,680	7,012	2,106	570,586

Collateralized Mortgage Obligations
Less than one year	—	—	—	—
Due after one through five years	—	—	—	—
Due after five through ten years	—	—	—	—
Due after ten years	4,077,361	4,511	116,888	3,964,984

	4,077,361	4,511	116,888	3,964,984

	$21,242,614	$40,521	$169,712	$21,113,423

30

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SECURITIES HELD TO MATURITY (CONTINUED)

	December 31, 2006

	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government Agencies:
Due after one year through five years	$500,000	$—	$8,505	$491,495
Due after five years through ten years	4,350,000	—	79,492	4,270,508
Due after ten years	10,782,757	2,544	308,050	10,477,251

	15,632,757	2,544	396,047	15,239,254

Corporate bonds:
Due within one year	100,000	—	22	99,978
Due after one year through five years	354,923	1,793	13,150	343,566
Due after five years through ten years	200,000	—	14,000	186,000
Due after ten years	500,000	—	13,653	486,347

	1,154,923	1,793	40,825	1,115,891

Mortgage-backed securities:
Due within one year	149	4	—	153
Due after one year through five years	2,244	47	—	2,291
Due after five years through ten years	4,592	132	—	4,724
Due after ten years	974,520	5,854	21,258	959,116

	981,505	6,037	21,258	966,284

Municipal bonds:
Due after ten years	565,730	6,003	3,149	568,584

	$18,334,915	$16,377	$461,279	$17,890,013

At December 31, 2007 and 2006, all mortgage-backed securities in the held to maturity portfolio were issued by GNMA, the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”).

31

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SECURITIES HELD TO MATURITY (CONTINUED)

The age of unrealized losses and the fair value of related securities held to maturity are as follows:

	Less than 12 Months		More than 12 Months		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2007:
U.S. Government Agencies	$—	$—	$3,494,991	$10,631	$3,494,991	$10,631
Collateralized Mortgage Obligations	2,444,424	116,888	—	—	2,444,424	116,888
Corporate bonds	—	—	478,328	26,071	478,328	26,071
Mortgage-backed Securities	—	—	298,955	14,016	298,955	14,016
Municipal bonds	99,007	993	98,887	1,113	197,894	2,106

	$2,543,431	$117,881	$4,371,161	$51,831	$6,914,592	$169,712

December 31, 2006:
U.S. Government Agencies	$990,310	$9,690	$14,011,309	$386,357	$15,001,619	$396,047
Corporate bonds	99,978	22	914,848	40,803	1,014,826	40,825
Mortgage-backed securities	—	—	408,650	21,258	408,650	21,258
Municipal bonds	—	—	96,851	3,149	96,851	3,149

	$1,090,288	$9,712	$15,431,658	$451,567	$16,521,946	$461,279

Management does not believe that any individual unrealized loss at December 31, 2007 and 2006, represents an other-than-temporary impairment. At December 31, 2007, the unrealized losses on securities other than corporate bonds are related to six securities issued by U.S. government agencies, two securities issued by a municipal government, two mortgage-backed securities, and eighteen collateralized mortgage obligations. The unrealized losses on corporate bonds at December 31, 2007 relate to two investment grade securities having a weighted average coupon rate of 5.61% and a weighted average maturity of approximately seven years. Management believes that all unrealized losses are due to changes in interest rates. Management has the intent and the Company has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost. There were no sales of securities held to maturity during the year ended December 31, 2007 and 2006. Securities held to maturity with a carrying value of $39,000 and 41,000 at December 31, 2007 and 2006, respectively, were pledged to secure public funds on deposits.

32

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - LOANS RECEIVABLE

	December 31,

	2007	2006

Real estate mortgage:
One-to-four family	$46,583,577	$43,658,682
Multi-family	841,289	857,315
Commercial	1,721,082	1,913,269
Land	387,655	436,965

	49,533,603	46,866,231

Commercial business	665,763	—

Consumer:
Passbook or certificate	51,351	59,309
Home equity line of credit	4,748,645	5,304,328
Home equity	17,642,350	14,489,090
Automobile	155,016	217,771
Personal secured	123,113	394,025
Personal unsecured	174,885	87,734
Overdraft line of credit	23,993	26,744

	22,919,353	20,579,001

Total Loans	73,118,719	67,445,233

Deferred loan costs, net	153,133	141,588
Allowance for loan losses	(187,000)	(136,000)

	(33,867)	5,588

	$73,084,852	$67,450,821

Nonaccrual loans totaled approximately $431,000 and $158,000 at December 31, 2007 and 2006, respectively. Interest income recognized on these loans for the years ended December 31, 2007 and 2006, was approximately $10,000 and $15,000, respectively. Had these loans been performing in accordance with their original terms, interest income for the years ended December 31, 2007 and 2006, would have been approximately $24,000 and $17,000, respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

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

	Years Ended December 31,

	2007	2006

	(In Thousands)

Balance - beginning	$2,877	$3,575
Loans originated	1,054	257
Collections of principal	(671)	(360)
Loans to persons no longer associated	—	(595)

Balance - ending	$3,260	$2,877

The following is an analysis of the allowance for loan losses:

	Years Ended December 31,

	2007	2006

Balance - beginning	$136,000	$158,000
Provision charged (recovery credited) to operations	51,401	(22,384)
Loans charged off	(401)	(116)

Balance - ending	$187,000	$136,000

NOTE 7 - PREMISES AND EQUIPMENT

	December 31,

	2007	2006

Land	$745,224	$82,881

Buildings and improvements	1,440,622	1,346,746
Accumulated depreciation	(725,587)	(692,323)

	715,035	654,423

Furniture, fixtures and equipment	834,001	783,648
Accumulated depreciation	(709,823)	(669,595)

	124,178	114,053

	$1,584,437	$851,357

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INTEREST RECEIVABLE

	December 31,

	2007	2006

Loans, net of allowance for uncollectible interest 2007 $22,400 2006 $9,500	$322,427	$298,779
Securities	199,956	190,613
Other interest-earning assets	152	103

	$522,535	$489,495

NOTE 9 - DEPOSITS

	December 31,

	2007		2006

	Weighted Average Rate	Amount	Weighted Average Rate	Amount

Demand:
Non-interest bearing	0.00%	$2,054,395	0.00%	$768,473
NOW and money market	2.24	12,112,535	2.13	11,087,471

	1.76	14,166,930	1.99	11,855,944

Savings and club	1.01	11,616,644	1.01	13,182,249

Certificates of deposit	4.69	39,183,124	4.62	32,805,701

	3.50%	$64,966,698	3.26%	$57,843,894

At December 31, 2007 and 2006, certificates of deposit of $100,000 or more totaled approximately $9,999,000 and $7,365,000, respectively. Individual deposits in excess of $100,000 may not be insured by the Federal Deposit Insurance Corporation.

The scheduled maturities of certificates of deposit were as follows (in thousands):

	December 31,

	2007	2006

One year of less	$36,124	$28,347
After one year to three years	2,807	4,130
After three years	252	329

	$39,183	$32,806

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

	December 31,

	2007		2006

	Weighted Average Rate	Amount	Weighted Average Rate	Amount

Within one year	4.08%	$13,120,057	5.12%	$6,500,000
After one but within two years	3.69	2,823,285	3.75	8,580,694
After two but within three years	4.19	400,313	3.,47	2,948,251
After three but within four years	4.24	1,215,869	4.19	568,418
After four but within five years	4.59	4,291,146	4.24	1,515,000
After five but within six years	4.03	781,368	—	—
After six but within seven years	—	—	4.03	899,364
After seven but within eight years	—	—	—	—
After eight years	5.31	919,963	5.31	966,605

	4.18%	$23,552,000	4.24%	$21,978,331

At December 31, 2007, none of the above advances were subject to early call or redemption features.

At December 31, 2007 and 2006, the advances were secured by a pledge of the Savings Bank’s investment in the capital stock of the FHLB and a blanket assignment of the Savings Bank’s unpledged qualifying mortgage loans in the amount of $37.8 million. At December 31, 2007, $14.5 million in additional borrowings are still available from the FHLB.

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

	December 31,

	2007	2006

	(In Thousands)

GAAP capital	$9,499	$9,393
Unrealized loss on securities available for sale	—	24
Other comprehensive loss - DRP	149	158
Goodwill	(52)	—
Unrealized loss on equity securities	(16)	—

Core and tangible capital	9,580	9,575
General valuation allowance	187	136

Total Regulatory Capital	$9,767	$9,711

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

	(Dollars in Thousands)

As of December 31, 2007
Total risk-based capital (to risk-weighted assets)	$9,767	17.55%	$	≥4,451	≥8.0%	$	≥5,564	≥	10.0%
Tier 1 capital (to risk-weighted assets)	9,580	17.22		≥2,226	≥4.0		≥3,338	≥	6.0
Tier 1 capital (to average assets)	9,580	9.60		≥3,994	≥4.0		≥4,992	≥	5.0

As of December 31, 2006
Total risk-based capital (to risk-weighted assets)	$9,711	19.33%	$	≥4,019	≥8.0%	$	≥5,024	≥	10.0%
Tier 1 capital (to risk-weighted assets)	9,575	19.06		≥2,010	≥4.0		≥3,015	≥	6.0
Tier 1 capital (to average assets)	9,575	10.37		≥3,692	≥4.0		≥4,615	≥	5.0

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

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES

The Savings Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and, therefore, must calculate its bad debt deduction using either the experience or the specific charge off method. Retained earnings at December 31, 2007 and 2006, includes approximately $730,000 of such bad debt, for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended December 31, 2007. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Income. The Company did not recognize any interest and penalties for the year ended December 31, 2007. The tax years subject to examination by the taxing authorities are the years ended December 31, 2006, 2005, 2004 and 2003.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” “(FSP FIN 48-1)”. FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for purposes of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

The components of income taxes are summarized as follows:

	Years Ended December 31,
	2007	2006

Current income tax expense:
Federal	$34,437	$169,485
State	6,705	45,406

	41,142	214,891

Deferred income tax expense (benefit):
Federal	(30,085)	(19,486)
State	(9,156)	(6,242)

	(39,241)	(25,728)

	$1,901	$189,163

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,

	2007	2006

Deferred income tax assets:
Allowance for loan losses	$70,960	$62,566
Deferred loan fees and costs	1,139	1,497
Unrealized loss on securities available for sale	—	4,404
Benefit plans	38,032	23,087
Stock compensation plans	27,520	19,009
DRP – other comprehensive loss	99,116	105,390

	236,767	215,953

Deferred income tax liabilities:
Depreciation	66,850	72,622
Capitalized interest	7,232	9,795
Unrealized gain on securities available for sale	14	—
Goodwill	586	—

	74,682	82,417

Net Deferred Tax Assets Included in Other Assets	$162,085	$133,536

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended December 31,
	2007	2006

Federal income tax expense	$21,059	$171,073
Increases (reductions) in income taxes resulting from:
New Jersey corporate business tax, net of federal income tax effect	(1,617)	25,848
Tax exempt income	(7,451)	(9,364)
Surtax	(11,750)	—
Other items, net	1,660	1,606

Effective Income Tax	$1,901	$189,163

Effective income tax rate	3.07%	37.6%

NOTE 13 - BENEFIT PLANS

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

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - BENEFIT PLANS (CONTINUED)

ESOP (Continued)

The ESOP is accounted for in accordance with Statement of Position 93-6 “Accounting for Employee Stock Ownership Plans,” which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $14,090 and $16,131 for the years ended December 31, 2007 and 2006, respectively.

The ESOP shares were as follows:

	December 31,

	2007	2006

Shares committed to be released	5,253	3,549
Unreleased shares	28,815	30,519

Total ESOP Shares	34,068	34,068

Fair value of unreleased shares	$172,890	$286,879

Stock-Based Incentive Plan

The Company’s shareholders approved the Stock-Based Incentive Plan at a special shareholders meeting held on December 22, 2005. The types of awards that may be granted under the Plan are Stock Options and Restricted Stock Awards.

Restricted Stock Awards

Restricted Stock Awards under the Stock-Based Incentive Plan are granted in the form of whole shares of Company common stock, and vest in five annual installments (20% annually from date of grant) to outside directors, and seven annual installments (14.3% annually from date of grant) to officers. The Restricted Stock awards become fully vested upon the death or disability of the holder.

The following is a summary of the status of the Company’s restricted shares for the years ended December 31, 2007 and 2006.

	Directors		Employees

	Restricted shares	Weighted Average Grant Date Fair Value	Restricted shares	Weighted Average Grant Date Fair Value	Total Restricted Shares

Non-vested as of December 31, 2005	13,605	$8.90	5,100	$8.90	18,705
Granted during 2006	—	—	3,000	9.12	3,000
Forfeited during 2006	—	—	(1,500)	8.90	(1,500)
Vested during 2006	(2,725)	8.90	(590)	9.00	(3,315)

Non-vested as of December 31, 2006	10,880	8.90	6,010	9.00	16,890
Granted during 2007	—	—	3,000	7.00	3,000
Forfeited during 2007	—	—	—	—	—
Vested during 2007	(2,720)	8.90	(1,384)	8.37	(4,104)

Non-vested as of December 31, 2007	8,160	$8.90	7,626	$8.33	15,786

41

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - BENEFIT PLANS (CONTINUED)

Restricted Stock Awards (Continued)

At December 31, 2007, expected future compensation to be amortized from restricted stock awards was $143,000.

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

A summary of stock option activity and related information is as follows:

	Number of Option Shares	Range of Exercise Price	Weighted Average Exercise Price

December 31, 2005	66,520	$8.90	$8.90

Options granted	7,500	$9.00	$9.00
Options exercised	—	—	—
Options cancelled	(10,000)	$8.90	$8.90

December 31, 2006	64,020	$8.90 – $9.00	$8.91

Options granted	3,000	$7.00	$7.00
Options exercised	—	—	—
Options cancelled	—	—	—

December 31, 2007	67,020	$7.00 – $9.00	$8.83

During the years ended December 31, 2007 and 2006, The Company recorded $36,927 and $33,959, respectively of stock option expense.

42

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - BENEFIT PLANS (CONTINUED)

Stock Options (Continued)

The weighted average grant date fair value of the options granted during the years ended December 31, 2007 and 2006 was $2.49 and $3.06 respectively, following the underlying assumptions.

	December 31,

	2007	2006

Weighted average grant-date fair value per share	$2.49	$3.06
Expected common stock dividend yield	—%	—%
Expected volatility	24.62%	19.28%
Expected option life	7.0 years	7.0 years
Risk-free interest rate	3.67%	4.52%

The expected volatility was based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards were based on the U.S. Treasury yield curve in effect at the time of the grant.

The expected life was based on historical exercise experiences. The dividend yield assumption was based on the Bank’s expectation of dividend payouts.

A summary of the status of the Company’s non-vested options as of December 31, 2006, and the changes during the twelve months ended December 31, 2007 is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value

Non-vested at December 31, 2006	54,002	$3.34

Granted	3,000	$2.49
Vested	(11,090)	$3.35

Non-vested at December 31, 2007	45,912	$3.28

Expected future compensation expense relating to the 45,912 non-vested options outstanding at December 31, 2007 is $147,574, over a weighted average period of 8.2 years. The total fair value of shares vested during the year ended December 31, 2007 was $66,534.

43

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - BENEFIT PLANS (CONTINUED)

Stock Options (Continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2007.

Options Outstanding					Options Exercisable

Year	Number Outstanding	Range of Exercise Price	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years

2006	64,020	$8.90-$9.00	8.3	$8.91	10,018	$8.90	8

2007	3,000	$7.00	10	$7.00	11,090	$8.91	8.2

	67,020	$7.00-$9.00	8.2	$8.83	21,108	$8.91	8.2

At December 31, 2007, the intrinsic value of stock options outstanding and stock options exercisable amounted to $0 and $0, respectively. At and for the year ended December 31, 2007, there were 21,108 stock options outstanding that would have an anti-dilutive effect on outstanding shares if exercised.

44

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - BENEFIT PLANS (CONTINUED)

Director Retirement Plan (“DRP”)

Effective March 1, 2006, the Savings Bank implemented the DRP. This plan is a non-contributory defined benefit pension plan covering all the directors meeting eligibility requirements as specified in the plan document. The DRP is accounted for under SFAS 132 and SFAS 158. The following table sets forth the funded status of the DRP at December 31, 2007 and December 31, 2006, and components of net periodic expense for the year then ended:

	December 31,

	2007	2006

Benefit Obligation - beginning	$318,976	$—
Plan amendments (Plan inception)	—	304,672
Service cost	9,764	16,937
Interest cost	19,536	14,600
Actuarial loss (gain)	13,027	(17,233)

Benefit Obligation - ending	$361,303	$318,976

Funded Status – Accrued liability included in other liabilities	$361,303	$318,976

Discount Rate	6.500%	6.125%

Net periods pension expense:
Service Cost	$9,764	$16,937
Interest Cost	19,536	14,600
Amortization of unrecognized prior service liability	28,716	23,930

Total pension expense included in Other Non-Interest Expenses	$58,016	$55,467

Discount Rate	6.125%	5.75%

At December 31, 2007, $247,787 ($148,671 net of $99,116 of related deferred income tax assets) and December 31, 2006, $263,476 ($158,086 net of $105,390 of related deferred tax assets) in prior service cost reflected in the above table has been recorded in Accumulated Other Comprehensive Loss. Approximately $28,716 of that amount is expected to be included in pension expense in 2008.

Benefit payments, which reflect expected future service as appropriate, are expected to be paid for the years ended December 31, as follows:

2008	$—
2009	6,577
2010	9,338
2011	11,784
2012	15,081
2013 – 2017	178,332

$221,112

45

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - OTHER NON-INTEREST EXPENSES

	Years Ended December 31,

	2007	2006

Directors’ compensation	$222,900	$260,350
Legal	80,763	121,789
Auditing and accounting services	109,356	100,992
Stationery and printing	46,061	59,593
Other	282,690	234,707

	$741,770	$777,431

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

The Savings Bank’s outstanding commitments were as follows:

	December 31,

	2007	2006

	(In Thousands)

To originate loans:
Construction	$350	—
Fixed rate mortgage	—	$454
Adjustable rate mortgage	515	—
Home equity line	158	455
Consumer	3	—

To fund lines of credit:
Home equity	8,835	8,690
Overdraft	84	77

To fund letters of credit	49	—

At December 31, 2007, fixed rate mortgage commitments were at interest rates of 5.74% to 6.125%; construction loan commitments were at an interest rate of 8.25%; adjustable rate mortgage commitments were at interest rates of 6.00% to 7.00%; and lines of credit commitments had initial rates ranging from 5.99% to prime minus 1.0%.

46

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

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

At December 31, 2007, the Savings Bank had issued two standby letters of credit to Montville Township in the amounts of $22,600 and $26,000. The letters were issued as a guarantee against possible future improvements required by the municipality with regard to the site plan waiver granted to the Bank for its Montville branch.

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

47

LINCOLN PARK BANCORP AND SUBSIDIARY

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

As of December 31, 2007 and 2006, the fair value of the commitments to extend credit were not considered to be material.

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying values and estimated fair values of financial instruments were as follows:

	December 31,

	2007		2006

	Carrying Value	Fair Value	Carrying Value	Fair Value

	(In Thousands)

Financial assets:
Cash and cash equivalents	$2,502	$2,502	$2,601	$2,601
Term deposits	295	295	190	190
Securities available for sale	1,521	1,521	2,574	2,574
Securities held to maturity	21,243	21,113	18,335	17,890
Loans receivable, net	73,085	74,307	67,451	67,392
Federal Home Loan Bank of New York stock	1,195	1,195	1,121	1,121
Interest receivable	523	523	489	489

Financial liabilities:
Deposits	64,967	60,936	57,844	57,897
Advances from the Federal Home Loan Bank of New York	23,552	23,772	21,978	22,017

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

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss included in stockholders’ equity are as follows:

	December 31,

	2007	2006

	(In Thousands)

Net unrealized loss on securities available for sale	$(61)	$(11)
Tax effect	—	4

Net of tax amount	(61)	(7)

Pension amounts under SFAS No. 158	(248)	(263)
Tax effect	99	105

Net of tax amount	(149)	(158)

Accumulated other comprehensive loss	$(210)	$(165)

The components of other comprehensive income and their related tax effects are presented in the following table:

	Years Ended December 31,

	2007	2006

	(In Thousands)

Unrealized holding gains (losses) available for sale:
Unrealized holding gains (losses) arising during the year	$(35)	$38
Reclassification adjustment for gains included in net income	(15)	(9)

Net unrealized gains (losses) on securities available for sale	(50)	29

Defined benefit pension plan:
Pension gain	(13)	—
Prior service cost	28	—

Net change in defined benefit pension plan accrued expense	15	—

Other comprehensive income (loss) before taxes	(35)	29
Tax effect	(10)	12

Other comprehensive (loss) income	$(45)	$17

50

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Lincoln Park Bancorp (Parent company only):

STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2007	2006

Assets
Cash and due from banks	$445,422	$752,220
Term deposits	99,000	99,000
Securities available for sale	375,757	180,727
Securities held to maturity	2,383,626	2,444,692
Loan receivable from the Savings Bank	356,959	366,527
Interest receivable	33,401	33,745
Investment in subsidiary	9,499,132	9,392,868
Other assets	178	12,912

Total Assets	$13,193,475	$13,282,691

Liabilities and Stockholders’ Equity
Other liabilities	$47,631	$38,381
Stockholders’ equity	13,145,844	13,244,310

Total Liabilities and Stockholders’ Equity	$13,193,475	$13,282,691

51

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME

	Years Ended December 31,

	2007	2006

Dividend from Bank	$—	$350,000
Interest income	192,280	174,946
Non-interest income	18,541	9,616

Total income	210,821	534,562

Non-interest expenses	138,433	161,683

Income before Income Tax and Equity in Undistributed Earnings of Subsidiary	72,388	372,879

Income tax	13,916	4,072

Income before Equity in Undistributed Earnings of Subsidiary	58,472	368,807

Equity in undistributed earnings (loss) of subsidiary	1,566	(54,815)

Net Income	$60,038	$313,992

52

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2007	2006

Cash Flows from Operating Activities
Net income	$60,038	$313,992
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in interest receivable	344	729
Increase in other liabilities	14,327	13,901
Gain on sale of securities available for sale	(18,387)	(9,612)
Decrease (increase) in other assets	19,456	(12,913)
Equity in undistributed (earnings) loss in subsidiary	(1,566)	54,815

Net Cash Provided by Operating Activities	74,212	360,912

Cash Flows from Investing Activities
Purchases of term deposits	(297,000)	—
Proceeds from maturities of term deposits	297,000	396,000
Purchases of securities available for sale	(317,172)	(87,418)
Proceeds from sales of securities available for sale	65,428	24,298
Principal repayments on securities held to maturity	61,066	95,656
Decrease in loan receivable from Savings Bank	9,568	9,826

Net Cash (Used in) Provided by Investing Activities	(181,110)	438,362

Cash Flows from Financing Activities
Cash dividends paid	—	(40,882)
Purchase of treasury stock	(199,900)	—
Purchase of restricted stock	—	(355,778)

Net Cash Used in Financing Activities	(199,900)	(396,660)

Net (Decrease) Increase in Cash and Cash Equivalents	(306,798)	402,614

Cash and Cash Equivalents - Beginning	752,220	349,606

Cash and Cash Equivalents - Ending	$445,422	$752,220

53

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended

	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007

	(In Thousands, Except for Share and Per Share Amounts)

Interest income	$1,256	$1,316	$1,361	$1,394
Interest expense	728	763	806	827

Net Interest Income	528	553	555	567

Provision for loan losses	7	44	—	—

Net Interest Income after Provision for Loan Losses	521	509	555	567

Non-interest income	32	39	42	32
Non-interest expenses	504	525	596	609

Income (loss) before Income Taxes	49	23	1	(10)

Income taxes (benefit)	14	7	(12)	(6)

Net Income (loss)	$35	$16	$13	$(4)

Net income (loss) per common share-basic	$0.02	$0.01	$0.01	$(0.01)

Weighted average number of common shares outstanding - basic	1,788,080	1,788,506	1,788,362	1,772,945

Net income (loss) per common share-diluted	$0.02	$0.01	$0.01	$—

Weighted average number of common shares outstanding - diluted	1,789,315	1,788,506	1,788,362	1,773,111

54

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

	Quarter Ended

	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006

	(In Thousands, Except for Share and Per Share Amounts)

Interest income	$1,182	$1,232	$1,258	$1,293
Interest expense	559	627	676	715

Net Interest Income	623	605	582	578

Provision for loan losses	3	—	(1)	(25)

Net Interest Income after Provision for Loan Losses	620	605	583	603

Non-interest income	33	24	30	46
Non-interest expenses	514	476	533	518

Income before Income Taxes	139	153	80	131

Income taxes	53	58	27	51

Net Income	$86	$95	$53	$80

Net income per common share - basic and diluted	$0.05	$0.05	$0.03	$0.04

Weighted average number of common shares outstanding - basic and diluted	1,819,490	1,794,046	1,783,985	1,784,413

Net income per common share – diluted	$0.05	$0.05	$0.03	$0.04

Weighted average number of common shares outstanding - diluted	1,824,558	1,798,922	1,786,067	1,784,413

55

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - RECENT ACCOUNTING PRONOUNCEMENTS

FAS 157

In September 2006, the FASB issued SFAS Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of SFAS Statement No. 157 on our consolidated financial condition, results of operations and cash flows.

FSP 157 – b

In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statements No. 157,” that would permit a one-year deferral in applying the measurement provision of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Company is currently evaluating the impact, if any, that the adoption of FSP 157-b will have on the Company’s operating income or net earnings.

SAB 109

Staff Accounting Bulletin No. 109 (SAB 109), “Written Loan Commitments Recorded at Fair Value Through Earnings” expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff’s views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, ”Application of Accounting Principles to Loan Commitments.” Specifically, the SAB revises the SEC staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect SAB 109 to have a material impact on its consolidated financial statements.

56

LINCOLN PARK BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

SAB 110

Staff Accounting Bulletin No. 110 (SAB 110) amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. SAB 110 is effective January 1, 2008. The Company does not expect SAB 110 to have a material impact on its financial statements.

FASB Statement No. 141 (R)

FASB Statement No. 141 (R) “Business Combinations” was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. This new pronouncement will impact the Company’s accounting for business combinations completed beginning January 1, 2009.

EITF 06-11

In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 stats that an entity should recognize a realized tax benefit associated with dividends on non-vested equity shares, non-vested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital. The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007. The Company expects that EITF 06-11 will not have an impact on its consolidated financial statements.

57

LINCOLN PARK BANCORP AND SUBSIDIARY

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Stanford Stoller
Chairman of the Board
Principal Consultant in the Insurance Industry Sector of IBM

Edith M. Perrotti
Vice Chairperson of the Board
Retired, former Senior Vice President of Lincoln Park Savings

David G. Baker
Part owner of Lincoln Park Hardware

John F. Feeney
Attorney at Law, Feeney & Dixon, L.L.P.

Henry Fitschen
Public Accountant

Advisory Director

William H. Weisbrod
Senior Vice President-Investments with Wachovia Securities

Executive Officers

David G. Baker
President and Chief Executive Officer

Nandini S. Mallya
Vice President, Treasurer, and Chief Financial Officer

Nancy M. Shaw
Vice President and Corporate Secretary

58

LINCOLN PARK BANCORP AND SUBSIDIARY

STOCKHOLDER INFORMATION

Annual Meeting
The Annual Meeting of Stockholders will be held at the Lincoln Park PAL Community Center,
10 Boonton Turnpike, Lincoln Park, New Jersey on May 1, 2008 at 10:00 A.M.

Stock Listing
Over-the-Counter Bulletin Board under the symbol “LPBC”

Counsel
Feeney & Dixon, L.L.P.
512 Newark Pompton Turnpike
Pompton Plains, New Jersey 07444

Special Counsel
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 400
Washington, DC 20015

Independent Registered Public Accounting Firm
Beard Miller Company LLP
55 US Highway 46 West
Pine Brook, New Jersey 07058

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948

Please contact our transfer agent directly for assistance in changing your address, elimination of duplicate mailing, transferring stock, or replacing lost, stolen or destroyed stock certificates.

Annual Report on Form 10-KSB
A copy of the Company’s Form 10-KSB for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, is available without charge to stockholders by written request to the Company. It may also be accessed on our website at: www.lincolnparksavings.com

59

LINCOLN PARK BANCORP AND SUBSIDIARY

MARKET INFORMATION

The Company’s Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol “LPBC”.

The following table sets forth the range of the high and low prices of the Company’s Common Stock for each quarterly period during the last two fiscal years. Prices are inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The Company paid a special cash dividend of $.05 per share on March 16, 2006 to stockholders of record as of March 2, 2006.

Quarter Ended	High	Low	Dividends

March 31, 2006	$10.10	$8.85	$.05

June 30, 2006	$10.05	$9.50	—

September 30, 2006	$9.70	$9.10	—

December 31, 2006	$9.48	$8.75	—

March 31, 2007	$10.00	$8.65	—

June 30, 2007	$9.00	$8.36	—

September 30, 2007	$8.50	$7.30	—

December 31, 2007	$8.00	$6.00	—

As of December 31, 2007, there were 1,825,845 shares of Lincoln Park Bancorp common stock outstanding.

60